Exhibit 10.1

SECURITIES PURCHASE OPTION AGREEMENT
BY AND AMONG
CRYOLIFE, INC.,
ENDOSPAN LTD.,
THE SECURITYHOLDERS LISTED ON SCHEDULE 1 HERETO, AND
SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS THE SECURITYHOLDER REPRESENTATIVE

Dated as of September 11, 2019

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6.6	Organization of the Company	19
6.7	Restrictions on Business Activities	19
6.8	Title to Assets; Absence of Liens and Encumbrances	19
6.9	Intellectual Property	19
6.10	Related Party Transactions	24
6.11	Health Care Legal Compliance	25
6.12	Litigation and Investigations	25
6.13	Compliance with Laws	25
6.14	Brokers’ and Finders’ Fees	26
6.15	Disclosure	26
6.16	Horizon Documentation	26

ARTICLE VII	ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE COMPANY	26
7.1	Corporate and Business Records	26
7.2	Allocation of Acquisition Consideration	26
7.3	Company Financial Statements	26
7.4	No Undisclosed Liabilities	27
7.5	No Changes	27
7.6	Internal Controls	30
7.7	Title to Properties	30
7.8	Agreements, Contracts and Commitments	30
7.9	Company Authorizations	31
7.10	Anti-Corruption and Anti-Bribery Compliance; Export and Import Control Laws	31
7.11	Environmental Matters	32
7.12	Employee Benefit Plans and Compensation	32
7.13	Insurance	35
7.14	Bank Accounts, Letters of Credit and Powers of Attorney	35
7.15	Customers and Suppliers	35
7.16	Warranties to Customers	36
7.17	Company Products	36
7.18	Sufficiency of Assets	37
7.19	Tax Matters	37

ARTICLE VIII	REPRESENTATIONS AND WARRANTIES OF BUYER	42
8.1	Organization, Standing and Power	42
8.2	Authority	42
8.3	No Conflict	42
8.4	Consents	43
8.5	Securities Laws	43
8.6	Brokers’ and Finders’ Fees	43

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ARTICLE IX	ADDITIONAL AGREEMENTS	43
9.1	Preservation of Business	43
9.2	Exclusivity	46
9.3	Confidentiality	47
9.4	Expenses	48
9.5	Company Debt, Company Cash and Adjustment Items	48
9.6	Public Disclosure	49
9.7	Consents	49
9.8	FDA Steering Committee	50
9.9	Additional Documents and Further Assurances; Commercially Reasonable Efforts	50
9.10	Tax Matters	52
9.11	Indemnification of Officers and Directors	55
9.12	Securityholder Release	55
9.13	Joinder by Securityholders Not Originally Party to this Agreement; Asset Sale	56
9.14	Restrictions on Other Share Transfers and Issuances	57
9.15	Escrow Agent	58

ARTICLE X	CONDITIONS TO THE ACQUISITION	58
10.1	Conditions to Obligations of Each Party to Effect the Acquisition	58
10.2	Conditions to the Obligations of Buyer	58
10.3	Conditions to Obligations of the Company and the Securityholders	61
10.4	The Closing	61

ARTICLE XI	SURVIVAL, INDEMNIFICATION, AND ESCROW ARRANGEMENTS	62
11.1	Survival of Representations, Warranties and Covenants	62
11.2	Indemnification	64
11.3	Escrow Arrangements	66
11.4	Indemnification Claims	68
11.5	Securityholder Representative	72
11.6	Limitations on Indemnification; Maximum Payments; Remedy	75
11.7	Purchase Price Adjustments	76
11.8	Sole Remedy	76
11.9	Termination	77

ARTICLE XII	AMENDMENT AND WAIVER	78
12.1	Amendment	78
12.2	Extension; Waiver	78

ARTICLE XIII	GENERAL PROVISIONS	78
13.1	Notices	78
13.2	Interpretation	80
13.3	Counterparts	80
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13.4	Entire Agreement; Assignment	80
13.5	Severability	80
13.6	Other Remedies; Specific Performance	80
13.7	Governing Law; Venue; Jury Trial Waiver	81
13.8	Rules of Construction	81
13.9	Third Party Beneficiaries	83
13.10	No Recourse; Certain Limitations on Remedies	83

Schedules:
Schedule 1	Securityholders
Schedule 2	Company Products
Schedule 3	List of Securityholder Non-Competition Agreements
Schedule 4	Defined Terms
Schedule 5	Excluded Contracts
Schedule 6	Third Party Consents and Notices
Schedule 7	Liens to be Released
Schedule 8	Contracts to be Terminated
Schedule 9	Contracts to be Amended
Schedule 10	Special Indemnification Matters
Schedule 11(1)	Horizon Assets sold under the Horizon Documentation
Schedule 11(2)	Horizon Assets licensed under the Horizon Documentation

Exhibits:
Exhibit A-1	Form of Securityholder Non-Competition Agreement (Employee Securityholders)
Exhibit A-2	Form of Securityholder Non-Competition Agreement (Non-Employee Securityholders)
Exhibit B	Form of Amended and Restated Articles of Association
Exhibit C	Form of Shareholders Resolution
Exhibit D	Form of Board Resolution
Exhibit E	Opinions to be Included in Company Counsel Opinion

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SECURITIES PURCHASE OPTION AGREEMENT
This SECURITIES PURCHASE OPTION AGREEMENT (the “Agreement”) is made and entered into as of September 11, 2019 (the “Effective Time”) by and among CryoLife, Inc., a Florida corporation (“Buyer”), Endospan Ltd., an Israeli corporation (the “Company”), the securityholders of the Company listed on Schedule 1 hereto (together with any additional holder of Company Securities that becomes a party to this Agreement by executing and delivering a Joinder pursuant to Section 9.13(a), below, the “Securityholders”), and Shareholder Representative Services LLC, solely in its capacity as the representative, agent and attorney-in-fact of the Securityholders pursuant to Section 11.5 (the “Securityholder Representative”). Each Person noted above is referred to as a “Party” and collectively as the “Parties”, and references to Schedules and Exhibits refer to the Schedules and Exhibits attached to this Agreement, unless otherwise noted.
RECITALS
A.    The Company designs, develops, markets and sells innovative products that significantly advance the treatment of aortic instability (the “Business”), including the Company Products (as defined in this Agreement), all of which are listed and described in Schedule 2.
B.    Concurrently herewith, Buyer and the Company are entering into an agreement providing Buyer or a Subsidiary designated by Buyer the exclusive right to distribute the Nexus™ Aortic Arch Stent Graft System in certain countries (the “Distribution Agreement”).
C.    Also concurrently with the execution and delivery of this Agreement, Buyer and the Company are entering into a Loan Agreement (the “Loan Agreement”), pursuant to which Buyer undertakes to extend a loan to the Company and the Company shall borrow from Buyer up to $15 million (the “Buyer Loan”), which is to be funded in tranches, the proceeds of which are to be used primarily for the Company obtaining U.S. Food and Drug Administration (“FDA”) approval of the Nexus™ Aortic Arch Stent Graft System indicated for the endovascular treatment of thoracic aortic diseases involving the aortic arch with proximal landing zone in the ascending aorta and the Brachiocephalic artery or for other indications (“FDA Approval”) and for working capital needs for purposes of commercializing the Nexus Product within the territory described in Exhibit B to the Distribution Agreement.
D.    In connection with the Buyer Loan and the Company’s other obligations pursuant to this Agreement, the Company is entering into a debenture pursuant to which the Company grants Buyer a perfected security interest in all of the Company’s assets (other than the Horizon Assets) (the “Debenture”), which shall be junior in priority with respect to the charge on the Company’s assets that the Company granted to JLL in connection with the JLL Loan.
E.    In addition, in further consideration for the Buyer Loan, (a) the Company desires to issue to Buyer, and Buyer desires to obtain, the Veto Share, and (b) the Company and the Securityholders desire to grant, and Buyer desires to obtain, an option for Buyer or one of its Affiliates to purchase either (i) 100% of the Company’s Company Securities (as defined in this Agreement) (except for the Company Options (as defined below), which are to be cancelled pursuant to Section 3.2) at the time of the Closing (as defined below) or (ii) if the Company is unable to cause the sale of 100% of the Company Securities (except for the Company Options, which are to be cancelled pursuant to Section 3.2) to Buyer or one of its Affiliates, 100% of the Acquired Assets (as defined below) (the “Buyer Option”) (such acquisition of the Company Securities or the Acquired Assets, as applicable, the “Acquisition”) in exchange for the Acquisition Consideration.
F.    The Securityholders are as of the date of this Agreement and will be (together with any new holders of Company Securities who execute joinders to become Securityholders) as of immediately prior to the Closing the holders of all outstanding Company Securities. Upon the Closing, subject to the terms and conditions set forth in this Agreement, Buyer will pay the Paying Agent (which, for the avoidance of doubt, will be the Trustee with respect to the 102 Options) the Closing Consideration and become obligated to pay the Additional Consideration, subject to adjustments set forth in this Agreement and reduced by the Indemnity Escrow Amount and the Adjustment Escrow Amount described below, to be allocated among the Securityholders in accordance with the Company’s Articles of Association, then in effect, as shall be described in the Consideration Schedule (as defined below).
G.    As a condition to the Closing (as defined below), Buyer, the Securityholder Representative and U.S. Bank, N.A., in its capacity as escrow agent (the “Escrow Agent”), shall enter into an escrow agreement in a form to be mutually agreed upon by Buyer and the Securityholder Representative (the “Escrow Agreement”), to be effective as of the Closing Date, and a portion of the cash consideration otherwise payable in connection with the Acquisition shall be placed in one or more escrow accounts pursuant to the Escrow Agreement as partial security for any amounts payable for indemnification claims and other payment obligations, as described in this Agreement.
H.    Contemporaneously with the execution and delivery of this Agreement, as a material inducement to Buyer to enter into this Agreement, (i) certain of the Securityholders listed in Schedule 3 are entering into a Contract not to compete with the Business or solicit employees or customers of the Business in substantially the form of Exhibit A-1, with respect to Securityholders who are employees of the Company; or Exhibit A-2, with respect to Securityholders who are not employees of the Company (as applicable, the “Securityholder Non-Competition Agreement”) each to be effective as of the Closing Date, and (ii) the Company’s shareholders who are required to approve an amendment and restatement to the Company’s Articles of Association pursuant to applicable Law and the Company’s prior Articles of Association have approved an amendment and restatement of the Company’s Articles of Association as set forth in Exhibit B (the “Restated Articles”), which are effective as of the date of this Agreement. Securityholders listed on Schedule 3 that do not execute and deliver a Securityholder Non-Competition Agreement as of the date of this Agreement shall do so promptly following the delivery of the Exercise Notice.
NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth in this Agreement, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. For all purposes of this Agreement, the defined terms set forth on Schedule 4 are hereby incorporated in this Agreement.
ARTICLE II
BUYER LOAN
2.1    Buyer Loan. On the terms and subject to the conditions of the Loan Agreement and the Debenture, at the Effective Time, (a) Buyer and the Company shall execute and deliver the Loan Agreement and the Debenture, and (b) Buyer will provide the Company an initial tranche of the Buyer Loan in the amount of $5,000,000 (“Initial Loan Tranche”). Subsequent tranches under the Buyer Loan will be provided subject to the terms and conditions of the Loan Agreement and the Debenture.
ARTICLE III
BUYER OPTION AND VETO SHARE; PURCHASE AND SALE

3.1    Buyer Option and Veto Share.
(a)    On the terms and subject to the conditions of this Agreement, in consideration of and subject to Buyer’s payment to the Company of $1,000,000 within fourteen (14) Business Days of the Effective Time (the “Fee”), the mutual covenants and other good and valuable consideration set forth in this Agreement, and for the commitment to enter into the Distribution Agreement, the Company, the Securityholders and Buyer are entering into this Agreement and their respective obligations hereunder, and the Company and the Securityholders hereby irrevocably and unconditionally grant to Buyer the right and option (but not the obligation) to purchase (directly or indirectly through an Affiliate) 100%, but not less than 100%, of the Company Securities owned immediately prior to the Closing by such Securityholders, exercisable at any time during the Option Period, and the Company hereby issues to Buyer the Veto Share, with the Veto Share having the rights ascribed to such Veto Share in the Restated Articles.
(b)    Buyer (or its Affiliate) may exercise the Buyer Option by delivering written notice to the Securityholder Representative and the Company indicating Buyer’s (or the Affiliate’s) election to exercise the Buyer Option (the “Exercise Notice”). Upon receipt of the Exercise Notice, the Company shall give notice to the Securityholders. The Buyer Option shall be validly exercised if the Exercise Notice is delivered at any time during the Option Period, notwithstanding the expiration of the Option Period prior to the consummation of the Closing. Once Buyer has delivered the Exercise Notice, it shall be irrevocable without the right to rescind the Exercise Notice, and the Parties shall be obligated to consummate the Acquisition, subject to the satisfaction of the conditions and on the terms set forth in this Agreement. If Buyer utilizes an Affiliate to deliver the Exercise Notice or purchase the Company Securities, Buyer shall cause such Affiliate to pay the Adjusted Additional Consideration Amount pursuant to Section 4.2. If Buyer does not deliver the Exercise Notice to the Securityholder Representative and the Company on or before the expiration of the Option Period, the Buyer Option and this Agreement shall automatically terminate and be of no further force or effect.
(c)    Upon issuance pursuant to this Agreement, the Veto Share will be duly authorized, validly issued, fully paid and non-assessable, not subject to preemptive rights created by statute, the Restated Articles, or any Contract to which the Company is a party or by which it is bound, free and clear of any Liens, and shall have been issued in compliance with all applicable Laws.
(d)    The grant of the Buyer Option and the effectiveness of this Agreement (including the Company’s obligations hereunder) shall occur at the Effective Time.
3.2    Cancellation of Company Options. Subject to the terms and conditions of this Agreement, including Section 3.9, and without duplication of payment obligations with respect to Company Securities set forth elsewhere in this Agreement, immediately prior to the Closing, all the outstanding options, warrants or rights (whether or not exercisable as of the Effective Time), to acquire any Company Securities, including options to purchase shares of the share capital of the Company pursuant to the Option Plan (defined below), any other plan, or otherwise (the “Company Options”), shall be, without any further action on the part of any holder thereof, automatically cancelled and each holder of a cancelled Company Option shall be entitled to receive, with respect to the applicable Company Option, an amount calculated as follows: (a) the total number of ordinary shares of the Company into which the Company Option is vested and exercisable as of the Closing, multiplied by (b) an amount from the Closing Consideration equal to the per share amount payable pursuant to this Agreement in consideration for each ordinary share of the Company (as determined pursuant to the Company’s Articles of Association or the Restated Articles, as shall be set forth in the Consideration Schedule or, if delivered pursuant to Section 4.2(c), the Updated Consideration Schedule), minus the exercise price per ordinary share of the Company subject to such Company Option payable upon exercise thereof, pursuant to the respective Contract governing the Company Option; all as shall be set forth in the Consideration Schedule or, if delivered pursuant to Section 4.2(c), the Updated Consideration Schedule.

In addition, upon payment of the Adjusted Additional Consideration Amount (defined below) pursuant to Section 4.2(c) below, each holder of Company Options shall be entitled to receive, with respect to the applicable Company Option, an amount calculated as follows: (i) the total number of ordinary shares of the Company into which the Company Option was vested and exercisable as of the Closing, multiplied by (ii) an amount from the Adjusted Additional Consideration Amount equal to the per share amount payable pursuant to this Agreement in consideration for each ordinary share of the Company (as determined pursuant to the Company’s Articles of Association or the Restated Articles, as shall be set forth in the Consideration Schedule or, if delivered pursuant to Section 4.2(c), the Updated Consideration Schedule). As of the Closing, any and all unvested Company Options shall be, without any further action on the part of any holder thereof, automatically terminated, cancelled and of no further force or effect. In the event of any conflict between the terms of any Contract providing for any Company Option and this Agreement, the terms of this Agreement shall prevail. This Section 3.2 shall be deemed an amendment to any Contract providing for any Company Option for all intents and purposes.
3.3    Sale and Purchase of the Company Securities. On the terms and subject to the conditions of this Agreement, at the Closing, (a) each Securityholder shall, severally and not jointly, sell, transfer, assign, convey and deliver to Buyer all of its rights, title and interests in the Company Securities owned by such Securityholder, free and clear of any Liens, and (b) Buyer shall purchase and acquire all of the Company Securities held by each such Securityholder, free and clear of any Liens, for the consideration described in Section 3.5.
3.4    Closing. The Acquisition will take place at 12:01 a.m. Eastern Time ninety (90) days following the date Buyer (or its Affiliate) delivers the Exercise Notice to the Company (or if such date is not a Business Day, the next Business Day), subject to the satisfaction or written waiver of the conditions set forth in Article X, provided that (a) the Acquisition will not take place prior to the end of the Due Diligence Period without Buyer’s (or its Affiliate’s) express written consent, (b) the Closing may occur on a different date and time if mutually agreed in writing by the Company, the Securityholder Representative and Buyer (or its Affiliate), (c) if the Closing would otherwise occur during Buyer’s fourth fiscal quarter, Buyer may elect, in its sole discretion, to delay the Closing to a date occurring within the first month of Buyer’s first fiscal quarter of the following year, (d) if the Option Tax Ruling or an Interim Option Tax Ruling has not been obtained, either Buyer or the Company may elect to delay the Closing up to a period of thirty (30) days to obtain the Option Tax Ruling or an Interim Option Tax Ruling, and (e) if the Parties are relying on the “bring along” provisions of the Restated Articles or a forced sale by Applicable Law to facilitate the Acquisition, Buyer may delay the Closing to the extent reasonably necessary to facilitate such “bring along” Closing or forced sale by Applicable Law. The Acquisition shall take place remotely by facsimile, e-mail or other electronic communication, unless another method is mutually agreed upon in writing by Buyer (or its Affiliate), the Company and the Securityholder Representative. The consummation of the Acquisition is referred to as the “Closing.” The date and time upon which the Closing is effective shall be referred to in this Agreement as the “Closing Date.” The purchase and sale of the Company Securities, the delivery of documents and other instruments that are required to be delivered at the Closing and the other events occurring at the Closing in accordance herewith shall be deemed to have occurred and executed simultaneously at 12:01 a.m. Eastern Time on the Closing Date.
3.5    Acquisition Consideration.
(a)    Closing Consideration Payments. On the terms and subject to the conditions of this Agreement, including the provisions of Section 3.5(b) and the adjustment set forth in Section 4.1, in full consideration for the transfer (or cancellation, surrender or termination, as applicable, pursuant to Section 3.2 or Section 3.9) of all of the Company Securities to Buyer, immediately upon the Closing, Buyer shall pay or cause to be paid to the Paying Agent (which, for the avoidance of doubt, will be the Trustee with respect to the 102 Options) for further distribution by the Paying Agent (pursuant to Section 3.5(e) with respect to the 102 Options) to each of the Securityholders their respective portion of the

Closing Consideration, less the applicable Taxes and amounts required to be withheld pursuant to Section 3.6, all in accordance with the Consideration Schedule. The Paying Agent shall distribute the Closing Consideration by initiating a bank wire transfer of immediately available funds to accounts designated in writing by the Securityholders. Buyer shall pay the Securityholder Representative’s Reserve Fund to the account specified by the Securityholder Representative to be utilized by the Securityholder Representative in accordance with this Agreement, including Section 11.5(h).
(b)    Escrow. On the Closing Date and subject to the terms and conditions of this Agreement, including the provisions of Section 11.3 and Section 11.5, Buyer shall deposit or cause to be deposited with the Escrow Agent an amount in cash equal to $23,500,000 and an amount in cash equal to the Adjustment Escrow Amount, to be maintained as segregated accounts; provided, however, if (i) the Securityholder Representative fails or refuses to execute the Escrow Agreement or (ii) if a Securityholder fails to deliver the documentation reasonably required by the Escrow Agent with respect to “Know-Your-Customer” requirements, Buyer may elect in its sole discretion to in the event described under clause (i), treat the Indemnity Escrow Amount and the Adjustment Escrow Amount, or, in the event described under clause (ii), that portion of the Indemnity Escrow Amount and the Adjustment Escrow Amount that would otherwise be released to such Securityholder, as holdback amounts and retain the Indemnity Escrow Amount and the Adjustment Escrow Amount (or such portions thereof, as applicable), subject to disbursement to the Securityholders or relinquishment to Buyer consistent with the terms of this Agreement, in which case references herein to the Indemnity Escrow Amount or the Adjustment Escrow Amount, as applicable, shall refer to the amount so held back by Buyer, and references to the Indemnity Escrow Fund or the Adjustment Escrow Fund shall refer to the portion of the applicable holdback amount then remaining. The Securityholders’ respective Pro Rata Portions of the Indemnity Escrow Amount shall equal in the aggregate the Indemnity Escrow Amount. The Securityholders’ respective Pro Rata Portions of the Adjustment Escrow Amount shall equal in the aggregate the Adjustment Escrow Amount.
(c)    Net Post-Closing Adjustment Payment. If the Net Post-Closing Adjustment as determined in Section 4.1 is positive pursuant to Section 4.1(h)(ii), the Securityholders shall be entitled to receive pursuant to Section 4.1(h) an amount equal to their Pro Rata Portion of the Net Post-Closing Adjustment.
(d)    Additional Consideration Payment; Additional Indemnity Escrow Amount. The Securityholders shall be entitled to receive pursuant to Section 4.2(c) an amount equal to their Pro Rata Portion of the Adjusted Additional Consideration Amount. Buyer shall (i) deposit with the Escrow Agent (A) $6,000,000 of the Additional Consideration Amount and (B) the amount of Losses subject to pending indemnification claims that Buyer has made against the Additional Consideration Amount as identified on one or more Officer’s Certificate(s) delivered by Buyer to the Securityholder Representative and/or the Escrow Agent, as applicable, pursuant to Article XI (collectively clauses (A) and (B), the “Additional Indemnity Escrow Amount”), which amount shall be added to and become a portion of the Indemnity Escrow Amount, and references herein to the Indemnity Escrow Fund shall be inclusive of the Additional Indemnity Escrow Amount, and (ii) deduct and retain any other amounts due and payable to any Buyer Indemnified Person pursuant to Article IV or Article XI of this Agreement. Buyer shall deposit the Additional Indemnity Escrow Amount with the Escrow Agent on the Additional Consideration Payment Date, to be included in the Indemnity Escrow Fund on the terms set forth herein. If (i) the Securityholder Representative fails or refuses to execute the Escrow Agreement or (ii) if a Securityholder fails to deliver the documentation reasonably required by the Escrow Agent with respect to “Know-Your-Customer” requirements, Buyer may elect in its sole discretion to in the event described under clause (i), treat the Additional Indemnity Escrow Amount, or, in the event described under clause (ii), that portion of the Additional Indemnity Escrow Amount that would otherwise be released to such Securityholder, as holdback amounts and retain the Additional Indemnity Escrow Amount (or such portions thereof, as applicable), subject to disbursement to the Securityholders or relinquishment to Buyer consistent with the terms of this Agreement, in which case references herein to the Additional Indemnity Escrow Amount shall refer to the amount so held back by Buyer, and references to the Indemnity Escrow Fund shall include the portion of the applicable holdback amount then remaining. Upon the contribution of the Additional Indemnity Escrow Amount to the Indemnity Escrow Fund, such amount shall be included in the Indemnity Escrow Fund, references to the Indemnity Escrow Fund or the Indemnity Escrow Amount herein shall be inclusive of such Additional Indemnity Escrow Amount, and the Securityholders’ respective Pro Rata Portions of the Indemnity Escrow Amount shall include the Securityholders’ respective Pro Rata Portions of the Additional Indemnity Escrow Amount, as determined in the Updated Consideration Schedule, if delivered pursuant to Section 4.2(c).
(e)    Any Closing Consideration and Additional Consideration payable upon the exercise or cashing out of a 102 Option or in respect of a Share held by the Trustee following the exercise of a 102 Option and distributed hereunder shall be delivered to the Trustee, and disbursed by the Trustee pursuant to the applicable provisions of Section 102 of the ITO and the Option Tax Ruling (if obtained).
3.6    Withholding Taxes.
(a)    Notwithstanding any other provision in this Agreement, Buyer (or its Affiliate, if applicable), the Company, the Paying Agent (which, for the avoidance of doubt, will be the Trustee with respect to the 102 Options), and the Escrow Agent (each, a “Payor”) shall have the right to deduct and withhold from any payments to be made pursuant to this Agreement any amounts required to be deducted or withheld therefrom under any applicable Law and to reasonably request any necessary Tax forms, as applicable and any similar information necessary to calculate the required deduction and withholding. To the extent that any such amounts are deducted or withheld and timely remitted to the ITA, the amounts deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person whose payment was deducted or withheld. In the case of any amounts withheld, the withholding party shall provide to the Securityholders from which such amounts were withheld written confirmation of the amount so withheld.
(b)    Notwithstanding Section )3.6a(, if the Paying Agent provides Buyer prior to the Closing Date, with an undertaking as required under Section 6.2.4 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates) (the “Paying Agent Undertaking”) with respect to Israeli Tax, any amount payable to a Securityholder (each a “Payee”) under this Agreement shall be retained by the Paying Agent for the benefit of such Payee for a period of up to one hundred and eighty (180) days from the date of payment, or an earlier date required in writing by such Payee, or as otherwise requested by the ITA (the “Withholding Drop Date”). During the period prior to the Withholding Drop Date, no amount shall be withheld by the Paying Agent, except as provided below or as requested by the ITA and during which time, such Payee may obtain (or, if one already exists, present to the Paying Agent) a Valid Withholding Certificate. In the event that no later than five (5) Business Days prior to the Withholding Drop Date, a Payee submits to the Paying Agent a Valid Withholding Certificate, the Paying Agent shall act only in accordance with the provisions of such Valid Withholding Certificate. If a Payee: (i) does not provide the Paying Agent with a Valid Withholding Certificate at least five (5) Business Days prior to the Withholding Drop Date, or (ii) submits a written request to the Paying Agent to release the amounts held by the Paying Agent to such Payee, prior to such time and fails to submit a Valid Withholding Certificate at or before such time, then the amount to be withheld and transferred to the ITA from the amounts payable to such Payee, shall be calculated according to the applicable withholding Tax Law (calculated in NIS based on a US$:NIS exchange rate at the payment date) as reasonably determined by the Paying Agent. Such amount shall be delivered or caused to be delivered to the ITA by the Paying Agent, and the Paying Agent shall release promptly to such Payee the balance of the amount due to such Payee that is not so withheld. Subject to Section 3.6(b), if the Paying Agent Undertaking is provided to Buyer prior to the Closing Date, then a Payee shall not be required to provide a Payor with a Valid Withholding Certificate (and thus no withholding of Tax shall apply on the Payor) with respect to such Payee’s portion of the Indemnity Escrow Amount, the Adjustment Escrow Amount and the Adjusted Additional Consideration Amount, until the actual payment of such amount or any portions thereof to each such Payee is made, in which case any applicable withholding will be calculated (as provided above) and delivered to the ITA by the Paying Agent.
(c)    Notwithstanding anything to the contrary herein, any payment payable pursuant to this Agreement to holders of 102 Options will be subject to deduction or withholding of Israeli Tax in accordance with the ITO on the sixteenth (16th) day of the calendar month following the month during which the payment to the Trustee was made, unless prior to such time the Option Tax Ruling or the Interim Option Tax Ruling have been obtained and delivered to Buyer and Trustee, providing for no withholding.
(d)    With respect to non-Israeli tax resident holders of Company Options, which holders were granted such Company Options in consideration for work or services performed outside of Israel (and will provide Buyer, prior to any payment to them, with a validly executed declaration, in the form previously agreed by Buyer and the Company, regarding their non-Israeli tax residence and confirmation that they were granted such Company Options in consideration for work or services performed outside of Israel), such payments shall not be subject to any withholding or deduction of Israeli Tax, unless Buyer determines based on advice from an Israeli Tax expert that a Valid Withholding Certificate shall be provided to Buyer or otherwise withholding or deduction is required.
(e)    Any currency conversion commissions will be borne by the applicable Securityholder and deducted from payments to be made to such Securityholder.
(f)    In the event that a Payor receives a demand from the ITA to withhold any amount out of the amount payable to any Securityholder and transfer it to the ITA prior to the Withholding Drop Date, the Payor shall (i) promptly notify such Securityholder of such demand, and provide such Securityholder with reasonable time (unless otherwise required by the ITA or any applicable Tax Law) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA and (ii) to the extent that any such certificate, ruling or confirmation is not timely provided by such Securityholder to Buyer, transfer to the ITA such amount so demanded, including any interest, indexation and fines required by the ITA in respect thereof, and such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Securityholder.
3.7    Option Tax Ruling
(a)    The Company shall file with the ITA an application for an option tax ruling confirming, among others, that: (i) the Payor shall be exempt from withholding Tax on payments made under this Agreement in connection with the 102 Options; (ii) the payment of any consideration upon the cancellation of the 102 Options which are subject to tax in accordance with Section 102(b)(2) of the ITO, will not constitute a violation of Section 102 of the ITO nor the regulations, rules or orders promulgated thereunder as long as such consideration is deposited with the Trustee (the “Application” and “Option Tax Ruling” as applicable).
(b)    The Application shall not preclude any further applications by the Company for rulings relating to other matters unless agreed otherwise in writing between Buyer and the Company. Prior to the Closing, the Company shall cause its counsel, accountants and other advisors, to coordinate all activities in relation to obtaining the Option Tax Ruling with Buyer and its counsel, including any written or oral submissions, meetings with the ITA, as may be necessary, proper and advisable. Subject to the terms and conditions hereof, the Parties shall cooperate to promptly take, or cause to be taken, all commercially reasonable actions and to do, or cause to be done, all commercially reasonable acts necessary, proper or advisable under applicable Law to obtain the Option Tax Ruling as promptly as practicable; provided, however, the Securityholder Representative is not bound by this Section 3.7(b). The language of the Option Tax Ruling and, if applicable, the Interim Option Tax Ruling (as defined below) shall be subject to the prior written approval of Buyer or its counsel. Should any meeting be held with the ITA at which Buyer’s counsel does not attend, Company’s counsel shall provide Buyer and its counsel with an update of such meeting or discussion within two (2) Business Days of such meeting or discussion.
(c)    In the event that it becomes apparent that the Option Tax Ruling will not be received prior to Closing, the Company shall obtain, prior to the Closing, an interim tax ruling confirming that: (i) Buyer and anyone acting on its behalf shall be exempt from withholding Tax on payments made under this Agreement in relation to the 102 Options; and (ii) the payment of any consideration upon the cancellation of the 102 Options will not constitute a violation of Section 102 of the ITO (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Interim Option Tax Ruling”).
3.8    Consideration Schedule. No later than five (5) Business Days before the Closing, the Company shall deliver to Buyer and the Paying Agent a schedule (the “Consideration Schedule”) setting forth (i) the name, place of residence, and mailing address of each Securityholder; (ii) the number and class of the Company Securities held by each Securityholder, in each case as of immediately prior to the Closing; (iii) each Securityholder’s Pro Rata Portion of the Indemnity Escrow Amount and Adjustment Escrow Amount; (iv) each Securityholder’s share of the Closing Consideration, payable to each such Securityholder with respect to their respective Company Securities; (v) the amount payable with respect to the Company Options pursuant to Section 3.2, and (vi) the aggregate dollar amount contributed to the Securityholder Representative’s Reserve Fund by each Securityholder. Buyer may rely on the Consideration Schedule but in the event the Consideration Schedule contains an error which is identified by Buyer, Buyer may notify the Company and the Company shall update the Consideration Schedule as required in order to correct such error. The Paying Agent shall be responsible for the distribution of such amounts delivered by Buyer to the Paying Agent in accordance with the Consideration Schedule; provided, however, that if the Company refuses to update the Consideration Schedule to correct an error identified by Buyer, Buyer may instruct the Paying Agent of the error and the necessary correction, and Buyer’s instruction to the Paying Agent and the Paying Agent’s processing of such payment consistent with Buyer’s instruction to correct such error shall not constitute a breach of this Section 3.8. Upon (i) paying the Indemnity Escrow Amount and Adjustment Escrow Amount to the Escrow Agent and (ii) paying the Closing Consideration to the Paying Agent, Buyer shall have fulfilled its obligation to pay the Closing Consideration with respect to the Closing.
3.9    Other Rights in Company Securities. Prior to the Closing, the Company shall terminate or shall cause to be terminated any and all rights under or related to, and rights to acquire rights or interests in, Company Securities transferred, granted or issued, in each case, at or following the Effective Time in violation of this Agreement. The Securityholders, including each of the holders of the Company Options, and the Company, shall execute all such documents and take all such other actions as may be necessary to confirm the foregoing terminations occur at or prior to the Closing, as applicable. For the avoidance of doubt, holders of Company Securities who do not execute and deliver this Agreement or a Joinder agreeing to be bound hereby, and holders of Company Securities identified on Schedule 3 who do not execute and deliver a Securityholder Non-Competition Agreement, shall not be entitled to receive any portion of the Acquisition Consideration pursuant to this Agreement, and Buyer shall have no obligation to deliver Acquisition Consideration to the Paying Agent with respect to such holder of Company Securities, in each case, other than with respect to any holder of Company Options or Option Shares, whose Company Securities are transferred to Buyer as a result of a “bring along” pursuant to the Company’s Articles of Association or the Restated Articles or a forced sale by Applicable Law.
3.10    Exchange Procedures. At the Effective Time, the following transactions shall occur and documents shall be delivered:

(a)    Distribution Agreement. The Company and Buyer shall have executed and delivered the Distribution Agreement.
(b)    Loan Agreement. The Company and Buyer shall have executed and delivered the Loan Agreement.
(c)    Deliveries into Escrow. As security for each Securityholder’s compliance with Section 9.14 and to facilitate the Acquisition, each Securityholder shall deposit into escrow with the Company all applicable share certificates and executed share transfer deeds in blank to give effect to the consummation of the Acquisition (the “Share Transfer Instruments”) to be released and delivered to Buyer at the Closing. The Company shall deliver the Share Transfer Instruments to Buyer at the Closing pursuant to and in connection with the exercise of the Buyer Option in accordance with its terms.
(d)    Shareholder Resolution. The Company shall furnish Buyer, a true and correct copy of duly executed unanimous resolutions of the Company’s shareholders, substantially in the form attached hereto as Exhibit C, (i) approving the execution and performance by the Company of this Agreement and the Related Agreements to which it is a party, including the Acquisition, (ii) the adoption of the Restated Articles, (iii) authorization for the issuance of the Veto Share, and (iv) a waiver of all pre-emptive rights, rights of first refusal, co-sale rights or other participation rights in connection with the Acquisition and the issuance of the Veto Share.
(e)    Board Resolution. The Company shall furnish Buyer, a true and correct copy of duly executed unanimous resolutions of the Board of Directors of the Company (the “Board”), substantially in the form attached hereto as Exhibit D, approving (i) the execution and performance by the Company of the Agreement and the Related Agreements to which it is a party, including the Acquisition and (ii) the issuance of the Veto Share.
(f)    Notices to the Registrar of Companies. The Company shall furnish Buyer, duly executed copies of the reports to be submitted to the Israeli Companies Registrar in respect of the adoption of the Restated Articles and the issuance of the Veto Share.
(g)    JLL Consent and Subordination Agreement. The Company shall have delivered to Buyer a Subordination Agreement in form and substance reasonably satisfactory to Buyer executed by JLL and the Company, which shall include JLL’s consent to the Buyer Loan and the Company’s grant of a security interest to Buyer under the Debenture and any amendment needed to the JLL Loan to permit the Buyer Loan and related charge on the Nexus Assets, Contracts related to the Business, and the Accounts Receivable (the “Subordination Agreement”).
3.11    Resignation of Officers and Directors. At the Closing, the Securityholders shall deliver to Buyer a written resignation from each of the officers and directors of the Company and its Subsidiaries, if applicable, in form and substance that will allow Buyer to cause such resignations to be effective as of or immediately following the Closing; provided, however, that an officer or director shall not be required to sign a written resignation if Buyer has delivered written instructions prior to the Closing indicating that such officer or director need not resign.
3.12    Transitional Matters. At or prior to the Closing, the Company shall deliver to Buyer all bank account signature cards, credit cards, share registers, passwords, and other instruments and information to effectively transfer operational control of the Company to Buyer (or, at Buyer’s election, Buyer’s Affiliate if the Buyer Option is exercised by an Affiliate of Buyer) upon the Closing.

ARTICLE IV
CLOSING CONSIDERATION ADJUSTMENT AND ADDITIONAL CONSIDERATION
4.1    Closing Consideration Adjustment.
(a)    No later than five (5) Business Days prior to the Closing, the Company shall deliver to Buyer a certificate signed by the Company’s Chief Executive Officer, certifying the Company’s good faith determination of Net Working Capital (such amount, the “Initial Working Capital”), together with a reasonably detailed explanation of the calculation thereof (the “Initial Working Capital Statement”). As provided in Sections 9.4, 9.5(a), and 9.5(b), respectively, five (5) Business Days prior to the Closing, the Company shall deliver to Buyer the Statement of Expenses, the Statement of Debt and Cash, and the Statement of Adjustment Items (collectively, the “Closing Statement”). If the Company fails to deliver the certificate or any of the statements required to be delivered in this Section 4.1(a), Buyer shall prepare an estimate in good faith of each of the calculations contemplated, in accordance with the terms of this Agreement, and Buyer’s estimates will be used for the purpose of making the calculations in this Section 4.1(a). If the Initial Working Capital is less than the Target Working Capital, the amount of such shortfall is referred to as the “Working Capital Shortfall”. If the Initial Working Capital is greater than the Target Working Capital, such excess amount is referred to as the “Excess Working Capital”.
(b)    Within one hundred and twenty (120) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Securityholder Representative a working capital statement (the “Working Capital Statement”) setting forth the calculation of the Net Working Capital and reasonably detailed explanation of the calculation thereof (the “Updated Working Capital”), a statement setting forth the calculation of the Company Debt and Company Cash (the “Updated Company Debt and Cash Statement”), a statement of expenses setting forth the calculation of the Third Party Transaction Expenses as of the Closing Date (the “Updated Third Party Transaction Expenses Statement”), and a statement setting forth the calculation of the Adjustment Items as of the Closing Date (the “Updated Adjustment Items Statement,” and collectively with the Working Capital Statement, the Updated Company Debt and Cash Statement, and the Updated Third Party Transaction Expenses Statement, the “Closing Adjustment Statement”), in each case as of the Closing Date.
(c)    Within sixty (60) days following receipt by the Securityholder Representative of the Closing Adjustment Statement, the Securityholder Representative shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Closing Adjustment Statement. If the Securityholder Representative does not notify Buyer in writing of a dispute with respect to the Closing Adjustment Statement within such sixty (60)-day period, pursuant to a written notice describing in reasonable detail the specific calculations that are disputed and the basis for such dispute (a “Closing Consideration Objection Notice”), such Closing Adjustment Statement will be final, conclusive and binding on the Parties. If the Securityholder Representative provides Buyer a Closing Consideration Objection Notice within such sixty (60)-day period, Buyer and the Securityholder Representative shall negotiate in good faith to resolve such dispute. If Buyer and the Securityholder Representative, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Securityholder Representative advises Buyer of its objections, then Buyer and the Securityholder Representative jointly shall be entitled to engage the Arbitration Firm to resolve such dispute. As promptly as practicable thereafter (and, in any event, within thirty (30) days after the Arbitration Firm’s engagement), the Securityholder Representative shall submit any unresolved elements of its objection to the Arbitration Firm in writing (with a copy to Buyer), supported by any documents and arguments upon which it relies. As promptly as practicable thereafter (and, in any event, within thirty (30) days following the Securityholder Representative’s submission of such unresolved elements), Buyer shall submit its response to the Arbitration Firm (with a copy to the Securityholder Representative) supported by any documents and arguments upon which it relies. Buyer and the Securityholder Representative shall request that the Arbitration Firm render its determination within fifteen (15) days following its receipt of Buyer’s response. The scope of the disputes to be resolved by the Arbitration Firm shall be limited to the unresolved items to which the Securityholder Representative specifically objected in the Closing Consideration Objection Notice. Any item or calculation not set forth in the Closing Consideration Objection Notice shall be deemed final, conclusive and binding on the Parties. In resolving any disputed item, the Arbitration Firm shall use the Accepted Accounting Principles and shall not assign a value to any item greater than the greatest value claimed for such item by either Party or less than the smallest value claimed for such item by either Party. All determinations made by the Arbitration Firm will be final, conclusive and binding on the Parties. All reasonable fees and costs of the Arbitration Firm in resolving any disputed item shall be paid by the non-prevailing party, as determined by the Arbitration Firm.
(d)    If the Initial Working Capital exceeds the Updated Working Capital (as finally determined pursuant to Section 4.1(c)), then Buyer’s payment obligations under this Agreement will be adjusted downward by an amount equal to such excess. On the other hand, if the Updated Working Capital (as finally determined pursuant to Section 4.1(c)) exceeds the Initial Working Capital, then Buyer’s payment obligations under this Agreement will be adjusted upward by the amount of such excess. The adjustment to Buyer’s payment obligations pursuant to this Section 4.1(d) shall be referred to herein as the “Post-Closing Working Capital Adjustment” and shall be made pursuant to the terms set forth in Section 4.1(h).
(e)    If Company Debt (as finally determined after the Closing pursuant to Section 4.1(c)) exceeds the Company Debt set forth on the Statement of Debt and Cash delivered prior to the Closing by the Company to Buyer pursuant to Section 9.5(a) or, if applicable, Buyer’s good faith estimate of such amount pursuant to Section 4.1(a), then Buyer’s payment obligations under this Agreement will be adjusted downward by an amount equal to such excess. On the other hand, if Company Debt (as finally determined after the Closing pursuant to Section 4.1(c)) is less than the Company Debt set forth on the Statement of Debt and Cash delivered prior to the Closing by the Company to Buyer pursuant to Section 9.5(a) or, if applicable, Buyer’s good faith estimate of such amount pursuant to Section 4.1(a), then Buyer’s payment obligations under this Agreement will be adjusted upward by the amount of such excess. If Company Cash (as finally determined after the Closing pursuant to Section 4.1(c)) exceeds the Company Cash set forth on the Statement of Debt and Cash delivered prior to the Closing by the Company to Buyer pursuant to Section 9.5(a), then Buyer’s payment obligations under this Agreement will be adjusted upward by such excess. If the Company Cash (as finally determined after the Closing pursuant to Section 4.1(c)) is less than the Company Cash set forth on the Statement of Debt and Cash delivered prior to the Closing by the Company to Buyer pursuant to Section 9.5(a), then Buyer’s payment obligations under this Agreement will be adjusted downward by the amount of such excess. The adjustment to Buyer’s payment obligations pursuant to this Section 4.1(e) shall be made pursuant to the terms set forth in Section 4.1(h).
(f)    If Adjustment Items (as finally determined after the Closing pursuant to Section 4.1(c)) exceeds the Adjustment Items set forth on the Statement of Adjustment Items delivered prior to the Closing by the Company to Buyer pursuant to Section 9.5(b) or, if applicable, Buyer’s good faith estimate of such amount pursuant to Section 4.1(a), then Buyer’s payment obligations under this Agreement will be adjusted downward by such excess amount. On the other hand, if the Adjustment Items set forth on the Statement of Adjustment Items delivered prior to the Closing by the Company to Buyer pursuant to Section 9.5(b) or, if applicable, Buyer’s good faith estimate of such amount pursuant to Section 4.1(a), exceeds the Adjustment Items (as finally determined after the Closing pursuant to Section 4.1(c)), then Buyer’s payment obligations under this Agreement will be adjusted upward by such excess amount. The adjustment to Buyer’s payment obligations pursuant to this Section 4.1(f) shall be made pursuant to the terms set forth in Section 4.1(h).

(g)    If Third Party Transaction Expenses (as finally determined after the Closing pursuant to Section 4.1(c)) exceed the Third Party Transaction Expenses set forth on the Statement of Expenses delivered prior to the Closing by the Company to Buyer pursuant to Section 9.4 or, if applicable, Buyer’s good faith estimate of such amount pursuant to Section 4.1(a), then Buyer’s payment obligations under this Agreement will be adjusted downward by the amount of such excess. On the other hand, if the Third Party Transaction Expenses set forth on the statement delivered prior to the Closing by the Company to Buyer pursuant to Section 9.4 or, if applicable, Buyer’s good faith estimate of such amount pursuant to Section 4.1(a), exceed the Third Party Transaction Expenses (as finally determined after the Closing pursuant to Section 4.1(c)), then Buyer’s payment obligations under this Agreement will be adjusted upward by such excess amount. The adjustment to Buyer’s payment obligations pursuant to this Section 4.1(g) shall be made pursuant to the terms set forth in Section 4.1(h).
(h)    The sum of upward adjustments in Buyer’s payment obligations under this Agreement minus the sum of the downward adjustments in Buyer’s payment obligations under this Agreement, in each case pursuant to Section 4.1(d), Section 4.1(e), Section 4.1(f) and Section 4.1(g) is referred to as the “Net Post-Closing Adjustment” and shall be satisfied as follows:
(i)    If the Net Post-Closing Adjustment is negative, then (A) the Securityholder Representative and Buyer shall deliver a joint written authorization to the Escrow Agent within two (2) Business Days from the date on which Updated Working Capital, Company Debt, Company Cash, Adjustment Items, and Third Party Transaction Expenses are finally determined pursuant to Section 4.1(c) authorizing the Escrow Agent to release to Buyer from the Adjustment Escrow Fund, an amount equal to (x) the absolute value of the Net Post-Closing Adjustment plus (y) any fees and costs of the Arbitration Firm to be borne by the Securityholders pursuant to Section 4.1(c) (the “Securityholder Arbitration Fees”) within five (5) Business Days from the date of such authorization, and (B) if the amount of the absolute value of the Net Post-Closing Adjustment and the Securityholder Arbitration Fees exceeds the amount then held in the Adjustment Escrow Fund, then the Securityholders shall, within (10) Business Days after the date on which the payment pursuant to clause (A) was made, pay Buyer (or its Affiliate if the Buyer Option is exercised by an Affiliate of Buyer) in accordance with their respective Pro Rata Portions of such amount an amount of cash by wire transfer of immediately available funds equal to (w) the absolute value of the Net Post-Closing Adjustment, plus (x) any Securityholder Arbitration Fees minus (y) the amount distributed or to be distributed from the Adjustment Escrow Fund pursuant to clause (A). Any Securityholder Arbitration Fees so withheld or transferred to Buyer pursuant to this Section 4.1(h)(i), shall, only to the extent the Arbitration Firm has not been paid the Securityholder Arbitration Fees due and payable to the Arbitration Firm, be transferred by Buyer to the account specified by the Securityholder Representative, and shall be paid by the Securityholder Representative to the Arbitration Firm.
(ii)    If the Net Post-Closing Adjustment is positive, then the Securityholder Representative and Buyer shall deliver a joint written authorization to the Escrow Agent within two (2) Business Days from the date on which Updated Working Capital, Company Debt, Company Cash, Adjustment Items, and Third Party Transaction Expenses are finally determined pursuant to Section 4.1(c) authorizing the Escrow Agent to release the Adjustment Escrow Fund in accordance with Section 11.3(b)(ii), and Buyer shall, within ten (10) Business Days, pay or cause to be paid to the Paying Agent for further distribution to each of the Securityholders, as if such amount had been distributed at Closing, by wire transfer of immediately available funds an amount equal to (x) the Net Post-Closing Adjustment minus (y) any Securityholder Arbitration Fees. Any Securityholder Arbitration Fees so withheld or transferred to Buyer pursuant to this Section 4.1(h)(ii), shall be transferred by Buyer to the account specified by the Securityholder Representative, and shall, only to the extent the Arbitration Firm has not been paid the Securityholder Arbitration Fees due and payable to the Arbitration Firm, be paid by the Securityholder Representative to the Arbitration Firm.

(i)    For all purposes hereunder, the Closing Adjustment Statement and all determinations and calculations by any Person (including the Arbitration Firm) of Company Debt, Company Cash, Third Party Transaction Expenses or Adjustment Items, shall be prepared and calculated in accordance with U.S. GAAP; provided, however, that all determinations and calculations involving Net Working Capital and the Working Capital Statement shall be prepared and calculated in accordance with the Accepted Accounting Principles. Buyer shall not be in breach of this Section 4.1 if Buyer identifies an error in the Consideration Schedule affecting any amounts payable pursuant to this Section 4.1 and the Company refuses to update the Consideration Schedule to correct such error; provided, however, Buyer may instruct the Paying Agent of the error and the necessary correction, and Buyer’s instruction to the Paying Agent and the Paying Agent’s processing of such payment consistent with Buyer’s instruction to correct such error shall not constitute a breach of this Section 4.1.
4.2    Additional Consideration.
(a)    Within sixty (60) days after the first anniversary of the Closing Date, Buyer shall cause to be prepared and delivered to the Securityholder Representative a statement (the “Additional Consideration Statement”) setting forth the calculation of the Additional Consideration Amount (which for the sake of clarity, shall reflect at least the Minimum Additional Consideration Amount, subject to the reduction for amounts contributed to escrows pursuant to Section 3.5(d) and offset for amounts due and payable to Buyer or any Buyer Indemnified Persons under this Agreement pursuant to Sections 3.5(d) and 4.2(c) (the “Proposed Additional Consideration Amount”) and providing, in reasonable detail, the calculations used in calculating the Proposed Additional Consideration Amount.
(b)    Within sixty (60) days following receipt by the Securityholder Representative of the Additional Consideration Statement, the Securityholder Representative shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Additional Consideration Statement (a “Additional Consideration Objection Notice”). If the Securityholder Representative does not provide Buyer with an Additional Consideration Objection Notice within such sixty (60)-day period, such Additional Consideration Statement will be final, conclusive and binding on the Parties, and the Proposed Additional Consideration Amount will be the final Additional Consideration Amount for all purposes under this Agreement. If the Securityholder Representative provides Buyer an Additional Consideration Objection Notice, Buyer and the Securityholder Representative shall negotiate in good faith to resolve such dispute. If Buyer and the Securityholder Representative, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Securityholder Representative advises Buyer of its objections, then Buyer and the Securityholder Representative jointly shall be entitled to engage the Arbitration Firm to resolve such dispute. As promptly as practicable thereafter (and, in any event, within thirty (30) days after the Arbitration Firm’s engagement), the Securityholder Representative shall submit to the Arbitration Firm in writing (with a copy to Buyer) any unresolved elements of its objection, supported by any documents and arguments upon which it relies. As promptly as practicable thereafter (and, in any event, within thirty (30) days following the Securityholder Representative’s submission of such unresolved elements), Buyer shall submit its response to the Arbitration Firm (with a copy to the Securityholder Representative) supported by any documents and arguments upon which it relies. Buyer and the Securityholder Representative shall request that the Arbitration Firm render its determination within fifteen (15) days following its receipt of Buyer’s response. The scope of the disputes to be resolved by the Arbitration Firm shall be limited to the unresolved items to which the Securityholder Representative objected in such Additional Consideration Objection Notice. Any item or calculation not set forth in an Additional Consideration Objection Notice shall be deemed final, conclusive and binding on the Parties. In resolving any disputed item, the Arbitration Firm may not assign a value to any item greater than the greatest value claimed for such item by either Party or less than the smallest value claimed for such item by either Party. All determinations made by the Arbitration Firm will be final, conclusive and binding on the Parties. All reasonable fees and costs of the Arbitration Firm in resolving any disputed item shall be paid by the non-prevailing party, as determined by the Arbitration Firm.

(c)    Within ten (10) Business Days after the Additional Consideration Amount has been finally determined or agreed to in writing between Buyer and the Securityholder Representative, the Securityholder Representative shall update the Consideration Schedule to include (i) each Securityholder’s share of the Adjusted Additional Consideration Amount, payable to each such Securityholder with respect to their respective Company Securities (or cancellation of Company Options pursuant to Section 3.2, as applicable) and (ii) each Securityholder’s Pro Rata Portion of the Indemnity Escrow Amount and Adjustment Escrow Amount, updated to reflect the allocation of the Adjusted Additional Consideration Amount (the “Updated Consideration Schedule”), and deliver such Updated Consideration Schedule to Buyer and the Paying Agent. Within fifteen (15) calendar days thereafter (the “Additional Consideration Payment Date”), Buyer shall (A) pursuant to Section 3.5(d), deposit or cause to be deposited with the Escrow Agent an amount in cash equal to the Additional Indemnity Escrow Amount to be maintained in the Indemnity Escrow Fund on the terms set forth herein, and (B) pay or cause to be paid to the Paying Agent for further distribution to each of the Securityholders their respective Pro Rata Portion of an amount equal to (i) the Additional Consideration Amount minus (ii) the Additional Indemnity Escrow Amount, minus (iii) any other amounts due and payable to any Buyer Indemnified Person pursuant to Article IV or Article XI of this Agreement, minus (iv) any fees and costs of the Arbitration Firm to be borne by the Securityholders pursuant to Section 4.2(b), as may be further reduced by applicable Taxes and amounts required to be withheld pursuant to Section 3.6 (such amount, the “Adjusted Additional Consideration Amount”), all in accordance with the Updated Consideration Schedule. Any fees and costs of the Arbitration Firm pursuant to Section 4.2(b) so withheld, shall, only to the extent the Arbitration Firm has not been paid the fees due and payable to the Arbitration Firm pursuant to Section 4.2(b), be transferred by Buyer to the account specified by the Securityholder Representative, and shall be paid by the Securityholder Representative to the Arbitration Firm. Each Securityholder hereby (i) releases, acquits and forever discharges Buyer and its Affiliates from any and all claims whatsoever in connection with the calculation, allocation, payment and/or distribution of the payments in accordance with the Consideration Schedule and the Updated Consideration Schedule, and (ii) agrees to hold harmless Buyer and its Affiliates from any Liabilities arising out of or relating to the Company’s or the Securityholder Representative’s calculations, allocations, payments and/or distributions in accordance with the Consideration Schedule and the Updated Consideration Schedule. The Paying Agent shall distribute the Adjusted Additional Consideration Amount by initiating a bank wire transfer of immediately available funds to accounts designated in writing by the Securityholders. The Paying Agent shall be responsible for the distribution of the Adjusted Additional Consideration Amount delivered by Buyer to the Paying Agent in accordance with the Updated Consideration Schedule. Upon paying the Adjusted Additional Consideration Amount to the Paying Agent, Buyer shall have fulfilled its obligation to pay the Adjusted Additional Consideration Amount hereunder.
(d)    After the Closing Date and prior to the Additional Consideration Payment Date, the Securityholder Representative shall have the opportunity quarterly to ask representatives of Buyer designated by Buyer questions regarding, and to discuss with such representatives, at reasonably agreed times during normal business hours, during the fifteen (15) Business Day period after the release of Buyer’s quarterly financial results, the then status of the sales of Nexus Products and revenues generated in connection therewith.
(e)    Except as provided in Sections 3.5(d) and 4.2(c), Buyer shall have no right to set off or otherwise reduce the Additional Consideration Amount payable hereunder.
4.3    Tax Treatment. The adjusted payment obligations contemplated in this Article IV shall be treated for all purposes as adjustments to the Acquisition Consideration, except as otherwise required by applicable Law.
ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SECURITYHOLDERS

Each of the Securityholders severally (and not jointly and severally) hereby represents and warrants to Buyer, subject to such exceptions as are specifically disclosed in the Company Disclosure Schedule (defined below), on the date of this Agreement and as of the Closing Date (other than the representations and warranties which are made as of a specified date, which speak only as of such date), and covenants and agrees, as follows:
5.1    Authority; Non-Contravention; Approvals.
(a)    Such Securityholder has all requisite power and authority to execute and deliver this Agreement and the Related Agreements to which such Securityholder is a party, and to perform the transactions contemplated in this Agreement and the Related Agreements to which such Securityholder is a party. This Agreement has been, and upon the execution of the Related Agreements to which such Securityholder is a party, the Related Agreements will be, duly executed and delivered by such Securityholder and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes and, upon Buyer’s execution of the applicable Related Agreements, will constitute, valid and binding obligations of such Securityholder, enforceable against such Securityholder in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and general principles of equity.
(b)    The execution and delivery by such Securityholder of this Agreement and the Related Agreements to which he, she or it is a party and the performance of the transactions contemplated in this Agreement and the Related Agreements to which he, she or it is a party do not and will not (i) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under, the terms, conditions or provisions of any Contract or other instrument of any kind to which such Securityholder or such Securityholder’s Affiliates is now a party or by which such Securityholder or any of its assets may be bound or affected; or (ii) result in a violation of any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to such Securityholder; other than in the case of clause (i) and (ii), any such conflicts, violations, breaches, defaults or rights, losses that individually or in the aggregate are not reasonably expected to result in any Liabilities imposed on or payable by the Company or impair in any material respect the ability of such Securityholder to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of any of the transactions contemplated hereby.
(c)    No declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority is required to be obtained or made by such Securityholder in connection with or as a result of the execution and delivery of this Agreement and the Related Agreements to which such Securityholder is a party or the performance by such Securityholder of the transactions contemplated in this Agreement and the Related Agreements to which such Securityholder is a party; except for declarations, consents, approvals, orders, authorizations, registrations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to impair in any material respect the ability of such Securityholder to perform its obligations hereunder, or prevent or materially impede or delay the consummation of the transactions contemplated hereby.
5.2    Title to Company Securities. Such Securityholder has, and will deliver to Buyer (or, at Buyer’s election, Buyer’s Affiliate if the Buyer Option is exercised by an Affiliate of Buyer) at the Closing, good and marketable title to the Shares and other Company Securities held by such Securityholder, free and clear of all Liens, other than restrictions under Securities Laws. Other than as provided in the Company’s Articles of Association or the Restated Articles and as provided in this Agreement, such Securityholder is not a party to any voting trust, proxy, or other Contract or understanding with respect to any of the Shares or other Company Securities held by such Securityholder. Such Securityholder shall comply or shall have complied with their obligations under the Company’s Articles of Association or the Restated Articles with respect to the transactions contemplated hereby. The Shares and other Company Securities set forth on Section 6.2(a) of the Company Disclosure Schedule opposite such Securityholder’s name are legally and beneficially solely owned by such Securityholder and represent such Securityholder’s entire right, title and interest in and to the share capital of the Company. Such Securityholder has not breached or violated any provision of the Company’s Articles of Association or the Restated Articles.
5.3    Litigation. There is no proceeding pending against such Securityholder, or to the knowledge of such Securityholder, threatened against such Securityholder, in each case, that challenges the validity or enforceability of this Agreement with respect to such Securityholder or seeks to enjoin or prohibit consummation of, or seek other material equitable relief with respect to, the transactions contemplated in this Agreement with respect to such Securityholder or that could reasonably be expected to impair or delay such Securityholder’s ability to consummate the transactions contemplated in this Agreement.
5.4    Interest in Intellectual Property. Neither such Securityholder nor any of its Affiliates has any rights, title or interest in, or right or permission to use, any Intellectual Property of the Company or any of its Subsidiaries or Intellectual Property used by the Company or necessary for the operation of the business as currently conducted or currently proposed to be conducted.
5.5    Brokers’ and Finders’ Fees. Such Securityholder has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated in this Agreement.
5.6    Interested Party Transactions. Except as set forth in Section 6.10 of the Company Disclosure Schedule and other than (i) standard benefits generally made available to all Employees, (ii) standard director, manager and/or officer indemnification Contracts approved by the Company, and (iii) the purchase of Shares and the issuance of Company Options, in each case pursuant to Contracts that have been made available to Buyer and its counsel, there are no Contracts, or understandings between such Securityholder or any Affiliate or Immediate Family Member thereof, on the one hand, and the Company, on the other.
ARTICLE VI
INITIAL REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Buyer (and, at Buyer’s election, Buyer’s Affiliate if the Buyer Option is exercised by an Affiliate of Buyer) with respect to the representations and warranties in this Article VI, on the date of this Agreement and as of the Closing Date (in each case, other than the representations and warranties which are made as of a specified date, which speak only as of such date), subject to the following: (a) as of the date of this Agreement, such exceptions disclosed in the Initial Company Disclosure Schedule and (b) as of the Closing Date, such exceptions disclosed in the Updated Company Disclosure Schedule, in each case, only to the extent permitted to be disclosed pursuant to Section 13.8 and only having the effect provided by Section 13.8 (it being understood and hereby agreed in the case of clause (b) that except to the extent disclosed in the Initial Company Disclosure Schedule, such exceptions shall be limited to facts and circumstances arising after the date of this Agreement and shall not operate to cure any breach or inaccuracy based on incorrect or incomplete information provided in the Initial Company Disclosure Schedule); provided, however, that the Updated Company Disclosure Schedule may include disclosure of facts and circumstances that existed on the date of this Agreement solely for informational purposes and only with respect to information that should have been disclosed on the Initial Company Disclosure Schedule but the Company failed to do so, and that the disclosure shall not be treated as an exception to, or qualify, any of the representations and warranties in this Agreement), as follows:
6.1    Organization of the Company. The Company is a corporation duly organized and validly existing under the Laws of the State of Israel. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and (to the extent such phrase is recognized in the applicable jurisdiction) in good standing as a foreign corporation in each jurisdiction in which such qualification or licensure is required by Law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually, or in the aggregate, a Company Material Adverse Effect. The Company has made available to Buyer a true and correct copy of its Articles of Association immediately preceding the adoption of the Restated Articles. As of the date of this Agreement, the Company’s articles of association have been amended and restated to provide as set forth in the Restated Articles. Section 6.1 of the Company Disclosure Schedule lists the directors, officers, and managers of the Company. The Business and the operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. Section 6.1 of the Company Disclosure Schedule lists (a) each jurisdiction in which the Company is qualified or licensed to do business, and (b) every state or foreign jurisdiction in which the Company has employees or facilities.
6.2    Company Capital Structure.
(a)    As of the date of this Agreement, the Company’s authorized share capital consists of: (i) 50,000,000 ordinary shares, nominal value NIS 0.01 per share, of which 9,966,260 are issued and outstanding; (ii) 2,500,000 Series A-1 Preferred Shares, nominal value NIS 0.01 per share, of which 2,007,010 are issued and outstanding; (iii) 4,000,000 Series A-2 Preferred Shares, nominal value NIS 0.01 per share, of which 3,477,930 are issued and outstanding; (iv) 1,000,000 Series A-3 Preferred Shares, nominal value NIS 0.01 per share, of which 910,610 are issued and outstanding; (v) 5,600,000 Series B Preferred Shares, nominal value NIS 0.01, of which 5,544,770 are issued and outstanding; (vi) 7,000,000 Series C Preferred Shares, nominal value NIS 0.01 per share, of which 6,972,872 are issued and outstanding; (vii) 8,000,000 Series D Preferred Stock, nominal value NIS 0.01 per share, of which 4,622,307 are issued and outstanding; and (viii) one (1) Veto Share, to be issued to Buyer pursuant to this Agreement. Except for the Company’s 2011 Incentive Option Plan, as may be amended from time to time (the “Option Plan”), the Company does not maintain and has not issued equity compensation under any other option plan. Except for the Company Options granted pursuant to the Option Plan and identified in Section 6.2(a) of the Company Disclosure Schedule (such schedule to contain, for each holder of Company Options, the name and address of such holder, the number of shares of the Company’s share capital issuable upon exercise of such Company Options, as applicable, held by such holder, the number of vested and unvested shares of the share capital of the Company exercisable under such Company Options, if applicable, and the exercise price of such Company Options), there are no options, warrants, calls, rights, Convertible Securities, commitments or Contracts of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the share capital of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other rights, rights of any type, the value of which is determined by reference in whole or in part to the value of the share capital of the Company or any of the Company Securities (whether payable in cash, property or otherwise). The Shares and other Company Securities set forth on Section 6.2(a) of the Company Disclosure Schedule are the only shares of the share capital or other Company Securities of the Company issued and outstanding, and the Company has no other share capital issued or outstanding. The Company Securities are held by the Persons with the addresses and in the numbers as set forth on Section 6.2(a) of the Company Disclosure Schedule.

(b)    All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Articles of Association of the Company, or any Contract to which the Company is a party or by which it is bound, and have been issued in compliance with all applicable Laws. All certificates representing Shares have been correctly and validly issued and not been cancelled. The Company has not and will not suffer or incur any Liability arising out of (i) the cancellation of any Company Options (other than the payments made pursuant to Section 3.2 with respect to the cancellation of Company Options hereunder) or (ii) any Contracts relating to any of the Company Securities (including any amendment of the terms of any such Contract). There are no declared or accrued but unpaid dividends with respect to any of the Shares.
(c)    Except as provided in this Agreement, there are no voting trusts, proxies, or other Contracts with respect to the voting securities of the Company, to which the Company is a party. Other than as provided in the Company’s Articles of Association or the Restated Articles, there are no Contracts to which the Company is a party relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, co-sale rights, or “bring along” or “drag-along” rights) of any Company Securities.
6.3    Subsidiaries. The Company has never had any Subsidiaries. The Company has not agreed, is not obligated to make, and is not bound by any Contract under which it may become obligated to make any future investment in, or capital contribution to, any other Person. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible, exchangeable or exercisable for any equity or similar interest in, any Person.
6.4    Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party, to grant the Buyer Option and issue the Veto Share to Buyer, and to otherwise consummate the transactions contemplated in this Agreement and such Related Agreements. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated in this Agreement and the Related Agreements have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize, execute and deliver the Agreement and any Related Agreements to which it is a party or the transactions contemplated in this Agreement or such Related Agreements. This Agreement, the Buyer Option, the issuance of the Veto Share, and the consummation of the Acquisition subject to the terms and conditions of this Agreement and the Related Agreements have been approved unanimously by all of the Securityholders and the Board. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, shall constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.
6.5    No Conflict.
(a)    Except as set forth on Section 6.5(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated in this Agreement and such Related Agreements, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Articles of Association, (ii) any Material Contract, or (iii) any Law applicable to the Company or any of its properties (whether tangible or intangible) or assets.

(b)    Section 6.5(b) of the Company Disclosure Schedule identifies all consents, waivers and approvals of, and notices to parties to any Material Contract as are required thereunder in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated in this Agreement or the Related Agreements, including the Acquisition, except for such consents, approvals, orders, authorizations, registrations, declarations, filings and notices, (i) which have already been obtained and are in full force and effect, or (ii) the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement or the conduct of the business of the Company before and after the Closing in the manner in which it was conducted immediately before the Effective Date or materially prevent or impede or delay the consummation of any of the transactions contemplated hereby. Following the Closing, the Company will be permitted to exercise all of its rights under such Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise have been required to pay pursuant to the terms of such Material Contracts had the transactions contemplated in this Agreement not occurred.
6.6    Governmental Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, tribunal, judicial, legislative or administrative agency, body or commission or other federal, state, county, local or foreign, governmental or regulatory authority, instrumentality, agency, department, ministry, administrative body, or commission or other public or quasi-public legal authority, including, if applicable, the New York Stock Exchange, the United States Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority, Israel Innovation Authority (Formerly the Office of the Chief Scientist of the Israeli Ministry of Economy) (the “IIA”) and ITA (each, a “Governmental Authority”), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated in this Agreement or the Related Agreements, including the Acquisition, except for such consents, approvals, orders, authorizations, registrations, declarations, filings and notices, (i) which have already been obtained and are in full force and effect, or (ii) the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder or the conduct of the business of the Company consistent with past practices or materially prevent or impede or delay the consummation of any of the transactions contemplated hereby.
6.7    Restrictions on Business Activities. Except as set forth on Section 6.7 of the Company Disclosure Schedule, the Company has not entered into any Contract, which has the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Except as set forth on Section 6.7 of the Company Disclosure Schedule, the Company has not entered into any Contract under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing or providing any Company Products to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.
6.8    Title to Assets; Absence of Liens and Encumbrances. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) Liens for Taxes not yet due and payable, and (ii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.
6.9    Intellectual Property.

(a)    The Company presently owns all right, title, and interest in and to, or has a valid and enforceable license to use all Intellectual Property used by the Company in its businesses (the “Company Intellectual Property”), which represents all Intellectual Property necessary to the conduct of such business as currently conducted or presently proposed to be conducted. The Company exclusively owns all of the Company Intellectual Property the Company owns or purports to own. The Company has not entered into any Contract or transaction (or taken any other action that has a similar effect) with any Securityholder, Employee, or, in each case, their respective Affiliates or family members that transferred ownership of, or granted any license of any rights, title or interest in, or any right or permission to use Company Intellectual Property to any such Person.
(b)    Section 6.9(b) of the Company Disclosure Schedule lists all Registered Intellectual Property Rights owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property Rights”) and in each case listing, as applicable (i) the name of the applicant or registrant and current owner of record, (ii) the date of application or issuance, (iii) the registration or application number, and (iv) the relevant jurisdiction as to each and any material proceedings or actions before any court, tribunal (including the European Patent Office (the “EPO”), the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.
(c)    Each item of Company Registered Intellectual Property Rights is valid (or in the case of application – applied for) and subsisting, and all necessary filing, registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the State of Israel, Europe, the United States, or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights. Other than as set forth on Section 6.9(c) of the Company Disclosure Schedule, there are no actions that must be taken by the Company within one hundred (100) days following the date of this Agreement, including the payment of any filing, registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights. During the prosecution of any Patents within the Company Registered Intellectual Property Rights (“Company Patents”), all material prior art to Company Patents was adequately disclosed to or considered by the respective patent offices.
(d)    In each case in which the Company has acquired or purported to acquire ownership of any Intellectual Property from any Person, the Company has obtained a valid and enforceable assignment under applicable Law sufficient to irrevocably transfer all right, title, and interest in that Intellectual Property to the Company, and, to the extent that such Intellectual Property constitutes Registered Intellectual Property, to the maximum extent provided for by, and in accordance with, applicable Laws, the Company has recorded each such assignment with each relevant Governmental Authority, including the PTO, EPO, the U.S. Copyright Office, or their respective equivalents in any relevant jurisdiction, as the case may be.
(e)    Each item of the Company Intellectual Property, including all Company Registered Intellectual Property Rights is free and clear of any Liens other than those set forth on Section 6.9(e) of the Company Disclosure Schedule. All of the Company Registered Intellectual Property is exclusively owned by the Company, and no third party has rights in any of the Company Registered Intellectual Property.
(f)    Except for Technology and Intellectual Property Rights transferred pursuant to the Horizon Documentation, the Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use (in any field of use), or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Rights that are or were Company

Intellectual Property, to any other Person, or (ii) permitted the Company’s rights in any Company Intellectual Property to enter into the public domain. The Company has the exclusive right to bring infringement actions with respect to the Company Intellectual Property if any Person has the right to bring any such infringement actions.
(g)    Section 6.9(g) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned or otherwise conveyed or provided or made available to the Company (or Contract pursuant to which the Company receives an authorization, immunity, covenant not to sue, access to, or some other license or right with respect to Intellectual Property, including any implied or statutory licenses arising by virtue of any applicable Law), other than (a) Invention Assignment Agreements and Contracts with third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company, and (b) non-exclusive licenses to third-party software that are not otherwise material to the Business (the “In-Licensed Intellectual Property”). Complete and correct copies of all Contracts required to be listed on Section 6.9(g) of the Company Disclosure Schedule have been made available to Buyer. Except for Contracts required to be listed on Section 6.9(g) of the Company Disclosure Schedule, all Technology used in or necessary to the conduct of the Business was created solely by either (i) Employees acting within the scope of their employment/engagement who have signed Invention Assignment Agreements and waived their right to sue for any moral or economic rights that they may have in any of the Company Intellectual Property or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company, and, to the fullest extent permitted under applicable Law, waived any and all claims that they may have in connection with any non-assignable Intellectual Property Rights, including any moral or economic rights.
(h)    Section 6.9(h) of the Company Disclosure Schedule accurately identifies all milestones, royalties, fees, commissions and other amounts payable by the Company, including identification of the payee, to any other Person for the use, exploitation, modification or maintenance of any of the In-Licensed Intellectual Property or other Intellectual Property used by the Company or in connection with the Business.
(i)    Section 6.9(i)-1 of the Company Disclosure Schedule accurately identifies each Company IP Contract, other than Company IP Contracts on the Company’s standard form and other than Company IP Contracts under which the Company has no ongoing rights or obligations. Neither the Company nor any predecessors of the Company have exclusively licensed, sold, or exclusively assigned any Technology or Intellectual Property Right to any Person not identified in Section 6.9(i)-2 of the Company Disclosure Schedule. Except as set forth in Section 6.9(i)-3 of the Company Disclosure, the Company is not bound by, and none of the Company Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, license, transfer, assert or enforce any of the Company Intellectual Property anywhere in the world, other than pursuant to non-exclusive licenses under the Company Intellectual Property granted by the Company in the ordinary course of business. Complete and correct copies of all Contracts required to be listed on Section 6.9(i)(1)-(3) of the Company Disclosure Schedule have been made available to Buyer.
(j)    The Company Intellectual Property, together with the In-Licensed Intellectual Property constitutes all of the Technology and Intellectual Property Rights used in the conduct of the business of the Company, including the design, development, marketing, manufacture, use, import and sale of any Company Product (including, to the Knowledge of the Company, Company Products currently under development). Except as set forth in Section 6.9(j) of the Company Disclosure Schedule, the Company owns or possesses sufficient rights to all Technology and Intellectual Property Rights that are used in the operation of the business, without infringing, misusing, or misappropriating the Intellectual Property Rights of any Person.

(k)    There are no licenses or other Contracts between the Company, on the one hand, and any other Person with respect to Company Intellectual Property or other Technology or Intellectual Property Rights used in and/or necessary to the conduct of the Business under which there is any material dispute regarding the scope of such Contract, or either party’s performance under such Contract including with respect to any payments to be made or received by the Company thereunder.
(l)    Except as disclosed in Section 6.9(l) of the Company Disclosure Schedule, none of the Contracts relating to In-Licensed Intellectual Property will terminate, or may be terminated by a third party, solely by the passage of time or at the election of such third party within one hundred and twenty (120) days from the date of the Company Disclosure Schedule. The operation of the Business, including the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any Company Product (other than Company Products currently under development) has not infringed, misappropriated or otherwise violated, does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person, violate any applicable right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any applicable jurisdiction. Following the Acquisition, the Company’s or Buyer’s use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any Company Product in existence as of the Closing will not infringe, misappropriate or otherwise violate, any Intellectual Property Rights of any Person in existence on or before the Closing Date, or constitute unfair competition or trade practices under the Laws (as in effect as of the Closing Date) of any applicable jurisdiction, however, excluding any such infringement, misappropriation, or other violation of Intellectual Property Rights of any Person, or unfair competition or trade practices that would not exist but for changes made after the Closing (i) to the design of the Company Products or (ii) in the use, branding, content of advertising, promotional or marketing materials, or manufacturing specifications, of Company Products, in each case (pursuant to clause (i) or (ii)), that were not contemplated by the Company prior to the Closing. The Company has not received notice from any Person claiming that such operation or any act, any Company Product (including Company Products currently under development) or Technology of the Company infringes, misappropriates or otherwise violates any Intellectual Property Rights of any Person, or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor to the Knowledge of the Company, any basis therefor). The Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential infringement, misappropriation or other violation or unlawful use claim (other than indemnification provisions in Company IP Contracts that are materially consistent with the standard forms of Company IP Contracts made available to Buyer).
(m)    To the Knowledge of the Company, no Person has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.
(n)    The Company has taken commercially reasonable steps that are required or necessary to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other Person to the Company. Without limiting the foregoing, the Company has obtained from each Employee and/or any other Person (including any consultant, service provider or intern) who has contributed independently or jointly to the creation, development, invention, conception, or discovery of any Company Intellectual Property a signed, valid and enforceable Contract that includes (i) confidentiality obligations in favor of the Company, (ii) an effective and valid assignment to the Company of all right, title and interest in and to all Intellectual Property Rights and Technology created, developed, invented, conceived or discovered by such Person during his/her/its employment or engagement, as the case may be, relating to the Business (including the rights to transfer, license, amend and modify such Intellectual Property and including all claims and demands that may be associated with such Intellectual Property), and (iii) a waiver of any and all moral and economic rights (to the extent possible under applicable Law) or a consent to use the Company Intellectual Property in connection with the Business and addressing the moral and economic rights that such Person may possess in such

Intellectual Property (collectively, the “Invention Assignment Agreements”). To the extent that any Company Intellectual Property was developed by an Employee who is not an employee of the Company, such Employee has received all compensation or other remuneration owed to such Employee in connection with providing services to the Company.
(o)    Except as disclosed in Section 6.9(o) of the Company Disclosure Schedule, no Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment or settlement Contract or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.
(p)    No (i) Company Product or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company constitutes false advertising or otherwise violates any Law, except for immaterial violations of a Law.
(q)    Except as set forth in Section 6.9(q) of the Company Disclosure Schedule, no government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of the Company Intellectual Property and no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. No rights have been granted by the Company or, to the Knowledge of the Company, are due under applicable Law to any Governmental Authority with respect to any Company Product, or under any Company Intellectual Property other than the same standard commercial rights as are granted by the Company to commercial end users of the services of the Company in the ordinary course of business. Except as set forth on Section 6.9(q) of the Company Disclosure Schedule, to the Knowledge of the Company, no Employee who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, or was under any grants from any Governmental Authority or private source, performing research sponsored by any Governmental Authority or private source or subject to any employment Contract or invention assignment or nondisclosure Contract or other obligation with any third party that could adversely affect the rights of the Company in such Intellectual Property Rights or the ability to consummate the Acquisition, during a period of time during which such Employee was also performing services for the Company. Except in connection with the Horizon Assets, the Company has not received and has no pending applications for any grants, incentives, benefits (including tax benefits), awards, exemptions, subsidies, reimbursement arrangement or other benefit, relief or privilege from any Governmental Authority, including the Israeli Investment Center or the IIA, other than those generally applicable to Israeli private companies, irrespective of their sector. The Company Products (including their research and development) were not supported by the IIA. The Company has at all times complied with all its undertakings and obligations to the IIA and has no liability, whether accrued or contingent thereto. The Company has paid in full all of its outstanding Liabilities (including all interest, royalties and principal amounts) to the IIA in connection with any funding previously received therefrom, including in connection with the Horizon Assets, and the Horizon Assets and any other IIA-funded know-how are free and clear of any obligations or undertakings to the IIA. The Company has not, nor to the Knowledge of the Company, has any other third party received any grant or other governmental or institutional funding that would result in the imposition of any limitation on the development, manufacturing, transfer or use, or any other Lien on, or any license to or interest in, the Company Products.
(r)    The Company has not collected, used or disclosed any Personal Information in violation of any Company Privacy Policy. The Company has complied with all applicable Laws and the Company’s contractual obligations and privacy policies relating to the privacy and data protection of users of Company Products and websites and/or to the collection, use, storage, registration and transfer of any Personal Information collected by or on behalf of the Company, including Israel’s Protection of Privacy Law (1981) and the Privacy Protection Regulations (Data Protection) (2017) and the EU General

Data Protection Regulations (collectively, “Privacy Obligations”). To the Knowledge of the Company, the execution, delivery and performance of this Agreement complies with all applicable Privacy Obligations. Section 6.9(r) of the Company Disclosure Schedule lists or describes all formal and informal Company Privacy Policies, and true and correct copies of all such Company Privacy Policies have been made available to Buyer. The Company makes all disclosures to users or customers required by applicable Laws, and none of such disclosures made or contained in any Company Privacy Policy or in any such materials has been inaccurate, misleading, or deceptive or in violation of any applicable Laws. The Company has commercially reasonable and appropriate security measures in place to protect any Personal Information they receive from illegal or unauthorized access, use, or disclosure (except for immaterial illegal or unauthorized access, use or disclosure). To the Knowledge of the Company, no person has gained unauthorized access to any Personal Information held by the Company, or otherwise held or processed on the Company’s behalf. The consummation of the contemplated transactions, including any transfer of Personal Information resulting from such transactions will not violate any applicable Privacy Obligation as it currently exists. The Company has not been notified in writing of, nor, to the Knowledge of the Company, is the subject of, any regulatory investigation or proceeding related to data security or privacy. To the Knowledge of the Company, no Person (including any Governmental Authority) has made any claim or commenced any proceeding with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such Personal Information by the Company or any of the Employees.
(s)    Section 6.9(s) of the Company Disclosure Schedule lists all industry standards bodies and similar organizations of which the Company is a member, has been a contributor, has been a participant, or whose standards by which the Company has otherwise been bound. The Company is not and never was a member in, a contributor to, or participant in, or otherwise bound by, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Technology or Intellectual Property Rights.
(t)    The IT Systems are materially adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company with respect to the Business as currently conducted. The Company (i) has taken commercially reasonable measures customary to preserve and maintain the performance, security and integrity of the IT Systems (and all Software, information or data stored on any IT Systems) and (ii) maintains commercially reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance. During the two (2) year period prior to the date of this Agreement, (A) there has been no failure with respect to any IT Systems that has had a material effect on the operations of the Company and (B) to the Knowledge of the Company there has been no unauthorized access to or use of any IT Systems (or any Software, information or data stored on any IT Systems). Section 6.9(t) of the Company Disclosure Schedule accurately identifies all Social Media Accounts that the Company uses, operates or maintains, including in connection with marketing or promoting, in connection with any Company Products or the Business.
6.10    Related Party Transactions. Except as set forth in Section 6.10 of the Company Disclosure Schedule and other than (i) standard benefits generally made available to all Employees, and (ii) standard director, manager and/or officer indemnification Contracts approved by the Company, in each instance, approved and reflected in the written minutes of the Board (as made available to Buyer), there are no Contracts between the Company, on the one hand, and any Employee or any Affiliate or family member thereof, on the other (each, a “Related Party”). The Company does not have any Accounts Receivable from any Person that is a Related Party. The Company is not in violation or breach of, nor to the Knowledge of the Company has any event occurred that, with or without notice or lapse of time or both, would constitute a violation or breach under, any Contract listed or required to be listed in Section 6.10 of the Company Disclosure Schedule. Except as set forth in Section 6.10 of the Company Disclosure Schedule, the Company is not indebted, directly or indirectly, to any Related Party, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all

Employees employed by the Company, and the Company otherwise has no Liabilities to any of the Securityholders or Affiliates of any of the Securityholders, or officers, directors, managers, or members of the Company or their respective Affiliates. Except as set forth in Section 6.10 of the Company Disclosure Schedule, no Related Party is directly or indirectly, indebted to the Company or has, to the Knowledge of the Company, any (i) commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any customers, suppliers, service providers, joint venture partners, licensees or competitors of the Company; (ii) direct or indirect ownership interest in any firm or corporation of which the Company is an Affiliate or with which the Company has a business relationship, or any firm or corporation which competes with the Company, except that Employees may own stock in (but not exceeding one percent (1%) of the issued and outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any contract with the Company.
6.11    Health Care Legal Compliance.
(a)    Neither the Company nor any of its Employees or its distributors, directly or indirectly, has committed any violation of any Health Care Legal Requirement related to the Company or its Business, including but not limited to using any funds for any illegal contribution, gift, entertainment or other unlawful expense to a health care provider or health care organization. To the Knowledge of the Company, no event has occurred nor do any circumstances exist that with the passage of time or the occurrence of planned events that could reasonably be expected to constitute any violation of any Health Care Legal Requirement by the Company in connection with the Company Products. The Company is complying in all material respects with all Laws applicable to privacy or security of individually identifiable health information. To the Knowledge of the Company, the Company has not suffered any unauthorized acquisition, access, use or disclosure of any individually identifiable health information that, individually or in the aggregate, compromises the security or privacy of such individually identifiable health information.
(b)    Neither the Company nor any of its Employees has been excluded, suspended or debarred from participating in any government-run health care program or been subject to any sanction by any Governmental Authority or been convicted of any health care related crime. To the Knowledge of the Company, no such exclusions or suspensions are threatened in writing nor is there any basis for such exclusions or suspensions.
6.12    Litigation and Investigations. Except as set forth in Section 6.12 of the Company Disclosure Schedule, there is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened against the Company, any of its properties (tangible or intangible) or any of its officers, managers or directors (in their capacity as such). To the Knowledge of the Company there is no investigation, audit, or other proceeding pending or threatened in writing, against the Company, any of its properties (tangible or intangible) or, to the Knowledge of the Company, any of its officers, managers or directors (in their capacity as such) by or before any Governmental Authority. No Governmental Authority has, in writing, at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted. To the Knowledge of the Company, there is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any Person who pursuant to applicable Law or Contract has the right to indemnification from the Company, nor, to the Knowledge of the Company, are there any existing facts and circumstances that could reasonably be expected to give rise to such an action, suit, claim or proceeding. To the Knowledge of the Company, there is no proceeding pending against any Person that relates to this Agreement or the transactions contemplated in this Agreement.
6.13    Compliance with Laws. The Company has complied with in all material respects, is not in violation of, and has not received any written notices of any suspected, potential or actual violation with respect to, any applicable Law by the Company or any Employee of the Company, except for immaterial violations of a Law.

6.14    Brokers’ and Finders’ Fees. Except as set forth in Section 6.14 of the Company Disclosure Schedule, The Company has not incurred, nor will the Company incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or the Related Agreements or any transaction contemplated in this Agreement or the Related Agreements.
6.15    Disclosure. To the Knowledge of the Company, no representation or warranty made by the Company, nor any document, written or oral information, written or oral statement, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by the Company or any Securityholder pursuant to this Agreement or the Related Agreements or in connection with the Acquisition, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements of facts contained herein or therein not misleading in light of the circumstances under which they were furnished. Prior to the date of this Agreement, the Company has made available all due diligence materials requested in writing by Buyer.
6.16    Horizon Documentation. The Horizon APA and the Horizon License Agreement, in each case, on the terms and in the form provided to the Buyer (collectively, the “Horizon Documentation”) represent and constitute the entire agreement between the parties to the agreements included in the Horizon Documentation with respect to the transfer of the Horizon Assets and license of certain patents indicated in the Horizon Documentation.
ARTICLE VII
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE COMPANY
In addition to the representations and warranties set forth in Article VI, the Company hereby represents and warrants to Buyer (and, at Buyer’s election, Buyer’s Affiliate if the Buyer Option is exercised by an Affiliate of Buyer) with respect to the representations and warranties in this Article VII, as of the Closing Date (other than the representations and warranties which are made as of a specified date, which speak only as of such date), subject in each case to such exceptions as are specifically disclosed in the Supplemental Company Disclosure Schedule, subject to Section 13.8, as follows:
7.1    Corporate and Business Records. The corporate and business records of the Company made available to Buyer contain materially complete and accurate records of the corporate actions and proceedings and business activity of the Company.
7.2    Allocation of Acquisition Consideration. The allocation of Closing Consideration set forth in the Consideration Schedule and the allocation of the Additional Consideration in the Updated Consideration Schedule will comply with the Restated Articles of the Company and applicable Law, will not result in any violation of any Contract between the Company on the one hand and any of the Securityholders, on the other hand, and will be complete and correct. Immediately following the Closing, Buyer (or, at Buyer’s election, Buyer’s Affiliate if the Buyer Option is exercised by an Affiliate of Buyer) will be the sole record and beneficial holder of all issued and outstanding shares of the Company’s share capital, and no Company Securities or other rights to acquire or receive any shares of the Company’s share capital shall remain outstanding.
7.3    Company Financial Statements.
(a)    Section 7.3(a) of the Supplemental Company Disclosure Schedule sets forth the Company’s (i) audited balance sheets of the Company as of the end of each of the three (3) fiscal years ended at least sixty (60) days prior to the date of the Supplemental Company Disclosure Schedule, and the audited statements of operations, cash flow and changes in shareholders’ equity for the twelve (12) month periods then-ended (the “Year-End Financials”), and (ii) unaudited balance sheet as of the end of the fiscal quarter ended no more than sixty (60) days prior to the date of the Supplemental Company Disclosure Schedule (the date of such unaudited balance sheet, the “Balance Sheet Date”), and the related unaudited, statements of operations, cash flow and changes in shareholders’ equity for the three-, six- or nine-month period since the date of the most recent Year-End Financials, as applicable (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) have been prepared on a consistent basis throughout the periods indicated and consistent with each other. The Financials present in all material respects, the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The Year-End Financials have been prepared in accordance with U.S. GAAP, provided that the Interim Financials are subject to ordinary year-end adjustments that are not expected to be material in the aggregate. The Company’s unaudited, consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”
(b)    The Accounts Receivable of the Company have arisen from bona fide arm’s length transactions in the ordinary course of business of the Company. There has not been any material adverse change in the collectability of such Accounts Receivable during the twelve (12) month period ending on the Balance Sheet Date. Section 7.3(b) of the Supplemental Company Disclosure Schedule sets forth a list of all such Accounts Receivable that are more than ninety (90) days from the date of the invoice for such Account Receivable, and of all such Accounts Receivable classified as doubtful accounts on the Current Balance Sheet. The Company does not have any Accounts Receivable from any Person that is a Current Employee, Affiliate, or equity holder of the Company. All Accounts Payable of the Company have arisen from bona fide arm’s length transactions in the ordinary course of business of the Company. Since the Balance Sheet Date, the Company has paid its Accounts Payable in the ordinary course of business of the Company.
(c)    The Company has no Company Products placed with its customers under an understanding permitting their return to the Company other than pursuant to a breach of warranty.
7.4    No Undisclosed Liabilities. The Company does not have any Liabilities that (i) have not been reflected in the Year-End Financials if required by U.S. GAAP to be so reflected, or (ii) have not arisen in the ordinary course of business of the Company since the Balance Sheet Date in an amount that exceeds $100,000 in any one case or $250,000 in the aggregate.
7.5    No Changes. Since the Balance Sheet Date, except for immaterial changes or developments, there has not been, occurred or arisen any:
(a)    other than as contemplated in this Agreement, transaction by the Company, except in the ordinary course of business of the Company;
(b)    amendments or changes to the Articles of Association, other than as contemplated in this Agreement;
(c)    capital expenditure or commitment by the Company exceeding $100,000 individually or $250,000 in the aggregate (inclusive of all ordinary course capital expenditures and commitments);
(d)    payment, discharge or satisfaction of any claim or Liability, other than payments, discharges or satisfactions in the ordinary course of business of the Company of Liabilities reflected or reserved against in the Year-End Financials or arising in the ordinary course of business of the Company since the Balance Sheet Date;

(e)    destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or Customer of the Company (whether or not covered by insurance), in each case to the Knowledge of the Company;
(f)    employment dispute, including claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other employment or labor practice or action or violation of Law, in each case with respect to the Company;
(g)    change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company, other than as required by applicable Law or U.S. GAAP;
(h)    adoption of any material Tax election or change in any Tax election or any Tax accounting method, entering into any closing Contract with respect to Taxes, assertion of any Tax claim or assessment (other than for Taxes that arise and become due and payable in the ordinary course of business of the Company), settlement or compromise of any Tax claim or assessment, extension or waiver of the limitation period applicable to any Tax claim or assessment or filing of any amended Tax Return;
(i)    change in any pricing of any of the Company Products or services;
(j)    declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Securities, or any split, combination or reclassification in respect of any Company Securities, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for Company Securities (other than shares of the share capital of the Company issued upon the exercise or conversion of the Convertible Securities), or any direct or indirect repurchase, redemption, or other acquisition by the Company of any Company Securities (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);
(k)    hiring or termination of any Employee or resignation or removal of any officer, director or manager of the Company;
(l)    increase in or other change to the salary, employment status, title or other compensation (including equity based compensation whether payable in cash, securities or otherwise) payable or to become payable by the Company to any of the Employees, or the declaration, adoption, Contract, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such Employee or consultant (except amendments required to comply with applicable Law);
(m)    adoption or amendment of any Company Employee Plan (except as required by applicable Law), or execution or amendment of any Employee Agreement;
(n)    other than as contemplated in this Agreement, sale, lease, license or other disposition of any of the material assets (whether tangible or intangible) or properties of the Company outside of the ordinary course of business of the Company, including the sale of any Accounts Receivable outside of the ordinary course of business, or any creation of any security interest in such assets or properties not in the ordinary course of business;
(o)    loan by the Company to any Person, or purchase by the Company of any debt securities of any Person, except for advances to employees for travel and business expenses in the ordinary course of business of the Company;

(p)    other than as contemplated in this Agreement, incurrence by the Company of any Indebtedness exceeding $100,000 individually or $250,000 in the aggregate, amendment of the terms of any outstanding loan Contract, guaranteeing by the Company of any Indebtedness, issuance or sale of any debt securities of the Company, or guaranteeing of any debt securities of others;
(q)    waiver or release of any material right or claim of the Company, including any write-off or other compromise of any Accounts Receivable, or change in practices or procedures with respect to the collection of Accounts Receivable or extension of any other incentive with respect thereto, in each case outside the ordinary course of business of the Company;
(r)    commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or any of its affairs, or relating to any of the Company’s businesses, properties or assets;
(s)    claims or matters raised by any individual, Governmental Authority, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company;
(t)    notice of any claim or potential claim of ownership, interest or right by any Person other than the Company of the Company Intellectual Property or of infringement misuse, or misappropriation by the Company of any other Person’s Intellectual Property Rights;
(u)    other than as contemplated in this Agreement, (i) sale, lease, license, assignment, or transfer by the Company to any Person of any Company Intellectual Property or execution, modification, termination, or amendment of any Material Contract to which the Company is a party with respect to the Company Intellectual Property with any Person or with respect to the Intellectual Property Rights of any Person, in each case, excluding standard end user licenses and Contracts and similar Contracts entered into in the ordinary course of business of the Company, (ii) purchase, assignment, or license of any Intellectual Property Rights or execution, modification, termination, or amendment of any Material Contract to which the Company is a party with respect to the Intellectual Property Rights of any Person, (iii) Contract, termination, modification, or amendment of an existing Contract to which the Company is a party with respect to the development of any Technology or Intellectual Property Rights with a third party, other than in the ordinary course of business of the Company, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Technology or Intellectual Property Rights to the Company, other than pursuant to the terms of such Contracts or in the ordinary course of business of the Company;
(v)    entering into a Contract or material modification to any Contract pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Company Product, except in the ordinary course of business of the Company;
(w)    lease, license, sublease or other occupancy of any Leased Real Property by the Company;
(x)    Contract by the Company, or any Employee on behalf of the Company, to do any of the things described in the preceding clauses (a) through (w) of this Section 7.5 (other than negotiations with Buyer and its representatives regarding the transactions contemplated in this Agreement and the Related Agreements); or
(y)    any Company Material Adverse Effect.

7.6    Internal Controls. The Company maintains accurate books and records reflecting the assets and Liabilities of the Company and maintains proper and adequate internal accounting controls (in light of the Company’s size and privately held status) and a system of accounting that provides reasonable assurances (in light of the Company’s size and privately held status) that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with U.S. GAAP; and (c) account receivables are recorded accurately and adequate procedures are implemented to effect the collection thereof on a timely basis. There are no significant deficiencies in the design or operation of the Company’s internal controls over financial reporting that could be reasonably expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report consolidated financial data or material weaknesses in internal controls over financial reporting, and to the Knowledge of the Company, there has been no fraud, whether or not material, that involved management or other Employees who had or have a significant role in the Company’s internal control over financial reporting.
7.7    Title to Properties.
(a)    The Company does not own any real property, nor has the Company ever owned any real property. Section 7.7(a) of the Supplemental Company Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), and sets forth all leases, lease guaranties, licenses, subleases, Contracts for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments thereof (“Lease Agreements”). The Company has made available to Buyer true, correct and complete copies of all Lease Agreements. All such Lease Agreements are in full force and effect and are valid and enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws. There is not, under any of the Lease Agreements, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) of the Company or, to the Knowledge of the Company, any other party thereto. The Company currently occupies all of the Leased Real Property for the operation of its businesses, and there are no other parties occupying, or, to the Knowledge of the Company, with a right to occupy, the Leased Real Property.
(b)    All Leased Real Property is in commercially reasonable operating condition and repair and is suitable for the conduct of the Company’s business as presently conducted therein. The operation of the Company on their respective Leased Real Property does not violate any Law relating to such property or operations thereon. The Company is not party to any Contract or subject to any claim that could require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property.
(c)    All equipment owned or leased by the Company currently in use and held for future use is (i) reasonably adequate for the conduct of the business of the Company before and after the Closing in the manner in which it was conducted immediately before the Effective Date and as currently proposed to be conducted, and (ii) in commercially reasonable operating condition, regularly and properly maintained, subject to normal wear and tear.
7.8    Agreements, Contracts and Commitments. All Material Contracts are listed in Section 7.8 of the Supplemental Company Disclosure Schedule, with reference to the applicable subsection of the definition of “Material Contracts”. True, correct and complete copies of all Material Contracts have been made available to Buyer. The Company is in material compliance with and is not in material breach or material default under and has not received written notice that it has materially breached or materially defaulted under, any of the terms or conditions of any Material Contract, nor, to the Knowledge of the Company, any event that could reasonably be expected to constitute such a material breach or material default by the Company with the lapse of time, giving of notice or both. Each Material Contract is in full force and effect with respect to the Company, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws and, to the Knowledge of the Company, no third party obligated to the Company pursuant to any such Material Contract is subject to any material default thereunder. To the Knowledge of the Company, no party to a Material Contract has any intention of terminating such Material Contract or reducing by more than five percent (5%) the volume of business such party conducts with the Company.
7.9    Company Authorizations. Each consent, license, permit, grant, clearance, approval or other authorization under applicable Law (i) pursuant to which the Company currently operates or holds any interest in any of its properties, (ii) which is required for the operation of the business of the Company as currently conducted, or (iii) which provides the Company a benefit in the operation of its business as currently conducted (each a “Company Authorization” and collectively, “Company Authorizations”), has been issued or granted to the Company. The Company Authorizations are in full force and effect. No suspension, cancellation or other lapse of any Company Authorization is pending by or at the behest of any Governmental Authority or other Person, or to the Knowledge of the Company, threatened in writing. All Company Authorizations shall remain in full force and effect immediately after giving effect to the Acquisition. The Company has not received any communication from any Governmental Authority or been notified that any Company Authorization related to any of the Company Products has been withdrawn or modified or that such an action is under consideration. There has been no recall, detention, withdrawal, seizure, or termination or suspension of manufacturing requested or threatened in writing relating to the Company Products, and no field notifications, field corrections or alerts. To the Knowledge of the Company, no Governmental Authority is evaluating limiting, suspending, or revoking any Company Authorizations or changing the marketing classification or labeling of any Company Products. To the Knowledge of the Company, there is no false information or significant omission in any product application or product-related submission related to the Company Products to any Governmental Authority. The Company has obtained all necessary Company Authorizations related to the Company Products distributed and sold by the Company, and the Company has not received any notice that any Governmental Authority seeks any additional conditions on the distribution or sale of Company Products in a jurisdiction covered by a Company Authorization. To the Knowledge of the Company, any third party that is a manufacturer, contractor, or agent for the Company is in compliance with all Laws insofar as they pertain to the manufacture of the Company Products or any related product components or inputs. To the Knowledge of the Company, the distributors on behalf of the Company have obtained and currently maintain all required registrations from each applicable medicinal or public health Governmental Authority having jurisdiction over any geographic area in which the Company or the distributors currently sells the Company Products.
7.10    Anti-Corruption and Anti-Bribery Compliance; Export and Import Control Laws.
(a)    The Company has been, within the two (2) years prior to the date of this Agreement, and is currently, in compliance, in all material respects, with all applicable Anti-Corruption and Anti-Bribery Laws in any jurisdiction in which the Company conducts business, except for immaterial violation of a Law. To the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s activities that could reasonably be expected to give rise to any legitimate future legal claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions against the Company under any applicable Anti-Corruption and Anti-Bribery Laws. As of the Closing Date, the Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Anti-Corruption and Anti-Bribery Laws.
(b)    To the Knowledge of the Company, no officer, director or manager of the Company has been: (i) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (ii) subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him/her from, or otherwise imposing limits or conditions on his or her engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iii) found by a court of competent jurisdiction in a civil action to have violated any applicable commodities or unfair trade practices Law or any Securities Law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.
(c)    The Company has, within the two (2) years prior to the date of this Agreement and is currently, in compliance, in all material respects, with all applicable Export and Import Control Laws, except for immaterial violations of a Law. Without limiting the foregoing: (i) the Company has obtained all material and applicable export licenses, registrations and other approvals required for its respective exports of products, software, services, and technologies under applicable Export and Import Control Laws; (ii) the Company is in material compliance with the terms of all applicable Export and Import Approvals; (iii) the Company has not received any communication alleging that it is not or may not be in compliance with, or has, or may have, any liability under any such applicable export licenses, registrations or other approvals, or otherwise in respect of any applicable Export and Import Control Laws; (iv) to the Knowledge of the Company, there are no pending or threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any applicable Export and Import Control Laws; and (v) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s export or import transactions that could reasonably be expected to give rise to any legitimate future legal claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions against the Company under any applicable Export and Import Control Laws. The Company has not and does not engage in, and the Company Products do not constitute or include, encryption technology, defense technology, dual use software and/or technology or other technology whose development, commercialization or export requires a license from the Israeli Ministry of Defense, the Israeli Ministry of Economy and Industry or an authorized body thereof pursuant to any Export and Import Control Law.
(d)    No approvals from a Governmental Authority are required as a result of the Acquisition for the Company to retain any Export and Import Approvals following the consummation of the Acquisition.
7.11    Environmental Matters. The Company (i) is and, during the surviving time periods of all applicable statutes of limitation, has been in compliance in all material respects with all Environmental Laws; (ii) has not received any written notice of any alleged claim, complaint, violation of, or Liability under, any Environmental Law (including any claim or complaint from any Employee alleging exposure to Hazardous Materials) (collectively, an “Environmental Claim”) and, to the Knowledge of the Company, there are no existing conditions, occurrences or circumstances related to the operations of the Company that are or are reasonably likely to result in the receipt of such notice; (iii) has not disposed of, emitted, discharged, or released, or handled, stored, transported or used any Hazardous Materials or arranged for the Release or handling, storage or transportation of any Hazardous Materials in a manner that has resulted, or is reasonably likely to result, in an Environmental Claim; (iv) has not entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of (A) Environmental Laws or (B) Hazardous Materials related to activities of the Company; and (vi) has made available to Buyer complete and correct copies of all records and all environmental audits and environmental assessments conducted at the request of, or otherwise in the possession or control of the Company, with respect to any facility owned, leased or used at any time by the Company, or otherwise in the possession or control of the Company.
7.12    Employee Benefit Plans and Compensation.

(a)    Schedule. Section 7.12(a) of the Supplemental Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan, in each case pursuant to which the Company has any obligation as of the Closing Date.
(b)    Documents. The Company has made available to Buyer (i) correct and complete copies of all documents in effect as of the date of the Supplemental Company Disclosure Schedule and as of the Closing Date embodying each Company Employee Plan and all related trust documents, including in each case all amendments thereto, (ii) all material written Contracts in effect from and after the date of this Agreement relating to each Company Employee Plan, including administrative service agreements and group insurance Contracts, and (iii) all reports filed with any Governmental Authority and any other material correspondence to or from any Governmental Authority relating to any Company Employee Plan, in each case with respect to this clause (iii) in the six (6) years preceding the Closing Date. Each Company Employee Plan is not subject to United States Law and is maintained primarily in respect to Employees who are located outside the United States (each, a “Foreign Benefit Plan”). The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.
(c)    Employee Plan Compliance. Each Company Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory Laws that are applicable to such Company Employee Plan. No Company Employee Plan has unfunded liabilities that, as of the Closing, will not be offset by insurance or fully accrued. Except as required by Law, no condition exists that would prevent the Company from terminating or amending any Company Employee Plan at any time for any reason without liability to the Company (other than ordinary administration expenses or routine claims for benefits). All employer and employee contributions to each Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction and any other payments (including insurance premiums) otherwise due in respect to a Foreign Benefit Plan have been paid in full or will be paid in full prior to the Closing. The fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and no transaction contemplated in this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations. Each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
(d)    No U.S. Employees or Plans. The Company has never maintained, established sponsored, participated in or contributed to any “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to ERISA or any other Company Employee Plan benefiting Employees located in the United States or subject to United States Law. The Company does not have any Employees located in the United States or subject to any Law of the United States or any state or locality within the United States.
(e)    No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by applicable Law, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by applicable Law.
(f)    Effect of Transaction. The consummation of the Acquisition will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust, loan or Law that will or may result in any payment (whether of severance pay, bonus or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation, increase in benefits or obligation to fund benefits with respect to any Employee.
(g)    Employment Matters. As of the date of the Supplemental Company Disclosure Schedule, the Company has provided to Buyer a table setting forth the hiring date, annual salary, commissions, bonus, accrued but unpaid vacation balances, termination notice period, annual vacation, sick leave, accrued sick leave, contributions rate to pension and severance fund and whether they are subject to Section 14 Arrangement under the Israeli Severance Pay Law (1963) and any additional non statutory benefits of each Person engaged as an employee of the Company as of the date made available to Buyer. To the Knowledge of the Company, no such employee listed on such table intends to terminate his or her employment for any reason. As of the date of the Supplemental Company Disclosure Schedule, the Company has provided Buyer with an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company. The Company is in compliance with all applicable foreign, federal, state and local Laws (except for immaterial violation of a Law) respecting employees and candidates, offers of employment, employment, employment practices, terms and conditions of employment and worker or employee classification, including The Notice to Employee and Job Candidate (Employment Conditions and Candidate Screening and Selection) Law (2002), The Prior Notice for Termination or Resignation Law (2001), The Annual Leave Law (1951), The Sick Leave Law (1976), The Severance Pay Law (1963), The Employment of Women Law (1954), The Prevention of Sexual Harassment Law (1998), The Hours of Work and Rest Law (1951), The Salary Protection Law (1958), The Employment by Human Resource Contractors Law (1996), The Work Safety Ordinance (1970), the Labour Inspection (Organization) Law (1954), The Law for Equal Opportunities in the Workplace (1988), The Law for Equal Opportunities for the Disabled (1998), and The Minimum Wage Law (1987) and any generally applicable expansion orders with respect to Travel Pay, Recuperation Pay, Holiday Days, General Pension Extension Order (2008 and/or 2016), and in each case, with respect to Employees: (i) has deducted, withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to Employees and (ii) is not liable for any arrears of wages, holiday pay, bonuses, commissions, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing. Since December 31, 2018, there have been no and there are no actions, suits, claims, audits, investigations, or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of the Employees relating to any Employee, Employee Agreement or Company Employee Plan. Since December 31, 2018, there have been no and there are no pending or threatened or reasonably anticipated claims or actions against the Company or any Company trustee under any worker’s compensation policy or long-term disability policy. The Company is not party to a conciliation agreement, consent decree, or Contract or order with any federal, state, or local agency or Governmental Authority with respect to employment practices. The Company does not have any liability with respect to any misclassification of: (a) any person as an independent contractor rather than as an employee, (b) any Employee leased from another employer, or (c) any Employee currently or formerly classified as exempt from overtime wages in accordance with the applicable Law. The Company has paid in full to all of its Employees all wages, salaries, commissions, overtime pay, bonuses, benefits and other compensation due and payable to such Employees, and has made all deductions and payments to the respective tax authorities, Israel National Insurance Institute and requisite pension funds or pension insurance companies, required to be made in connection with the employment of the Employees. The employment agreements of each of the Employees with the Company (i) reference to the arrangement regulated in the General Order in accordance with Section 14 to the Severance Pay Law, 1963 and (ii) contain non-competition and non-solicitation obligations substantially in the Company’s standard form of employment agreement. The severance pay, accrued vacation days and contributions to all benefit plans including bonuses, commissions and premium of any type due to the Employee are fully funded or reserved for in the Financials.
(h)    Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Employees and any such activities or proceedings. Since December 31, 2018, there have been no and there are no actions, suits, claims, audits, investigations, administrative matters, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters, wages, benefits, medical or family leave, classification, safety or discrimination matters involving any Employee, including claims of wage and/or hour violations, unfair business practices, unfair labor practices, discrimination, harassment or wrongful termination complaints. The Company is not a party to a current conciliation agreement, consent decree, or Contract or order with any Governmental Authority with respect to employment practices. The Company has not engaged in any unfair labor practices within the meaning of applicable Law. The Company is not presently, nor has it in the past, been a party to, or bound by, any collective bargaining agreement or union Contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.
(i)    No Interference or Conflict. To the Knowledge of the Company, no Securityholder, Employee, or equity holder of the Company is obligated under any Contract, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the business as currently conducted or as currently proposed to be conducted nor any activity of any Employees in connection with the carrying on of the business as presently conducted or as currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such Employees is now bound.
7.13    Insurance. Section 7.13-1 of the Supplemental Company Disclosure Schedule lists all insurance policies owned and maintained by the Company. There is no claim by the Company pending under any of such policies as to which coverage has been questioned, denied or disputed. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies have been paid (or if installment payments are due, will be paid if incurred and due prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies. Such policies and bonds are enforceable in accordance with their terms. Section 7.13-2 of the Supplemental Company Disclosure Schedule sets forth a list of all premiums or other payments due with respect to the policies listed on Section 7.13-1 of the Supplemental Company Disclosure Schedule within six (6) months after the Closing Date.
7.14    Bank Accounts, Letters of Credit and Powers of Attorney. Section 7.14 of the Supplemental Company Disclosure Schedule lists (a) all bank accounts relating to the businesses and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each person who has a power of attorney to act on behalf of the Company. The Company has made available to Buyer true, correct and complete copies of each letter of credit and each power of attorney described in Section 7.14 of the Supplemental Company Disclosure Schedule.
7.15    Customers and Suppliers.

(a)    Section 7.15(a) of the Supplemental Company Disclosure Schedule sets forth the top ten (10) customers, resellers, and/or distributors by revenue, of the Company for the fiscal year ended as of December 31 of the fiscal year preceding Buyer’s delivery of the Exercise Notice (collectively, the “Customers” and each, a “Customer”). Except to the extent disclosed on Section 7.15(a) of the Supplemental Company Disclosure Schedule, during the last twelve (12) months, no Customer has canceled or otherwise terminated its relationship with the Company with which it has a relationship, or has decreased materially its usage or purchases of the Company Products. To the Knowledge of the Company, no Customer has any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially its usage, purchase or distribution of the Company Products.
(b)    Section 7.15(b) of the Supplemental Company Disclosure Schedule sets forth a list of the top ten (10) suppliers, by aggregate purchase value, of the Company to whom the Company made payments during the fiscal year ended December 31 of the fiscal year preceding Buyer’s delivery of the Exercise Notice showing, with respect to each, the name, address and dollar volume involved (collectively, the “Suppliers”). During the last twelve (12) months, no Supplier has terminated or materially reduced its business with the Company.
7.16    Warranties to Customers. The Company has made available to Buyer a copy of the standard terms and conditions of sale, lease or license by the Company (including applicable warranty and indemnity provisions). No Company Product is subject to any guaranty, warranty, or other indemnity that extends beyond, in any material respect, the applicable standard terms and conditions of sale, lease or license other than ordinary remedies for breach of contract pursuant to general principles of applicable Law. Since December 31, 2016, there has been no and there is no claim, action, suit, investigation or proceeding pending against the Company, or to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company, any distributor of the Company and relating to warranty claims arising with respect to the Company Products.
7.17    Company Products.
(a)    Since December 31, 2016, neither the Company nor, to the Knowledge of the Company, any distributor of the Company, has received a claim for or based upon (i) breach of product or service warranty or guaranty or similar claim; (ii) strict liability in tort; (iii) negligent design of product, negligent provision of services or negligent manufacture of product; or (iv) any other complaint or allegation of liability, including or arising from the materials, design, testing, manufacture, quality systems, packaging, labeling (including instructions for use), promotion, or sale of the Company Products.
(b)    The Company Products, where required, have been and are being designed, tested, manufactured, marketed and distributed under valid pre market notifications under applicable Law. Clinical investigations related to the Company Products have been and are being performed under valid investigational device exemptions and in accordance with applicable Law. To the Knowledge of the Company, no Governmental Authority is considering modifying, suspending or revoking any such exemption. Neither the Company nor any Person acting on behalf of the foregoing has made a false or misleading statement or material omission to any Governmental Authority in connection with any product application or product-related submission related to the Company. The Company has obtained all necessary regulatory approvals from any Governmental Authority related to the Company Products to the extent required under applicable Law, and the Company has not received any notice that any Governmental Authority seeks any additional conditions on the distribution or sale of the Company Products in a jurisdiction covered by that agency’s regulatory approval.
(c)    The Company maintains documentation showing that components supplied to them are manufactured in accordance with the respective specifications therefor and pursuant to applicable foreign quality systems Law requirements. The processes used to produce the Company Products are accurately described in documents maintained by the Company, and such documents have been made available to Buyer. Such processes are adequate to ensure that commercial quantities of the Company Products can be manufactured and conform to the specifications established therefor and are (i) of merchantable quality, (ii) salable in the ordinary course of business at prevailing market prices, (iii) free from defects in design, material and workmanship, and (iv) suitable for their intended purposes and efficacy.
(d)    The Company and, to the Knowledge of the Company, its respective third party manufacturers, are in compliance, in all material respects, with all applicable Laws relevant to the maintenance, compilation and filing of reports, including any reports of corrections and removals, with regard to the Company Products. All documentation, correspondence, reports, data, analyses and certifications relating to or regarding any Company Products filed or delivered by or on behalf of the Company to any Governmental Authority were true and accurate on the date filed or furnished (or were corrected in or supplemented by a subsequent filing).
(e)    Section 7.17(e) of the Supplemental Company Disclosure Schedule contains an accurate and complete list of each registration obtained by the Company by country relating to the Company Products.
7.18    Sufficiency of Assets. The assets of the Company include all material assets of the Company that were owned, used or held for use, directly or indirectly, in the Business during the twelve (12) calendar months preceding Buyer’s delivery of the Exercise Notice, except for rights under Contracts, Company Products sold and inventory utilized and other dispositions in the ordinary course of business. The Company does not operate any businesses other than the Business.
7.19    Tax Matters.
(a)    Defined Terms.
(i)    Taxes. For purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (A) any and all federal, state, local and foreign taxes, assessments and other Governmental Authority charges, duties, fees, levies, tariffs, customs, tax deductions or other tax assessments, impositions and liabilities, including taxes based upon or measured by income, profits, capital gains, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, imports, exports, registration, license, withholding, public imposts or fees, social security, national insurance (or similar charges including health, unemployment and pension insurance), unemployment, disability, payroll, recapture, escheat, employment, social contributions, national insurance contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, linkage differential, penalty, fine or addition thereto (including any penalty or addition for failure to file any Tax Return), (B) any liability for the payment of any amounts of the type described in clause (A) of this Section 7.19(a)(i) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (C) any liability for the payment of any amounts of the type described in clauses (A) or (B) of this Section 7.19(a)(i) as a result of any obligation to indemnify any other Person or as a result of any obligation under any Contract or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.
(ii)    Applicable Tax Law. For purposes of this Agreement, the term “Applicable Tax Law” shall mean, with respect to the Company, any Law relating to Taxes (including regulations, judicial doctrines, and other official pronouncements of any Governmental Entity charged with interpreting such applicable Law) applicable to (A) the Company (B) the Company’s properties or income, or (C) the Company’s direct or indirect shareholders with respect to the Company’s income, including the Israeli Income Tax Ordinance [New Version] 1961 (the “ITO”).
(b)    Tax Representations.
(i)    The Company (i) was not created or organized under the laws of the United States, any state thereof, or the District of Columbia, (ii) is not treated as a United States corporation pursuant to Section 7874(b) of the Code, and (iii) is not a controlled foreign corporation or a passive foreign investment company for U.S. federal income tax purposes.
(ii)    The Company has prepared and timely filed all federal, state, local and foreign returns, declarations, reports, claims for refund, estimates, information statements and reports that are due, including any attachments or schedules thereto and any amendments thereof relating to all Taxes (“Tax Returns”) required to be filed, concerning or attributable to the Business, the Company, or the operations or assets of the Company, and such Tax Returns are true and correct in all respects and have been completed in compliance with Applicable Tax Law.
(iii)    All Taxes due and required to be paid have been timely paid. The Company is not liable to pay any penalty, fine, surcharge, interest or similar amount in relation to Taxes.
(iv)    There is no claim against the Company or any of the assets of the Company for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to the Company or any of the assets of the Company. To the Knowledge of the Company, no Tax audits or administrative or judicial proceedings are being conducted, pending or threatened with respect to the Company or any of the assets of the Company. The Company has not received notice of any claim made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(v)    There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or Contract for any extension of time for the assessment or payment of any Tax of or with respect to the Company, other than automatic extensions obtained in the ordinary course of business. Except for changes that are immaterial in amount, individually and collectively, or developments or actions in the ordinary course of business of the Company, since December 31, 2017, there has not been (i) any adoption of any change to any material Tax election or Tax accounting method, (ii) the execution of or agreement to any closing Contract with respect to Taxes, (iii) an assertion of any Tax claim or assessment (other than for Taxes that arise and become due and payable in the ordinary course of business of the Company), or (iv) any settlement or compromise of any Tax claim or assessment.
(vi)    No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.
(vii)    The Company has made available to Buyer and its legal counsel, copies of all Tax Returns for the Company filed for all periods for which the applicable statute of limitations period has not expired. Section 7.19(b)(vii) of the Supplemental Company Disclosure Schedule lists all state, local and foreign income Tax Returns filed or required to be filed with respect to the Company for the three (3) taxable years ending prior to the date of this Agreement or all tax years open under applicable statute of limitations, whichever is greater, indicates those Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit, and indicates those Tax Returns whose audits have been closed.

(viii)    The Company has timely paid or withheld with respect to any Person, their Employees and other third parties, all Taxes required to be withheld, and have timely paid over any such withheld Taxes to the appropriate authorities.
(ix)    The Company is duly registered for the purposes of Value Added Tax (“VAT”), and has complied with all Laws concerning VAT, including with respect to the making of returns and payments and the maintenance of records, inter alia, the Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law (1975) (the “VAT Law”) and there are no circumstances by reason of whit it may not be entitled to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant Tax authority all output VAT which it is required to collect and remit under any applicable Tax Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Tax Law.
(x)    In the past 7 years, all declarations and payments of dividends and distributions by the Company (whether in cash or in kind) to any of its shareholders have been made in compliance with Applicable Tax Laws and constitute lawful distributions under the Israel Companies Law 1999, including under Section 302 thereof. All payments to the Company’s shareholders, whether directly or indirectly (including through corporate entities held thereby) that were not characterized as dividends or distributions have been properly and accurately characterized by the Company and all Taxes that relate to such payments have been accurately reported and paid.
(xi)    The Company is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting, filing and withholding requirements under all Applicable Tax Laws.
(xii)    The Company is in compliance with all applicable information reporting and withholding requirements and transfer pricing regulations under all applicable Laws.
(xiii)    Any related party transactions subject to Section 85A of the ITO conducted by the Company has been conducted on an arms-length basis in accordance with Section 85A of ITO. The Company has maintained all necessary documentation in connection with such related party transactions in accordance with Section 85A of the ITO and the Treasury Regulations promulgated thereunder.
(xiv)    The Company has not claimed the status of an “approved”, “benefited” or “preferred” enterprise or as an “Industrial Company” under the Israel Law of Encouragement of Capital Investment of 1959, or any benefit under these programs, and has not generated any tax-exempt profits in accordance with such Law.
(xv)    The Company is not subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any tax ruling made with reference to the provisions of Part E2 of the ITO that may be violated as a result of the consummation of the Acquisition.
(xvi)    The Company has not undertaken any transaction which requires or will require special reporting in accordance with Sections 131(g), (D) or (E) of the ITO and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006, regarding aggressive tax planning.
(xvii)    The Company is not now, nor has it ever been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 1963 (“Israeli Land Taxation Law”).
(xviii)    The Company has not taken any tax position that is subject to reporting under the VAT Law or the Israeli Land Taxation Law.

(xix)    As of the Balance Sheet Date, the Company did not have any liabilities for unpaid Taxes that had not been accrued or reserved on the Current Balance Sheet (excluding any reserves for deferred Taxes), whether asserted or unasserted, contingent or otherwise. The aggregate amount of the unpaid Tax liabilities of the Company for all Tax periods (or portions thereof) prior to and including the Closing Date will not exceed the aggregate amount of the unpaid Tax liabilities of the Company as reflected on the Current Balance Sheet (excluding any reserves for deferred Taxes), as adjusted for the operations and transactions in the ordinary course of business of the Company for the period from the date of the Current Balance Sheet to and including the Closing Date.
(xx)    None of the property of the Company is subject to any tax partnership Contract or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Applicable Tax Law. The Company is not, and does not own any interest in, a controlled foreign corporation (as defined in Section 957 of the Code) or any other entity the income of which is or could be required to be included in the income of any of its direct or indirect shareholders pursuant to the Laws of any jurisdiction.
(xxi)    No asset or liability of the Company is a debt obligation that, pursuant to any Applicable Tax Law, results in (a) the denial or deferral of interest deductions to the issuer or (b) the receipt of interest income by the holder in excess of such obligation’s stated interest.
(xxii)    There are (and immediately following the Closing there will be) no Liens on any assets of the Company existing, pending or threatened attributable to Taxes, other than statutory Liens for Taxes not yet due and payable.
(xxiii)    The Company has not (a) ever been a member of a group of entities (1) filing a single Tax Return on behalf of all such entities with respect to any Tax or (2) where the income, gain, deductions, losses, or other items or attributes of the members of such group is consolidated or otherwise aggregated with that of other members of the group for the purposes of determining the Tax liability of the group (any such group, a “Tax Group”), (b) ever been a party to any Tax sharing, indemnification, allocation or similar Contract or arrangement nor does the Company owe any amount under such a Contract or arrangement (excluding, for purposes of this Section 7.19(b)(xxiii), commercial Contracts entered into in the ordinary course of business of the Company the primary purpose of which does not relate to Taxes), (c) any liability for the Taxes of any Person under any arrangement for group or consortium relief or similar arrangement, as a transferee or successor, or by operation of Law, by Contract or otherwise, and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.
(xxiv)    The Company does not own, and has not owned in the last five (5) years, an interest in real property (including an interest in a mine, well, or other natural deposit) located in the United States or the Virgin Islands.
(xxv)    The Company has not been a party to any transaction or series of transactions which is or forms part of a scheme for the illicit avoidance of Tax.
(xxvi)    The Company uses the accrual method of accounting for tax purposes. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (a) a change in its method of accounting; (b) any transfer pricing allocation required pursuant to any Applicable Tax Law; (c) any closing agreement or other agreement entered into with a Governmental Authority related to Taxes; (d) any transaction between the Company and another member of such entity’s Tax Group; (e) an installment sale or open transaction disposition made on or prior to the Closing Date; (f) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; or (g) a prepaid amount received on or prior to the Closing Date.

(xxvii)    The Company has not applied for or received any private letter ruling or other Tax ruling (including any “taxation decision” (hachlatat misui) from the ITA) technical advice memoranda, similar agreement or closing agreements from any Governmental Authority relating to Taxes or is subject to a special regime with regard to the payment of Taxes. The Company is not a party to any Contract with any Tax authority that would be terminated or adversely affected as a result of the transactions contemplated in this Agreement.
(xxviii)    The Company is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday, Tax subsidy or other Tax reduction Contract or order (“Tax Incentive”), and the consummation of the transactions contemplated in this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
(xxix)    All of the Company’s property that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and no portion of the Company’s property constitutes omitted property for property tax purposes.
(xxx)    The Company is properly classified as a corporation for U.S. federal income tax purposes. No Form 8832 (Entity Classification Election) has been filed with the Internal Revenue Service with respect to the Company. The Company’s classification for tax purposes has not changed under any applicable Law since its formation. The Company’s jurisdiction of organization has not changed since its formation.
(xxxi)    The Company is not and has not been engaged in a trade or business within the United States for U.S. federal income tax purposes (including through a United States branch, office, or other fixed place of business within the United States, or through an employee or other agent located in the United States, or otherwise). To the extent the Company engages in activities that constitute a trade or business within the United States for U.S. federal income tax purposes, such activities are conducted in an entity properly classified as a corporation for U.S. federal income tax purposes, and such entity is not a United States real property holding company for U.S. federal income tax purposes.
(xxxii)    The Company is not a party to any contract or arrangement with a Governmental Authority pursuant to which tax on gain realized upon the transfer of assets to the Company was deferred (any such agreement, a “Gain Recognition Agreement”). Any gain deferred pursuant to a Gain Recognition Agreement to which a Company is a party will not be realized as a result of the consummation of the transactions contemplated under this Agreement. by virtue of being treated as a resident of or having a permanent establishment (as such term is defined under the relevant tax treaty) or other place of business in that country.
(xxxiii)    The Company is not and has not ever been subject to Tax in any country other than its country of incorporation by virtue of being treated as a resident of or having a permanent establishment (as such term is defined under the relevant tax treaty) or other place of business in that country. The Company does not derive income or have any (i) place of management, (ii) branch, (iii) office (or any other place of business), (iv) operations, employees, or contractors, (v) agent with binding authority or (vi) other activities, that could give rise to a permanent establishment or taxable presence in any jurisdiction other than the jurisdiction in which it is incorporated and for which Tax Returns have been filed by or with respect to it, and no claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(xxxiv)    All 102 Options have been granted and issued in compliance with the applicable requirements of Section 102 of the ITO and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the appointment of an authorized trustee, and the due deposit of such 102 Options with such trustee pursuant to the terms of Section 102 of the ITO and the guidance published by the ITA on July 24, 2012, and the clarification dated November 6, 2012. All Tax rulings, opinions, correspondence and filings with the ITA relating to any option plan and any award thereunder have been made available to Buyer.
(xxxv)    The Company does not own any interest in any controlled foreign corporation pursuant to Section 75B of the ITO, or other entity the income of which is required to be included in the income of the Company for Israeli Tax purposes.
(xxxvi)    The Company will not be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after the Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, or the receipt of any prepaid amount, in each case prior to the Closing.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Company and the Securityholders that on the date of this Agreement and as of the Closing Date, as follows (other than the representations and warrants which are made as of a specified date, which speak only as of such date), subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by Buyer to the Company on the date of this Agreement (the “Buyer Disclosure Schedule”) (it being understood and hereby agreed that the disclosure set forth in each section and subsection of the Buyer Disclosure Schedule shall qualify (a) the representations and warranties set forth in the corresponding section or subsection of this Article VIII and (b) any other representations and warranties set forth in this Article VIII if it is reasonably apparent on the face of such disclosure that the disclosure applies to such other representations and warranties), as follows:
8.1    Organization, Standing and Power. Buyer is a corporation duly organized and validly existing and in good standing under the Laws of the State of Florida. Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would not reasonably be expected to have a Buyer Material Adverse Effect.
8.2    Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated in this Agreement and the Related Agreements. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated in this Agreement and the Related Agreements have been duly authorized by all necessary corporate action on the part of each of Buyer. This Agreement and any Related Agreements to which Buyer is a party have been duly executed and delivered by Buyer, and constitute the valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
8.3    No Conflict. The execution and delivery by Buyer of this Agreement and any Related Agreement to which Buyer is a party, and the consummation of the transactions contemplated in this Agreement and such Related Agreements, will not conflict with or result in any violation of or default under (with or without notice, laps of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the charter documents of Buyer or (ii) any Law applicable to Buyer or any of its respective properties (whether tangible or intangible) or assets, in each case in a manner that would reasonably be expected to prevent Buyer from being able to pay the Acquisition Consideration under this Agreement, or (iii) any Contract to which Buyer is a party or bound by or its properties or assets are bound by or subject to or otherwise under which Buyer has rights, benefits or obligations.
8.4    Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and any Related Agreements to which Buyer is a party or the consummation of the transactions contemplated in this Agreement and the Related Agreements, except for immaterial consents, notices, waivers, approvals, orders or authorizations and except as may be required under applicable Securities Laws, which will be timely filed within the applicable periods therefor.
8.5    Securities Laws. Buyer has been advised that the Shares: (1) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities Laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities Laws or unless an exemption from such registration requirements is available; and (2) have not and will not be offered and sold to Buyer under a prospectus duly published in accordance with the terms and conditions of the Israeli Securities Law 1968 (the “Israeli Securities Law”) and regulation promulgated thereunder and\or the Securities Act or any applicable state securities Laws (collectively, the “Securities Laws”), and therefore cannot be offered or resold by Buyer unless being offered or sold under a prospectus duly published in accordance with the terms and conditions of the Securities Laws and regulations promulgated thereunder or unless an exemption under the Securities Laws and regulations promulgated thereunder is available. Buyer is aware that the Company is under no obligation to effect any such registration with respect to the Shares or to publish a prospectus in accordance with the terms and conditions of the Securities Laws to file for or comply with any exemption from registration. Buyer has not been formed solely for the purpose of making an investment in the Shares and, at the Closing, will purchase the Shares to be acquired by Buyer or its Affiliate for its or its Affiliates own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof other than to an Affiliate, and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same other than to an Affiliate. Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing Buyer’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time. Without derogating from the aforementioned, Buyer is an investor that satisfies the terms detailed in item 11 of the First Supplement of the Israeli Securities Law. As of the Closing Date, the residency of Buyer (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth in Section 8.5 of the Buyer Disclosure Schedule.
8.6    Brokers’ and Finders’ Fees. Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or the Related Agreements or any transaction contemplated in this Agreement or the Related Agreements
ARTICLE IX
ADDITIONAL AGREEMENTS
9.1    Preservation of Business.
(a)    During the Interim Period, (1) neither the Company nor the Securityholders shall intentionally take any action or omit to take any action that would frustrate, impede or prevent the Closing, (2) the Company shall use the tranches pursuant to the Loan Agreement for the Company obtaining FDA Approval and for working capital needs for purposes of commercializing the Nexus Product within the Territory described in Exhibit B to the Distribution Agreement, except as expressly authorized in writing by Buyer, and (3) the Company shall comply with its obligations under the Loan Agreement, and (4) the Company shall notify Buyer within two (2) Business Days after the Company receives FDA Approval. Without limiting the foregoing, during the Interim Period, the Company shall not, other than as required pursuant to this Agreement or as approved by Buyer in writing:
(i)    amend, alter or change the Restated Articles, except in a manner that does not adversely affect Buyer or its ability to consummate the Acquisition, nor perform any capital reorganization, subdivision, split, reverse split or combination;
(ii)    change the Company’s accounting methods or practices (including any change in depreciation or amortization policies or rates), other than as required by applicable Law or U.S. GAAP;
(iii)    issue any Company Security to a Person without complying with Section 9.13 and Section 9.14, declare, set aside, or pay a dividend or other distribution (whether in cash, stock or property) in respect of any Company Securities, or any split, combination or reclassification in respect of any Company Securities, or any issue or authorize any issuance of any other securities in respect of, in lieu of or in substitution for Company Securities (other than shares of the share capital of the Company issued upon the exercise or conversion of the Convertible Securities), in each case, except as provided in Section 9.14, or complete or commit to any direct or indirect repurchase, redemption, or other acquisition by the Company of any Company Securities (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);
(iv)    enter into any Contract, covenant, instrument, lease, license or commitment to which the Nexus Assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any Contract, covenant, instrument, lease, license or commitment by which the Nexus Assets are bound, other than (A) in the ordinary course of business of the Company or (B) as indicated in the Horizon Documentation;
(v)    sell, lease, license or otherwise dispose of any of the Nexus Assets (whether tangible or intangible), sell any Contracts related to the Business, sell any Accounts Receivable, or create any security interest in such assets or properties, including to any existing or future Subsidiary of the Company, other than (A) the sale, lease, or license of such assets in the ordinary course of business of the Company, and (B) as indicated in the Horizon Documentation;
(vi)    amend, modify or waive the terms of any Horizon Documentation in a manner that would alter the license and assignment restrictions under the Horizon Documentation or take any action that would alter such restrictions in any way;
(vii)    loan to any Person, or purchase any debt securities of any Person, except for advances to employees for travel and business expenses in the ordinary course of business of the Company;
(viii)    incur any Indebtedness secured by the Nexus Assets, Contracts related to the Business, or the Accounts Receivable (in each case, other than the JLL Loan); amend the terms of any outstanding loan Contract secured by the Nexus Assets, Contracts related to the Business, or the Accounts Receivable in a manner adverse to the Company; amend, modify or extend the JLL Loan or incur any other Indebtedness from JLL, in each case, that would cause the principal balance owed to JLL to exceed $10,000,000 or change the collateral securing the JLL Loan; guarantee any Indebtedness secured by the Nexus Assets, Contracts related to the Business, or the Accounts Receivable; or issue or sell any debt securities of the Company unless such debt securities are subject to the Buyer Option and are not secured by the Nexus Assets, Contracts related to the Business, or the Accounts Receivable, or guarantee any debt securities of others;
(ix)    enter into a Contract or material modification to any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Nexus Assets in the United States;
(x)    enter into a Contract pursuant to which (i) any counterparty has any rights, or the Company has any obligations, contingent upon, triggered or accelerated by the Acquisition or (ii) the consent of any counterparty is required for the consummation of the Acquisition;
(xi)    intentionally trigger a termination right in favor of Buyer under the Distribution Agreement or omit to take any reasonable actions required to comply with any applicable quality standards and regulatory requirements related to the Business in any material respect;
(xii)    waive or terminate, or fail to use commercially reasonable efforts to enforce, any confidentiality obligations applicable to a Company Employee; or
(xiii)    contract to do any of the things described in the preceding clauses (i) through (xii) of this Section 9.1(a).
(b)    Except (i) as required or expressly permitted by this Agreement, (ii) with the prior written consent of Buyer, or (ii) as required by applicable Law, from the date of Buyer’s delivery of the Exercise Notice until the earlier to occur of the Closing or the termination of this Agreement, the Company shall operate only in the ordinary course of businesses, and in such respect use commercially reasonable efforts to preserve intact its businesses and assets, by: (A) maintaining its Nexus Assets, Contracts related to the Business, and the Accounts Receivable in the ordinary course of business; (B) repairing, restoring or replacing all its Nexus Assets in the ordinary course of business; (C) upon any damage, destruction or loss to any of its Nexus Assets, applying insurance proceeds, if any, received with respect thereto to the prompt repair, replacement and restoration thereof as reasonably necessary for the operation of the business of the Company; (D) complying in all material respects with all applicable Laws; (E) taking all actions reasonably necessary to be in compliance in all material respects with all Material Contracts and to maintain the effectiveness of all Company Authorizations; (F) notifying Buyer in writing of the commencement of any action, suit, claim or proceeding of any nature by or against the Company; (G) paying all accounts payable and pursuing collection of its accounts receivable, in each case, in the ordinary course of business of the Company; and (H) using the amounts advanced pursuant to the Loan Agreement to secure FDA Approval and for working capital needs for purposes of commercializing the Nexus Product within the Territory described in Exhibit B to the Distribution Agreement, except where expressly authorized in writing by Buyer. Without limiting the foregoing, from the date of Buyer’s delivery of the Exercise Notice until the earlier of the Closing or the termination of this Agreement, the Company shall not, other than as required pursuant to this Agreement or as approved by Buyer in writing:
(i)    adopt any material Tax election or change in any Tax election or any Tax accounting method, enter into any closing Contract with respect to Taxes, assert any Tax claim or assessment (other than for Taxes that arise and become due and payable in the ordinary course of business of the Company, consistent with the Company’s past practices), settle or compromise any Tax claim or assessment, extend or waive the limitation period applicable to any Tax claim or assessment, or file any amended Tax Return;
(ii)    revalue any of the Company’s assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or Accounts Receivable;

(iii)    waive or release any right or claim of the Company, including any write-off or other compromise of any Accounts Receivable, or change the Company’s practices with respect to the collection of Accounts Receivable or extend or provide any other incentive with respect thereto, in each case outside the ordinary course of business of the Company, consistent with the Company’s past practices;
(iv)    (A) sell, lease, license, assign, or transfer to any Person any Company Intellectual Property, other than as indicated in the Horizon Documentation, or execute, modify, terminate, or amend any Contract to which the Company is a party with respect to the Company Intellectual Property with any Person or with respect to the Intellectual Property Rights of any Person, in each case, excluding standard end user licenses and Contracts and similar Contracts entered into in the ordinary course of business of the Company, (B) purchase, assign, or license any Intellectual Property Rights, other than as indicated in the Horizon Documentation, or execute, modify, terminate, or amend any Contract to which the Company is a party with respect to the Intellectual Property Rights of any Person, or (C) terminate, modify, or amend an existing Contract to which the Company is a party, or enter into any new Contract, in each case with respect to the development of any Technology or Intellectual Property Rights with a third party, or (D) change the pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Technology or Intellectual Property Rights to the Company, other than pursuant to the terms of such Contracts or in the ordinary course of business of the Company;
(v)    commence or settle any lawsuit by the Company for an amount involving in excess of $100,000 in the aggregate or involving equitable or injunctive relief; or
(vi)    Contract to do any of the things described in the preceding clauses (i) through (v) of this Section 9.1(b).
9.2    Exclusivity. During the Interim Period, except as otherwise provided in this Agreement, the Company shall not, and shall cause its Securityholders, Affiliates and Representatives not to, directly or indirectly, take any action to solicit, initiate, seek, knowingly encourage, assist or support any inquiry, proposal or offer from, furnish any confidential information to, or respond to the submission of any proposal or offer from, any Person relating, with respect to the Company or the Business, to any (i) discussions or negotiations with respect to distribution rights in the Territory described in Exhibit B to the Distribution Agreement, (ii) equity financing that could prevent, interfere with or impair Buyer’s ability to exercise the Buyer Option or the Parties’ ability to consummate the Acquisition (or, after Buyer’s delivery of the Exercise Notice, any equity financing), (iii) debt financing (other than any debt financing that is not secured by the assets of the Company), (iv) exclusive license, acquisition or transfer of the Company or all or substantially all or a material portion of the Company’s shares, business, divisions, assets, products, Technology or Intellectual Property Rights, (v) any joint venture, merger or consolidation with or involving the Company, (vi) the liquidation, dissolution or recapitalization of the Company, (vii) any commitment, agreement, arrangement, understanding, transaction or transactions giving effect, directly or indirectly, to any of the foregoing, or (viii) any similar transaction or business combination (a “Competing Transaction”); provided, however, that the Company may continue negotiations with respect to the Horizon Disposition and enter into the Horizon Documentation and consummate the Horizon Disposition on the terms of the Horizon Documentation as long as (a) the Company does not disclose or make available to the potential acquirer of the Horizon Assets any confidential information related to the Nexus Assets, the Nexus Product, Contracts related to the Business, or the Accounts Receivable (other than in the ordinary course of business in connection with existing agreements of the Company made available to Buyer prior to the Effective Time (other than confidentiality agreements entered into to facilitate a discussion regarding a Competing Transaction), (b) the Company has not and will not discuss or negotiate with such potential acquirer the acquisition of the Company or the Nexus Product, the Business, Contracts related to the Business, or the Accounts Receivable and (c) any such Horizon Disposition provides that the Company shall retain exclusive ownership of all and any Intellectual Property Rights used in or in connection with the Nexus Assets, except for the license indicated in the Horizon Documentation. The Company shall, and shall instruct all Securityholders, Representatives and Affiliates acting on its behalf to immediately cease any existing activities, discussions and negotiations with any Persons with respect to any of the foregoing, except in connection with the Horizon Disposition. Immediately upon the commencement of the Interim Period, the Company shall instruct each Person (other than Buyer and its Representatives) in possession of confidential information about the Company that was furnished pursuant to a confidentiality Contract within the prior twelve (12) months in connection with any actual or potential Competing Transaction, except in connection with the Horizon Disposition, or other proposal by such Person to acquire the Company (or any portion thereof) to promptly return or destroy all such information, in accordance with and subject to the terms of such confidentiality Contract.
9.3    Confidentiality.
(a)    Each of Buyer and the Company hereby agrees that the information obtained in any investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated in this Agreement, shall be governed by the terms of Mutual Confidential Disclosure Agreement entered into by and between the Company and Buyer as of January 1, 2019, as subsequently amended by that certain First Amendment to Mutual Confidential Disclosure Agreement dated May 10, 2019 (as amended, and as may be amended from time to time, the “Confidentiality Agreement”). Notwithstanding the terms and conditions of the Confidentiality Agreement, Buyer and the Company hereby agree that such confidential information provided by the Company to Buyer may be retained by Buyer throughout the Option Period and until the Company requests the return of such confidential information following the termination of this Agreement.
(b)    Each Securityholder acknowledges that he, she or it holds confidential information of the Company and may receive confidential information of the Company, Buyer or their respective Affiliates in the future, including confidential information regarding the Business, the Company Products, the Company Intellectual Property or the Acquisition. The provisions applicable to confidential information shall not apply to materials or information to the extent that such materials or information: (i) are or become publicly known through no fault of the Securityholder, (ii) are furnished to the Securityholder by others with no restrictions on disclosure, having been lawfully received, or (ii) are subsequently independently developed by such Securityholder or on its behalf, without use of or reference to any confidential information. Each Securityholder agrees to safeguard and hold all such confidential information in strict confidence, and each Securityholder shall not, directly or indirectly, at any time: (i) reveal, report, publish, disclose or transfer any such confidential information to any Person (other than the Company, Buyer or their respective Affiliates); or (ii) use any such confidential information for the benefit of any Person (other than the Company, Buyer or their respective Affiliates). Notwithstanding the foregoing, each Securityholder may disclose such confidential information, without violating the obligations of this Agreement, to the extent the disclosure is required (A) to enforce or defend any claim under this Agreement or any Related Agreement; (B) to a financial advisor, attorney or accountant who is subject to an obligation of confidence for the purpose of obtaining advice or services from such party; (C) to an Affiliate of such Securityholder who is bound by an agreement to keep such information confidential and is bound by non-use and non-disclosure terms substantially similar to those contained in this Agreement; (D) if such Securityholder is an investment fund, to any partner (including any limited partner) of such Securityholder as and to the extent required by applicable Law or the terms of any of such Securityholder’s governing documents (including any limited partnership agreement) or contractual commitments in order for such partner to monitor its investment in such Securityholder, but only if such partner is bound by an agreement to keep such information confidential and is bound by non-use and non-disclosure terms substantially similar to those contained in this Agreement; (E) in the performance of authorized employment duties in such Securityholder’s capacity as an employee of the Company; or (F) to the extent the disclosure is required by a valid subpoena or order of a court or other governmental body having jurisdiction, provided that, in connection with a disclosure contemplated by clause (F), the

Securityholder, reasonably promptly upon learning of such required disclosure, gives prior written notice (to the extent permissible) to Buyer (if such confidential information belongs to Buyer) or the Company (if such confidential information belongs to the Company) of such required disclosure and assists Buyer or the Company, as applicable (at Buyer’s or the Company’s sole cost and expense, as applicable) in obtaining a protective order preventing or limiting the disclosure and ensuring that the confidential information so disclosed is used only for the specific purposes for which the disclosure is required, or for which the order was issued or for which Securityholder is required to use such confidential information in the absence of any such protective order.
9.4    Expenses. If the Acquisition is not consummated, except as expressly set forth herein, all costs, fees and expenses incurred in connection with the Acquisition including all legal, accounting, financial advisory, consulting, and all other costs, fees and expenses of third parties (including, in the case of the Company, any costs incurred to obtain consents, waivers or approvals as a result of the compliance with Section 9.7 hereof) incurred by a Party, or for which a Party is responsible, in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated in this Agreement shall be the obligation of the respective Party incurring such costs, fees and expenses. If the Acquisition is consummated, in addition to any obligations set forth in Article XI, each Securityholders shall bear the respective costs, fees and expenses it incurred in connection with the Acquisition with respect to third party providers of such Securityholder, including all fees and other charges of the Securityholder Representative (the “Securityholder Expenses”). The costs, fees and expenses to the extent not paid prior to the Closing, incurred by the Company in connection with the Acquisition hereunder, including the preparation, negotiation and effectuation of the terms and conditions of this Agreement, and the transactions contemplated in this Agreement with respect to third party providers, including the fees and expenses incurred by the Company in engaging legal, accounting, audit, investment banking, and tax advisors, and the portion of the Securityholder Expenses the Company is obligated to pay (if any) are collectively referred to in this Agreement as “Third Party Transaction Expenses”. Five (5) Business Days prior to the Closing Date, the Company shall provide to Buyer a statement of Third Party Transaction Expenses in a form reasonably satisfactory to Buyer (the “Statement of Expenses”). The Statement of Expenses shall be accompanied by invoices supporting the Third Party Transaction Expenses reflecting such advisors’ final billable Third Party Transaction Expenses and wire instructions for each such Person. The Closing Consideration shall be subject to adjustment for any Third Party Transaction Expenses of the Company set forth on the Statement of Expenses as provided in Section 4.1. The amount of any unpaid Third Party Transaction Expenses that are not reflected on the Statement of Expenses or the Updated Statement of Expenses (“Excess Third Party Transaction Expenses”) shall be subject to the indemnification provision of Section 11.2(a) hereof and shall not be limited by the Threshold Amount (as defined in Section 11.4(a) hereof) or subject to the limitations on the amount of indemnification provided in Section 11.6 and shall also be subject to recovery from the Indemnity Escrow Fund and the Securityholders directly.
9.5    Company Debt, Company Cash and Adjustment Items.
(a)    Five (5) Business Days prior to the Closing, the Company shall provide to Buyer a statement of Company Debt and Company Cash, in each case, immediately prior to the Closing including the following information (such statement, the “Statement of Debt and Cash”): (A) Company Cash, (B)(i) a complete and correct list of the Person to whom the Company Debt is payable, (ii) the amount of all such Company Debt owed to each such Person as of immediately prior to the Closing, specifying the principal, penalties, interest and premiums necessary to satisfy and discharge all obligations in respect thereof, and (iii) wire instructions for each such Person. The Closing Consideration will be subject to adjustment for any Company Debt and Company Cash as provided in Section 4.1. At the Closing, the Company shall provide Buyer with executed payoff letters in a form reasonably acceptable to Buyer providing for the satisfaction and discharge of all obligations in respect of the Company Debt, including the termination of all related commitments and the release of all related guarantees and related encumbrances securing such obligations, effective upon the payment of the

Company Debt. The amount of any unpaid Company Debt that is not reflected on the Statement of Debt and Cash or the Updated Statement of Debt and Cash (“Excess Company Debt”) shall be subject to the indemnification provision of Section 11.2(a) hereof and the right of the Buyer Indemnified Persons to indemnification shall not be limited by the Threshold Amount (as defined in Section 11.4(a) hereof) or subject to the limitations on the amount of indemnification provided in Section 11.6 and the Buyer Indemnified Persons shall also be subject to recovery from the Indemnity Escrow Fund and the Securityholders directly.
(b)    Five (5) Business Days prior to the Closing, the Company shall provide to Buyer a statement of Adjustment Items immediately prior to the Closing including the following information (such statement, the “Statement of Adjustment Items”): (a) a complete and correct list of the Adjustment Items including the amount of all such Adjustment Items as of immediately prior to the Closing; and (b) if an Adjustment Item is due and payable upon the Closing, the name of the Person to whom such Adjustment Item is payable and wire instructions for each such Person. The Closing Consideration will be subject to adjustment for any Adjustment Items as provided in Section 4.1. The amount of any unpaid Adjustment Items that is not reflected on the Statement of Adjustment Items or Updated Statement of Adjustment Items (“Excess Adjustment Items”) shall be subject to the indemnification provision of Section 11.2(a) hereof and the right of the Buyer Indemnified Persons to indemnification shall not be limited by the Threshold Amount (as defined in Section 11.4(a) hereof) or subject to the limitations on the amount of indemnification provided in Section 11.6 and the Buyer Indemnified Persons shall also be subject to recovery from the Indemnity Escrow Fund and the Securityholders directly.
9.6    Public Disclosure. Except as may be required to comply with the requirements of any applicable Law, the rules of any stock exchange, and the filing of periodic reports and disclosure in registration statements filed with the SEC or any other Governmental Authority, (a) prior to the Closing, neither the Company, the Securityholders, nor their respective agents, representatives or advisors, on the one hand, or the Buyer, on the other hand, shall issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated in this Agreement without the prior approval (which approval will not be unreasonably withheld or delayed) of the other party; provided, however, notwithstanding the provisions of the Confidentiality Agreement and the provisions of this Section 9.6, Buyer and its Affiliates shall be entitled to discuss the terms and conditions of this Agreement, the transactions contemplated in this Agreement, Buyer’s reasons for entering into this Agreement and the transactions contemplated in this Agreement, and such other matters as Buyer in its sole discretion considers important to discuss, in each case with investors, potential investors, financing sources, stock analysts and participants in Buyer’s or its Affiliates’ earnings call, and (b) following the Closing, (i) Buyer and the Securityholder Representative may each issue a press release after providing the other a reasonable opportunity to review and comment, and (ii) each of the Securityholders may issue a press release as required under applicable Law, the rules of any stock exchange, and the filing of periodic reports and disclosure in registration statements filed with the SEC or any other Governmental Authority. Notwithstanding anything in this Agreement to the contrary, (a) Buyer may issue press releases or other public announcements and make such filings, as required by or appropriate under applicable Law, the rules of any stock exchange, and the filing of periodic reports and disclosure in registration statements filed with the SEC or any other Governmental Authority, and (b) each of the parties may make internal announcements to their respective employees, Affiliates, or, in the event that such Securityholder is an investment fund, to any partner (including any limited partner) of such Securityholder as and to the extent required by applicable Law or the terms of any of such Securityholder’s governing documents (including any limited partnership agreement) or contractual commitments in order for such partner to monitor its investment in such Securityholder.
9.7    Consents. Prior to the Closing, the Company shall use reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contract as, and to the extent, required under such Material Contract in connection with the Acquisition or for any such Material

Contracts to remain in full force and effect so as to preserve all rights of, and benefits to, the Company under such Material Contract from and after the Closing. During the Interim Period, the Company shall not enter into any Contract requiring consents to avoid a termination of a Contract, loss of a Contract right, payment penalty, or other payment obligation, in each case, triggered by the Acquisition.
9.8    FDA Steering Committee.
(a)    The Company shall establish a committee comprised of two (2) representatives of the Company and one (1) representative from Buyer (the “FDA Steering Committee’) for the purpose of coordinating, directing and approving the U.S. clinical trial plan and regulatory strategy in connection with securing FDA Approval for the Nexus Product. Such representatives need not be employees of the Company or Buyer, respectively, but should have substantial knowledge of the Nexus Product and its intended use, the conduct of U.S. clinical trials for approval of Class III medical devices, or both. By mutual agreement, the Company and Buyer may add additional members to the FDA Steering Committee (e.g., expert clinicians). The Company and Buyer shall each have the right to change their respective representatives on the FDA Steering Committee at their sole discretion by providing written notice thereof to the other Party, provided such representative meets the qualifications of this paragraph. The FDA Steering Committee shall dissolve automatically at the end of the Interim Period.
(b)    The FDA Steering Committee shall have the following responsibilities, among others, for FDA Approval of the Nexus Product: (i) providing input into the IDE study design, clinical operational plan, and regulatory strategy; (ii) identifying and recruiting investigators for the clinical trial and serving as a resource for such investigators; (iii) serving as a resource for communications between the FDA and the Company; (iv) monitoring clinical trial enrollment and progress and providing input if issues arise; and (v) participating in the dissemination, if any and as appropriate, of the results of the clinical trial. The Company shall provide the members of the FDA Steering Committee with all information in its possession or control that is necessary or reasonably useful for FDA Steering Committee members to discharge their responsibilities.
(c)    The FDA Steering Committee shall meet quarterly until the Company secures FDA Approval. If the Parties disagree upon any matter subject to the oversight of the FDA Steering Committee, the members of the FDA Steering Committee shall work together in good faith to resolve the disagreement in a mutually acceptable manner.
(d)    Buyer’s representative on the FDA Steering Committee may disclose such information provided to her or him by the Company in her or his capacity as a FDA Steering Committee member to Buyer’s employees, attorneys, accountants, financing sources, financial advisors, and consultants who need to know such information for the purpose of evaluating or consummating the exercise of the Buyer Option, provided that such Persons have been directed by Buyer to treat such information in accordance with the applicable terms of the Confidentiality Agreement or, if the results of the clinical trial itself, consistent with the manner in which such results are generally treated prior to the public dissemination of such results.
9.9    Additional Documents and Further Assurances; Commercially Reasonable Efforts.
(a)    Subject to the terms and conditions provided in this Agreement, Buyer, the Company and each Securityholder shall use commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated in this Agreement, to satisfy the conditions to the obligations to consummate the Acquisition, to obtain all necessary waivers, consents and approvals and to effect all necessary or appropriate registrations and filings applicable to it and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated in this Agreement for the purpose of securing to the Parties the benefits contemplated in this Agreement. Without limiting the foregoing, the Company shall use commercially reasonable efforts to promptly provide such information reasonably requested by Buyer for the purposes of enabling Buyer to satisfy the financial statement filing requirements required in connection with the Acquisition pursuant to applicable Law, including, if applicable, Buyer’s obligation to file a Form 8-K in connection with the Closing and to file on a timely basis a Form 8-K/A, including the Company’s Audited Annual Financial Statements and Quarterly Financials pursuant to Section 9.9(c) (in each case as defined in Section 9.9(c)). The Company shall promptly notify Buyer in writing if, to the Knowledge of the Company, any of the representations and warranties of the Company or any of the Securityholders becomes untrue or if any facts or circumstances occur that could give rise to a Company Material Adverse Effect. Without limiting the foregoing, the Company will meet with Buyer at least every six (6) months during the Option Period to provide updates with respect to the Business and answer questions and requests for documentation as may be reasonably provided by Buyer.
(b)    Beginning upon the delivery of the Exercise Notice, and throughout the Due Diligence Period, the Company shall (i) promptly respond to document and information requests, reasonably made by Buyer and its respective advisors in writing, by providing or making available to Buyer such documents and information in the possession or under the control of the Company for the purpose of legal, business, financial and other due diligence as may be required for Buyer and its Affiliates to comply with applicable Law, including the rules of the SEC or any stock exchange of Buyer or its Affiliates, and (ii) make reasonably available to Buyer and its respective advisors, the Company’s then-current employees and other representatives of the Company (collectively, “Representatives”) and such other Persons as may be reasonably requested in writing by Buyer throughout the Due Diligence Period to allow Buyer to conduct due diligence (such documents and information, the “Due Diligence Materials”). Upon the reasonable request of Buyer, to the extent the Company does not promptly provide Buyer with the opportunity to access or review Due Diligence Materials requested by Buyer in writing, the Due Diligence Period shall be extended until the earlier of (x) the expiration of a reasonable period of time for Buyer to complete its review of such Due Diligence Materials, consistent with Buyer’s reasonable past practices or (y) the Closing. Without limiting the foregoing, the Company will deliver the Supplemental Company Disclosure Schedule and the Updated Company Disclosure Schedule to Buyer within twenty (20) days after Buyer’s delivery of the Exercise Notice to the Company and will provide or make available to Buyer true and correct copies of all documents referred to therein concurrently with the delivery of the Supplemental Company Disclosure Schedule and the Updated Company Disclosure Schedule, to the extent not previously provided or made available to Buyer. During the Due Diligence Period, the Company will promptly provide or make available all Due Diligence Materials to Buyer.
(c)    Without limiting the foregoing, during the Interim Period, the Company shall, and shall use commercially reasonable efforts to cause the Representatives to, cooperate with reasonable requests from Buyer, and at Buyer’s sole expense, to assist in the arrangement and consummation of the Financing, including but not limited to (i) furnishing to Buyer and its respective Financing Sources such financial, marketing and other information and materials relating to the Company that is customary or necessary for the completion of the Financing, or for the preparation of offering or information documents to be used in connection with the same; (ii) actively assist with the marketing efforts of Buyer and the Financing Sources, including participation in meetings with, and delivering management reports to, the Persons acting as lead arrangers or agents for the prospective lenders and purchasers of the Financing, and attending presentations, roadshows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing; (iii) delivering in English (A) audited consolidated balance sheets and related audited statements of comprehensive income (loss), stockholders’ equity and cash flows of the Company (including notes to the financial statements in accordance with U.S. GAAP (the “Audited Annual Financials”) for each of the three (3) most recently ended fiscal years that have ended at least ninety (90) days prior to the Closing Date, and (B) unaudited consolidated balance sheets and related unaudited statements of comprehensive income (loss) and cash flows of the Company (including notes to the financial statements in accordance with U.S. GAAP) (the “Quarterly Financials”) for the year-to-date period for each fiscal quarter beginning with the quarter ended June 30, 2019 and for any subsequent fiscal quarter that ends forty-five (45) or more calendar days prior to the Closing Date; (iv) causing the Company’s independent accountants to provide reasonable assistance to Buyer consistent with their customary practice (including to consent to the use of their audit reports on the consolidated financial statements of the Company in any materials relating to the Financing, in Buyer’s Form 8-K in connection with the Closing and related Form 8-K/A, if applicable, and in Buyer’s future registration statements and proxy statements if required to be filed with such documents); (v) using reasonable efforts to assist Buyer in connection with the preparation of pro forma financial information and financial statements necessary or reasonably required by the Financing Sources; (vi) to the extent requested reasonably in advance, providing to the Financing Sources, at least five (5) Business Days prior to the Closing Date, all customary and reasonable documentation and other information required by regulatory authorities with respect to the Company under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act of 2001, as amended; and (vii) using reasonable best efforts to take all actions reasonably requested by Buyer in connection with the repayment of existing Indebtedness of the Company that is contemplated to be repaid, or commitments with respect thereto, terminated, pursuant to this Agreement. Notwithstanding the foregoing, no officer or director of the Company shall be required to incur any Liability in such capacity under the Financing unless caused by fraud committed by such officer.
(d)    Nothing in Section 9.9(b) shall require such cooperation to the extent it would (i) cause any representation or warranty in this Agreement to be breached, or (ii) cause any condition to Closing set forth in Article X to fail to be satisfied or otherwise cause any breach of this Agreement. The Company shall not have any Liabilities for any breach of any obligation under Section 9.9(b) and\or Section 9.9(c).
(e)    The Company hereby consents to the use of its logos in connection with the Financing during the Interim Period, provided that, in each case, such logos are used in a customary manner that is approved in writing by the Company (not to be unreasonably withheld, conditioned or delayed) and not intended to harm or disparage the Company or the reputation or goodwill of the Company. Upon obtaining the consent contemplated in the immediately preceding sentence, Buyer shall be entitled to use such logos until the expiration of the Interim Period in a manner substantially consistent with such consent without the need to obtain additional consents.
(f)    Notwithstanding anything to the contrary provided in this Agreement or in the Confidentiality Agreement, Buyer shall be permitted to share all information subject to such Contracts with its potential financing sources, subject to customary confidentiality undertakings by such potential financing sources with respect thereto.
9.10    Tax Matters.
(a)    Tax Returns for Pre-Closing Tax Periods.
(i)    The Company shall prepare, or cause to be prepared, and shall timely file or cause to be timely filed, all Tax Returns for the Company required to be filed on or after the date of this Agreement and on or prior to the Closing Date, and shall timely pay all Taxes reflected on such Tax Returns. Such Tax Returns shall be prepared in all material respects in accordance with applicable Law and consistent with the past practices of the Company. After the delivery of the Exercise Notice by Buyer, the Company shall permit Buyer to review and comment on each Tax Return following the Exercise Notice during a reasonable period prior to filing and shall consider in good faith Buyer’s reasonable comments timely provided with respect to such Tax Returns.
(ii)    In the case of any tax year that includes (but does not end on) the Closing Date (a “Straddle Period”), the Securityholders severally shall be responsible for paying the amount of any Taxes based on or measured by income, receipts, or payroll of the Company for the portion of such Straddle Period ending on the Closing Date, determined by a closing of the books as of the end of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time). The Securityholders severally shall also be responsible for paying the amount of other Taxes of the Company for a Straddle Period that relates to the portion of such Straddle Period ending on the Closing Date that shall be calculated to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such entire Straddle Period. The Company shall prepare and file all Tax Returns for the Company for all Straddle Periods (“Straddle Period Tax Returns”). Such Tax Returns shall be prepared in a manner consistent with the terms of this Agreement and the Company’ past practices, except to the extent required by applicable Law. Such Tax Returns (including any related work papers or other information reasonably requested by the Securityholder Representative) shall be provided to the Securityholder Representative for its review not later than thirty (30) Business Days before the due date for filing such Tax Returns. Buyer and the Securityholder Representative agree to consult with each other and to negotiate in good faith any timely-raised issue arising as a result of the review of such Tax Returns or the tax statement to permit the filing of such Tax Returns as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting to discuss their respective positions.
(iii)    In addition to the Straddle Period Tax Returns prepared by the Company pursuant to Section 9.10(a)(ii), the Company shall also submit to the Securityholder Representative, together with such Straddle Period Tax Returns, a proposed allocation of the Taxes with respect to any such Straddle Period for which the Company and the Securityholders are responsible pursuant to Section 9.10(a)(ii). The Securityholders severally shall pay or cause to be paid to Buyer on or before the date which is five (5) Business Days before the due date of each applicable Straddle Period Tax Return the amount of any Taxes of the Company relating to any Pre-Closing Tax Period and, with respect to any Straddle Period, the Tax liabilities for which the Securityholders are responsible as determined herein, excluding any such liabilities which were included in the calculation of Net Working Capital.
(iv)    Buyer and the Securityholder Representative shall cooperate fully with the Company in connection with the filing of Tax Returns pursuant to this Section 9.10(a) and in connection with any audit, litigation or other proceeding with respect to Taxes of the Company with respect to the Straddle Period.
(v)    To the extent that the Party responsible pursuant to this Agreement for filing a Tax Return (the “Filing Party”) is required to remit any Taxes that another Party is responsible pursuant to this Agreement to pay (the “Paying Party”), the Paying Party shall pay to the Filing Party any such Taxes within 10 days after receipt of reasonably satisfactory evidence of the amount of such Taxes. To the extent that the Securityholders are the Paying Party, Buyer shall be entitled, but shall not be required, to receive a distribution from the Indemnity Escrow Fund with respect to such Taxes in lieu of receiving payment from the Securityholders pursuant to this Section 9.10(a)(v).
(vi)    All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated in this Agreement that are attributable to the Securityholders (“Transfer Taxes”) shall be paid by Securityholders when due, except to the extent such Transfer Taxes were included as Liabilities in the calculation of Net Working Capital, and the Securityholders will, at the expense of the Securityholders, prepare, or cause to be prepared, and file, or cause to be filed, all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and if required by applicable Law, Buyer will and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
(b)    [Reserved].
(c)    Cooperation. Buyer, the Company and the Securityholder Representative, on behalf of the Securityholders, shall cooperate, as and to the extent reasonably requested by the other Party, in connection with (i) the filing of any Tax Returns of or with respect to the Business, the Company, or the operations of the Company, and (ii) any audit, examination, voluntary disclosure or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to Taxes of the Business, the Company, or the operations of the Company (a “Tax Contest”). Any Tax Contest shall be treated as a Third Party Claim for purposes of Section 11.4(f). Such cooperation shall include obtaining and providing appropriate forms, retaining and providing records and information that are reasonably relevant to any such Tax Return or Tax Contest, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Buyer will represent the interests of the Company with respect to any Tax Contests involving the Company. Notwithstanding the above, if the Tax Contest relates to Taxes for which Securityholders may incur indemnity obligations under this Agreement, Buyer will conduct the defense of such claim, and the Securityholder Representative will have the right to participate in such Tax Contest but not control at the Securityholders’ expense. Buyer and/or the Company shall be entitled to settle any claim for Taxes without the prior consent of the Securityholder Representative. To the extent Buyer approaches the Securityholder Representative for consent to a settlement, such consent shall not be unreasonably withheld, conditioned or delayed. In the event that any claim for Tax is settled without the written consent of the Securityholder Representative, such settlement shall not be determinative of the existence of an indemnifiable claim or the amount of Losses (if any) that a Buyer Indemnified Person may be entitled to as a result of such claim.
(d)    Tax Sharing Agreements. Any Tax sharing, indemnification or allocation Contract, arrangement, practice or policy to which the Company is a party or by which it is bound (other than any commercial Contract with customary terms entered into in the ordinary course of business of the Company and the principal purpose of which is unrelated to Taxes) shall be terminated as of the Closing Date, and the Company shall not have any liability or obligation pursuant thereto.
(e)    Refunds. The Securityholders shall be entitled to any Tax refund or Tax reduction, including interest paid therewith, in respect of Taxes paid prior to the Closing by the Company included in the calculation of the Post-Closing Working Capital Adjustment, or paid pursuant to the indemnification provisions of this Agreement, in each case with respect to any taxable year or period (or portion thereof) that ends on or before the Closing Date (including, for the avoidance of doubt, any refund of any Tax Liability included in the calculation of the Post-Closing Working Capital Adjustment), to the extent any such Tax refund or Tax reduction is actually so received by or applied to reduce the Taxes of Buyer, the Company, or any of their Affiliates. Buyer shall forward or pay such Tax refund or Tax reduction actually received or applied to the Paying Agent for the benefit of the Securityholders, net of any direct out-of-pocket costs attributable to receipt of such Tax refund or Tax reduction, within thirty (30) days after receipt or entitlement thereto. For the avoidance of doubt, Buyer and its Affiliates shall only be required to use commercially reasonable efforts to cooperate and to take the required actions, including filing amended Tax Returns in order to obtain any of the foregoing amounts, but Buyer and its Affiliates shall have no such obligation if such actions may give rise to adverse Tax consequences or unreasonable expense.
(f)    Post-Closing Tax Actions. None of Buyer, the Company, or their Affiliates shall (i) except as otherwise contemplated in Section 9.10(a), cause the Company to make or change any Tax election that has retroactive effect to any Tax period or portion thereof ending on or prior to the Closing Date, or (ii) except in connection with a Tax Contest, agree to extend or waive the statute of limitations with respect Taxes of the Company for a Tax period or portion thereof ending on or prior to the Closing Date, in each such case to the extent such action results in an increase in Taxes for which indemnification by the Securityholders could be required hereunder, except with the prior written consent of the Securityholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed).
(g)    Survival; Conflicts. The obligations set forth in this Section 9.10 (and any claim for breach thereof) shall terminate at the close of business on the ninetieth (90th) day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof). To the extent of any conflict between this Section 9.10 and any other provision of this Agreement, this Section 9.10 shall govern with respect to Tax matters.
9.11    Indemnification of Officers and Directors. From the Closing until the seventh anniversary of the Closing occurs, all rights to indemnification by the Company existing in favor of those Persons who are or were directors and officers of the Company prior to or as of the date of this Agreement (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Closing, as provided in the Restated Articles and as provided in any indemnification Contracts effective prior to the Closing between the Company and any D&O Indemnified Persons shall survive the Acquisition and shall be observed by the Company in accordance with the terms thereof and to the fullest extent available under applicable Law. From and after the Closing Date, Buyer shall cause the Company (and its respective successors) to maintain such provisions in its Articles of Association (as amended from time to time) concerning the indemnification and exoneration of the Company’s former and current officers and directors that are no less favorable to those persons than the provisions of the Company’s Articles of Association as in effect immediately prior to Closing, and such provisions shall not be amended, repealed or otherwise modified in any manner adverse to such officer or director, except as required by applicable Laws. The provisions of this Section 9.11 shall survive the consummation of the Acquisition and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and theirs successors, assigns and heirs, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. The rights provided by this Section 9.11 may not be amended or waived other than by the express written consent of such affected D&O Indemnified Person. Notwithstanding the foregoing, nothing in this Section 9.11 shall limit the rights of the Buyer Indemnified Persons pursuant to Article XI, and the Company shall not be obligated to provide indemnification or advancement of expenses to any D&O Indemnified Persons with respect to any action, suit, claim or proceeding of any nature arising from the actions or omissions of such D&O Indemnified Person that also give rise to Losses for which any Buyer Indemnified Persons are entitled to indemnification pursuant to Article XI. The Company shall obtain “tail” director and officer insurance and “tail” errors and omissions liability insurance prior to the Closing (the “D&O Tail Policy”), which by its terms shall survive the Closing and shall provide runoff coverage for not less than seven (7) years following the Closing Date, having limits, terms and conditions no less favorable in all material respects than the terms of the D&O and E&O liability insurance policies currently maintained by the Company. Buyer shall cause the Company (and its successors) following the Closing not to terminate such insurance policies.
9.12    Securityholder Release. Effective as of the Closing, and subject to the consummation thereof, each Securityholder, on behalf of himself/itself and his/its heirs, executors, estates, devisees, Affiliates, and each of their respective heirs, executors, estates, devisees, successors and assigns (each, a “Releasing Person”), hereby absolutely, unconditionally, and irrevocably releases, acquits and forever discharges and covenants not to sue, to the fullest extent permitted by applicable Law, the Company, Buyer and each of their respective current and past managers, officers, directors, equity holders, partners, Affiliates, service providers, employees, accountants, attorneys and representatives (including their respective heirs, executors, estates, devisees, successors and assigns) (each, a “Buyer Released Person”) of, from and against any and all liabilities, obligations, actions, causes of action, claims, expenses, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which such Releasing Person has at any time prior to the Closing Date, on the Closing Date, or thereafter whether or not pending on or asserted after the Closing, against Buyer Released Persons for or by reason of any matter, cause or thing, in each case solely to the extent occurring on or prior to the Closing Date (the “Released Holder Claims”), including matters arising in connection with such Securityholder’s ownership prior to the Closing Date of any Company Securities or such Securityholder’s contractual or other arrangements with the Company prior to the Closing Date; provided, however, nothing contained in this Section 9.12 shall affect or be deemed to be construed as a waiver or release of any claims or rights which cannot be waived under applicable Law arising from or relating to (a) (i) any compensation that is a current liability taken into account in the calculation of Initial Working Capital, Updated Working Capital or the Post-Closing Working Capital Adjustment, (ii) any unreimbursed out-of-pocket business expenses reasonably incurred in the proper performance of its duties and entitled to reimbursement pursuant to the Company’s business expense policy, and (iii) any rights pursuant to any Company Employee Plans (including bonuses, change of control or severance payments, or any similar employee related benefits) if and only if disclosed in the Company Disclosure Schedule or the Supplemental Company Disclosure Schedule or otherwise reflected in the calculation of Acquisition Consideration, in each of clauses (i), (ii), and (iii) with respect of services performed by the Releasing Person as an employee, officer, director, or consultant of the Company prior to the Closing, (b) any rights or benefits available to any Releasing Party pursuant to this Agreement (including, without limitation, the right of each Securityholder to receive their respective Pro Rata Portion of the Closing Consideration, the Additional Consideration, the Adjustment Escrow Fund, and the Indemnity Escrow Fund, as each is reflected in the Consideration Schedule (or, if delivered pursuant to Section 4.2(c), the Updated Consideration Schedule), and any other payment hereunder, when becomes due and payable pursuant to the terms of this Agreement), (c) any rights that the Releasing Person may have to indemnification as a director or officer (i) under the D&O Tail Policy or under any other directors’ and officers’ liability insurance policy or (ii) pursuant to any written indemnification agreement with such Releasing Person that is disclosed in the Company Disclosure Schedule or Supplemental Company Disclosure Schedule, so long as such claim for indemnification does not otherwise arise from the actions or omissions of such Releasing Person giving rise to Losses for which Buyer Indemnified Persons are entitled to indemnification pursuant to Article XI (any such claim giving rise to indemnification for the Releasing Person under such written indemnification agreement and for Buyer Indemnified Persons pursuant to Article XI, an “Overlapping Claim”) (provided, however, that with respect to an Overlapping Claim, the Releasing Person is not releasing the Company of its obligation to indemnify a D&O Indemnified Person pursuant to such written indemnification agreement with the Company solely to the extent such indemnification by the Company is necessary for such Releasing Person to be eligible for coverage under the D&O Tail Policy), (d) rights under any offer letter, employment agreement or retention agreement between Releasing Person and any of the Company, Buyer, or any of their Affiliates, and (e) claims arising under the provisions of the Contracts between the Company, on the one hand, and a Securityholder, on the other, that are listed on Schedule 5 to this Agreement; and any such matters described in the immediately preceding clauses (a) through (e) shall not be deemed Released Holder Claims hereunder; provided, further, that the Company may supplement Schedule 5 to this Agreement to include Contracts arising after the date of this Agreement to the extent approved by Buyer. Each Securityholder (x) understands that the release contained in this Section 9.12 is binding on such Securityholder and its heirs, executors, estates, devisees, Affiliates, and each of their respective heirs, executors, estates, devisees, successors and assigns, in accordance with its terms, effective as of the Closing, and subject to the consummation thereof, (y) represents and warrants that (i) it has had the opportunity to consult with counsel of its choice, (ii) it is fully informed of the nature and contents of this release and (iii) it has entered into this release freely and without any threat or coercion whatsoever and (z) further agrees and covenants not to participate in any action or proceeding against the Company or any Buyer Released Person based upon any of the Released Holder Claims (the “Securityholder Release”).
9.13    Joinder by Securityholders Not Originally Party to this Agreement; Asset Sale.

(a)    Joinder. From and after the date of this Agreement, the Company shall procure and cause all holders of Company Securities who did not sign this Agreement or a joinder to this Agreement in a form reasonably agreed by Buyer (the “Joinder”), to sign a Joinder, and deposit their Share Transfer Instruments with the Company, with the intent of obtaining the accession of one hundred percent (100%) of all Securityholders, and deliver a copy of the Joinder. Thereafter, such holder of Company Securities shall be deemed a Securityholder for all intents and purposes and Schedule 1 shall automatically be updated to include such holder as a Securityholder; provided, however that with respect to the Company Options and Option Shares outstanding at the Effective Time and held by non-executive employees (serving as such as of the Effective Time) that hold Company Options or Option Shares who did not execute this Agreement as of the Effective Time, the Company’s obligation contained in this Section 9.13 shall be limited to best efforts. From and after the date of this Agreement, the Company shall procure and cause all holders of Company Options or Option Shares, in each case, issued after the date of this Agreement, to sign a Joinder, and deposit their Share Transfer Instruments with the Company. For the avoidance of doubt, with respect to holders of Company Options or Option Shares who, at the Effective Time, were not executive employees of the Company, such holders shall not be bound by the provisions of Section 11.2(a)(i) through (xi) (whether or not they have agreed to be bound under this Agreement as a Securityholder) with respect to recovery of Losses outside of the Indemnity Escrow Fund or the Adjustment Escrow Fund, as long as the total Acquisition Consideration paid or payable to such holders of Company Options and Option Shares does not exceed, in the aggregate, six percent (6.0%) of the Acquisition Consideration paid or payable under this Agreement.
(b)    Asset Sale. In the event that (i) less than one hundred percent (100%) of all Securityholders sign this Agreement or a Joinder or (ii) the Securityholders challenge the proposed purchase of 100% of the Company Securities, and as a result of such event described in clause (i) or (ii), Buyer is unable to secure the purchase of 100% of the Company Securities, despite having used all commercially reasonable efforts, including through an alternative structure available under applicable Israeli Law or the Company’s Articles of Association then in effect (including a “bring along”, forced sale, reverse triangular merger transaction, and execution by proxy reasonably acceptable to Buyer) for acquiring 100% of the Company Securities, then Buyer may (but is not obligated to), subject to the satisfaction or waiver of the other conditions to the Closing (mutatis mutandis), (i) elect to structure the Acquisition as a sale by the Company or its Affiliates and purchase by Buyer or its Affiliate of all of the Company’s Nexus Assets, Contracts related to the Business, the Accounts Receivable, and all of the Company’s assets necessary to continue to operate the Business consistent with the Company’s past practices and as then contemplated by the Company and Buyer (collectively, the “Acquired Assets”), and (ii) enter into an Asset Purchase Agreement with the Company on substantially the same terms set forth in this Agreement that provides for (A) the Company’s sale and transfer of all of its assets to Buyer in exchange for the Acquisition Consideration (subject to adjustments consistent with those set forth in this Agreement), (B) Buyer’s opportunity to hire Employees, (C) modifications to the post-closing obligations (including the indemnification obligations hereunder), (D) the reasonable out-of-pocket fees and expenses incurred by Buyer and the Company in implementing such alternative structure to constitute an Adjustment Item, and (E) any additional Tax liability of the Company resulting from such alternative structure for the Acquisition to be borne solely by the Securityholders, excluding for the sake of clarity the reduction of net operating losses and any other tax liability which does not result in the payment of funds to a Tax authority), shall constitute an Adjustment Item.
9.14    Restrictions on Other Share Transfers and Issuances. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, (a) the Securityholders will not sell, convey, transfer, gift or otherwise dispose of (a “Disposition”) any Shares or other Company Securities held by them, unless (i) such proposed transferee agrees to the terms and provisions of, and to be bound by, this Agreement by executing the Joinder and depositing its Share Transfer Instruments with the Company, pursuant to Section 9.13, and (ii) the Company gives notice to Buyer of each such transfer, and (b) the Company will not issue any Shares or other Company Securities other than (i) issuance of Shares or other Company Securities upon the exercise of Company Options in accordance with the terms of the Option Plan or other option plan adopted by the Company (collectively, such shares, the “Option Shares”), (ii) the grant of any Company Options, Shares or other securities that are exercisable or convertible into Shares pursuant to the Option Plan or other option plan adopted by the Company, or (iii) issuance of Shares upon the exercise or conversion of Convertible Securities; provided, however, that in each case if the recipient is not already bound by this Agreement as a Securityholder, the recipient thereof must execute a Joinder and deposit its Share Transfer Instruments with the Company, pursuant to Section 9.13, other than with respect to Option Shares issued upon exercise of Company Options outstanding at the Effective Time. The Company shall use best efforts pursuant to the Option Plan to compel the holders of Options Shares to sell their Option Shares to Buyer at Closing pursuant to the “bring along” provisions of the Restated Articles or a forced sale by Applicable Law, if the Parties are relying on the “bring along” provisions of the Company’s Articles of Association or a forced sale by Applicable Law to consummate the Acquisition.
9.15    Escrow Agent. After delivering the Exercise Notice, Buyer shall use best efforts to procure from the Escrow Agent the execution and delivery to the Securityholder Representative of the Escrow Agreement, and the Securityholder Representative shall provide the documentation reasonably required by the Escrow Agent with respect to “Know-Your-Customer” requirements; provided, however, if a Securityholder fails to deliver the documentation reasonably required by the Escrow Agent with respect to “Know-Your-Customer” requirements or the Securityholder Representative fails to execute and deliver the Escrow Agreement, Buyer shall not be in breach of this Section 9.15 if the Escrow Agent refuses to execute and deliver the Escrow Agreement due to such failure.
ARTICLE X
CONDITIONS TO THE ACQUISITION
10.1    Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of the Company and the Securityholders, on the one hand, and of Buyer (or Buyer’s Affiliate, if Buyer has in its discretion, elected to have the Buyer Option be exercised by an Affiliate of Buyer), on the other hand, to effect the Acquisition following the exercise of the Buyer Option shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:
(a)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition.
(b)    No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by any third party (excluding the Parties and their respective officers, directors, securityholders or Affiliates), seeking any of the foregoing be threatened or pending.
10.2    Conditions to the Obligations of Buyer. The obligations of Buyer (or Buyer’s Affiliate, if Buyer has in its discretion, elected to have the Buyer Option be exercised by an Affiliate of Buyer) to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Buyer (or Buyer’s Affiliate, if applicable):
(a)    Representations, Warranties and Covenants. (i) Each of the representations and warranties made by the Securityholders in Article V of this Agreement and each of the representations and warranties made by the Company in Article VI of this Agreement shall be true and correct in all material respects (except for any portion of those representations and warranties that are qualified by materiality, Company Material Adverse Effect or any similar standard or qualification, which portion shall be true and correct in all respects) on and as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date), and each of the representations and warranties made by the Company in Article VII of this Agreement shall be true and correct in all material respects (except for any portion of those representations and warranties that are qualified by materiality, Company Material Adverse Effect or any similar standard or qualification, which portion shall be true and correct in all respects) on and as of the Closing Date, in each case as though made on and as of each such date (except to the extent expressly made as of a specified date, in which case as of such date), and (ii) the Company and the Securityholders shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.
(b)    Governmental Approval. Approvals from any Governmental Authority required to be obtained by any of the Securityholders or the Company for the consummation of the transactions contemplated in this Agreement shall have been obtained.
(c)    Due Diligence. The Company shall have complied with its obligations in Section 9.9(b), and Buyer shall, in its sole discretion, be satisfied with the results of its due diligence with respect to the Company and the Acquisition.
(d)    Shareholders and Board Approval. This Agreement, the Buyer Loan, the Restated Articles, the Acquisition and the other transactions contemplated in this Agreement shall have been approved by the Company’s shareholders and the Board, including the appointment of a Securityholder Representative, which approval shall not have been modified or revoked.
(e)    Waiver of Rights of First Refusal. Any waivers of rights of first refusal or participation rights in connection with the Acquisition shall not have been modified or revoked.
(f)    Restated Articles. The provisions in the Restated Articles related to the Veto Share and other changes made in the Restated Articles in connection with this Agreement shall remain in effect.
(g)    Third Party Consents and Notices. Prior to the Closing, the Company shall have delivered to Buyer all consents, waivers and approvals of, and notices to, parties to any Contract required to be obtained by the Company for the consummation of the transactions contemplated in this Agreement that are set forth on Schedule 6 to this Agreement, in form and substance reasonably satisfactory to Buyer; provided, however, that Buyer may supplement Schedule 6 to this Agreement by providing such supplement to the Company within ten (10) Business Days after the Company’s delivery of the Supplemental Company Disclosure Schedule; provided further, that any such supplement to Schedule 6 may only add (i) consents required in order to consummate the Closing without violating a Contract or Governmental Authorization and (ii) consents required to avoid a termination of a Contract, loss of a Contract right, payment penalty, or other payment obligation, in each case, triggered by the Acquisition to the extent in a Contract in existence at the Effective Time but not made available to Buyer or in a Contract entered into during the Interim Period in violation of a covenant in this Agreement.
(h)    Payoff Letters; Release of Liens. Prior to the Closing, Buyer shall have received from the Company payoff letters in a form reasonably acceptable to Buyer with respect to any and all Company Debt, other than the Buyer Loan. Buyer shall have received from the Company a duly and validly executed copy of all Contracts, instruments, certificates and other documents described in such payoff letters, in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to evidence the release of all Liens identified in Schedule 7 to this Agreement upon repayment of the Company Debt; provided, however, that Buyer may supplement Schedule 7 to this Agreement to include additional Company Debt outstanding as of the Closing Date (excluding the Buyer Loan) that Buyer, it its discretion, elects to repay at the Closing, by providing such supplement to the Company within ten (10) Business Days after the Company’s delivery of the Supplemental Company Disclosure Schedule.
(i)    No Material Adverse Effect. Since December 31, 2018, there shall not have occurred any event or condition of any character that has had, or is reasonably likely to have, a Company Material Adverse Effect.
(j)    Resignation of Officers and Directors. Prior to the Closing, Buyer shall have received a written resignation from each of the officers and directors of the Company effective as of the Closing; provided, however, that an officer or director shall not be required to sign a written resignation if Buyer has delivered written instructions prior to the Closing indicating that such officer or director need not resign.
(k)    Company Certificate. On the Closing Date, the Company shall deliver to Buyer a true and correct certificate, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, which (i) represents that the conditions to the obligations set forth in this Section 10.2 with respect to the Closing have been satisfied in full (unless otherwise waived in accordance with the terms hereof), (ii) sets forth the Initial Net Working Capital as of the Closing, (iii) sets forth the Company Debt and Adjustment Items as of the Closing and (iv) sets forth any changes to the Statement of Expenses as of the Closing (the “Company Certificate”).
(l)    Corporate Approval Certificate of Officer of the Company. Buyer shall have received a certificate, validly executed by the Chief Executive Officer or Secretary of the Company or comparable executive officer designated by the Company’s Board, certifying (i) as to the effectiveness of the Restated Articles, (ii) as to the valid adoption of resolutions of the Board (whereby the Buyer Loan and the Acquisition and the transactions contemplated hereunder were approved by the Board), and (iii) the valid adoption of resolutions of the Board and the Securityholders of the Company ratifying all prior actions taken by the Company and its officers pursuant to such resolutions (the “Company Approval Certificate”).
(m)    Termination of Agreements. Buyer shall have received from the Company a duly and validly executed copy of all Contracts, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to evidence the termination of the Contracts set forth in Schedule 8 to this Agreement; provided, however, that Buyer may supplement Schedule 8 to this Agreement by providing such supplement to the Company within ten (10) Business Days after the Company’s delivery of the Supplemental Company Disclosure Schedule; provided further, that any such supplement to Schedule 8 may only add (i) Contracts containing provisions that make the Closing illegal or (ii) Contracts providing for the termination of a Contract, loss of a Contract right, payment penalty, or other payment obligation, in each case, triggered by the Acquisition to the extent in a Contract in existence at the Effective Time but not made available to Buyer or in a Contract entered into during the Interim Period in violation of a covenant in this Agreement.
(n)    Amendment of Agreements. Buyer shall have received from the Company a duly and validly executed copy of all Contracts, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to evidence the amendment of the Contracts set forth in Schedule 9 to this Agreement; provided, however, that Buyer may supplement Schedule 9 to this Agreement by providing such supplement to the Company within ten (10) Business Days after the Company’s delivery of the Supplemental Company Disclosure Schedule; provided further, that any such supplement to Schedule 9 may only add such Contracts to be amended that (i) contain provisions making the Closing illegal or (ii) provide for the termination of a Contract, loss of a Contract right, payment penalty, or other payment obligation, in each case, triggered by the Acquisition to the extent in a Contract in existence at the Effective Time but not made available to Buyer or in a Contract entered into during the Interim Period in violation of a covenant in this Agreement.

(o)    Escrow Agreement. Buyer shall have received a duly and validly executed copy of the Escrow Agreement executed by the Securityholder Representative and the Escrow Agent.
(p)    Joinder and Securityholder Non-Competition Agreements. Each other holder of Company Securities shall have duly and validly executed a Joinder, such that holders of 100% of the Company Securities shall have executed and delivered this Agreement or a Joinder, and deposited their Share Transfer Instruments with the Company, and the Securityholders listed in Schedule 3 shall have duly and validly executed a Securityholder Non-Competition Agreement on the applicable form and delivered the same to Buyer; provided, however, that the execution and delivery of a Securityholder Non-Competition Agreement by a Securityholder listed on Schedule 3 shall not be required if such Non-Competition Agreement would be invalid under applicable Law.
(q)    Option Tax Ruling. The Company shall have obtained the Option Tax Ruling or the Interim Option Tax Ruling, as applicable, and provided documentation of the same to Buyer.
10.3    Conditions to Obligations of the Company and the Securityholders. The obligations of the Company and the Securityholders to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
(a)    Representations, Warranties and Covenants. (i) Each of the representations and warranties of Buyer in this Agreement shall be true and correct in all material respects (except for any portion of those representations and warranties that are qualified by materiality, Material Adverse Effect or any similar standard or qualification, which portion shall be true and correct in all respects) on and as of the date of this Agreement and as of the Closing Date as though made on and as of each such date (except to the extent expressly made as of a specified date, in which case as of such date), and (ii) Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Buyer as of the Closing.
(b)    Third Party Consents; Governmental Approval. Approvals and\or consents from any Governmental Authority or other third party required to be obtained by Buyer for the consummation of the transactions contemplated in this Agreement shall have been timely obtained.
(c)    Certificate of Buyer. The Company shall have received a certificate, validly executed on behalf of Buyer (or Buyer’s Affiliate, if Buyer has in its discretion, elected to have the Buyer Option be exercised by an Affiliate of Buyer) to the effect that, as of the Closing the conditions set forth in Section 10.3 have been satisfied (the “Buyer Certificate”).
(d)    Escrow Agreement. The Company and the Securityholder Representative shall have received a duly and validly executed copy of the Escrow Agreement executed by Buyer (or Buyer’s Affiliate, if Buyer has in its discretion, elected to have the Buyer Option be exercised by an Affiliate of Buyer) and the Escrow Agent; provided, however, if the Securityholder Representative fails or refuses to execute and deliver the Escrow Agreement or if a Securityholder fails to deliver the documentation reasonably required by the Escrow Agent with respect to “Know-Your-Customer” requirements, Buyer shall not be in breach of this Section 10.3(d) if the Escrow Agent refuses to execute and deliver the Escrow Agreement due to such failure.
(e)    Exercise Notice. Buyer shall have delivered to the Company an Exercise Notice on or before expiration of the Option Period.
10.4    The Closing. In addition to the foregoing conditions, at the Closing, the following transactions shall occur simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(a)    The Company shall release from escrow and deliver to Buyer the Share Transfer Instruments;
(b)    The Company shall deliver to Buyer a copy of the Company’s Shareholders Register updated to include the Acquisition and identifying Buyer (or Buyer’s Affiliate) as the sole owner of all of the issued and outstanding share capital of the Company, on a fully diluted basis;
(c)    The Company shall deliver to Buyer a copy of an opinion of the counsel to the Company, dated as of the Closing Date, in a form reasonably satisfactory to Buyer, which shall include legal opinions as to the matters set forth in Exhibit E;
(d)    The Company shall deliver to Buyer duly executed copies of the reports to be submitted to the Israeli Companies Registrar in respect of the Acquisition, and the resignation of the officers and directors of the Company;
(e)    Buyer shall or shall cause the payment of (i) the Closing Consideration to the Paying Agent, (ii) the Indemnity Escrow Amount and the Adjustment Escrow Amount to the Escrow Agent; and (iii) the Securityholder Representative’s Reserve Fund to the account specified by the Securityholder Representative; provided, however, that if (x) the Securityholder Representative fails or refuses to execute the Escrow Agreement or (y) is a Securityholder fails to deliver the documentation reasonably required by the Escrow Agent with respect to “Know-Your-Customer” requirements, Buyer may elect in its sole discretion to in the event described under clause (x), treat the Indemnity Escrow Amount and the Adjustment Escrow Amount, or, in the event described under clause (y), that portion of the Indemnity Escrow Amount and the Adjustment Escrow Amount that would otherwise be released to such Securityholder, as holdback amounts and retain the Indemnity Escrow Amount and the Adjustment Escrow Amount (or such portions thereof, as applicable), subject to disbursement to the Securityholders or relinquishment to Buyer consistent with the terms of this Agreement, in which case references herein to the Indemnity Escrow Amount or the Adjustment Escrow Amount, as applicable, shall refer to the amount so held back by Buyer, and references to the Indemnity Escrow Fund or the Adjustment Escrow Fund shall refer to the portion of the applicable holdback amount then remaining; and
(f)    Buyer shall pay and discharge or cause to be paid and discharged all Company Debt described in the payoff letters described in Section 10.2(h) and the Third Party Transaction Expenses identified in reasonable detail in the Statement of Expenses.
ARTICLE XI
SURVIVAL, INDEMNIFICATION, AND ESCROW ARRANGEMENTS
11.1    Survival of Representations, Warranties and Covenants.
(a)    All representations, warranties, agreements, covenants and obligations of the Securityholders or the Company contained in this Agreement, the Related Agreements, the Company Disclosure Schedule, the Supplemental Company Disclosure Schedule, the exhibits to this Agreement or any Contract, instrument, certificate or document specifically required to be delivered under this Agreement or any Related Agreement to any Party incident to the transactions contemplated in this Agreement or any Related Agreement shall be deemed to have been relied upon by such Party.
(b)    The representations and warranties of the Securityholders and the Company contained in this Agreement and in the Company Certificate as it pertains to the conditions to Closing set forth in Section 10.2(k) shall survive for the following periods:
(i)    The representations and warranties contained (A) in Sections 5.1 (Authority; Non-Contravention; Approvals), 5.2 (Title to Company Securities), 5.4 (Interest in

Intellectual Property) and 5.5 (Brokers’ and Finders’ Fees) and (B) in Sections 6.1 (Organization of the Company), 6.2 (Company Capital Structure), 6.4 (Authority), 6.5 (No Conflict), subsections (a), (e), (f) and (i) of Section 6.9 (Intellectual Property), Section 6.14 (Brokers’ and Finders’ Fees), Section 7.2 (Allocation of Acquisition Consideration), and Section 7.19 (Tax Matters) of this Agreement (collectively, the representations and warranties in (A) and (B), the “Tier I Fundamental Representations”) shall survive until (A) if the Closing occurs, 12:01 a.m. Eastern Time on the fifth (5th) anniversary of the Closing Date or (B) if the Closing does not occur, 12:01 a.m. Eastern Time on the first (1st) anniversary of the termination of this Agreement.
(ii)    The representations and warranties contained in subsections (j) and (l) of Section 6.9 (Intellectual Property) (collectively, the “Tier II Fundamental Representations”) shall survive until (A) if the Closing occurs, 12:01 a.m. Eastern Time on the third (3rd) anniversary of the Closing Date or (B) if the Closing does not occur, 12:01 a.m. on the first (1st) anniversary of the termination of this Agreement.
(iii)    The representations and warranties contained in Sections 6.8 (Title to Assets; Absence of Liens and Encumbrances), subsections (b) – (d), (g), (h), (k) and (m) – (t) of Section 6.9 (Intellectual Property), Section 7.7 (Title to Properties), Section 7.9 (Company Authorizations), Section 7.17 (Company Products), and Section 7.18 (Sufficiency of Assets) (collectively, the “Tier III Fundamental Representations”) shall survive until (A) if the Closing occurs, 12:01 a.m. Eastern Time on the second (2nd) anniversary of the Closing Date or (B) if the Closing does not occur, 12:01 a.m. Eastern Time on the first anniversary of the termination of this Agreement. The Tier I Fundamental Representations, the Tier II Fundamental Representations and the Tier III Fundamental Representations shall be referred to herein collectively as the “Fundamental Representations.”
(iv)    The representations and warranties of the Securityholders and the representations and warranties of the Company, in each case that are not addressed in Sections 11.1(b)(i), 11.1(b)(ii), or 11.1(b)(iii) shall survive until (A) if the Closing occurs, the later of 12:01 a.m. Eastern Time on the date that is fifteen (15) calendar months after the Closing Date (for clarification, as an example if the Closing occurs on June 14, 2024 such date would be September 14, 2025), or 12:01 a.m. Eastern Time on the date that is ten (10) Business Days after the Additional Consideration Payment Date, or (B) if the Closing does not occur, 12:01 a.m. on the first (1st) anniversary of the termination of this Agreement (whichever occurs later in clause (A) or (B), the “Expiration Date”).
(c)    The representations and warranties of Buyer contained in this Agreement, or in the Buyer Certificate as it pertains to the conditions to the Closing set forth in Section 10.3(c), shall survive until the Expiration Date; provided, however, that the representations and warranties of Buyer contained in Sections 8.1 (Organization, Standing and Power), 8.2 (Authority), 8.4 (No Conflict) and 8.6 (Brokers’ and Finders’ Fees) shall survive until (A) if the Closing occurs, 12:01 a.m. Eastern Time on the fifth (5th) anniversary of the Closing Date or (B) if the Closing does not occur, 12:01 a.m. Eastern Time on the first (1st) anniversary of the termination of this Agreement.
(d)    All covenants and agreements contained in this Agreement shall survive and shall continue to remain in full force and effect after the date of this Agreement, unless they terminate earlier in accordance with their express terms and all claims arising out of, resulting from or related to the matters described in Sections 11.2(a)(ii), 11.2(a)(xii), or 11.2(b)(ii) shall survive until (A) if the Closing occurs, 12:01 a.m. Eastern Time on the third (3rd) anniversary of the Closing Date or (B) if the Closing does not occur, 12:01 a.m. Eastern Time on the first (1st) anniversary of the termination of such covenants and agreements.
(e)    The indemnification rights of the Buyer Indemnified Persons with respect to claims arising out of, resulting from or related to the matters described in Section 11.2(a)(iii) shall survive until (A) if the Closing occurs, 12:01 a.m. Eastern Time on the third (3rd) anniversary of the

Closing Date or (B) if the Closing does not occur, 12:01 a.m. Eastern Time on the first (1st) anniversary of the termination of this Agreement.
(f)    The indemnification rights of the Buyer Indemnified Persons with respect to claims arising out of, resulting from or related to the matters described in Sections 11.2(a)(iv), 11.2(a)(v), 11.2(a)(vi), 11.2(a)(vii), or 11.2(a)(viii) shall survive until (A) if the Closing occurs, 12:01 a.m. Eastern Time on the sixth (6th) anniversary of the Closing Date or (B) if the Closing does not occur, 12:01 a.m. Eastern Time on the first (1st) anniversary of the termination of this Agreement.
(g)    The indemnification rights of the Buyer Indemnified Persons and the Seller Indemnified Persons with respect to claims arising out of, resulting from or related to the matters described in Sections 11.2(a)(ix), 11.2(a)(x) or 11.2(b)(iii), respectively, survive the Closing Date indefinitely.
(h)    The date until which any representation or warranty, covenant, indemnification right, as applicable, survives shall be referred to as the “Survival Date” for such representation or warranty.
(i)    Notwithstanding anything in this Section 11.1 to the contrary, (i) if, at any time prior to 12:01 a.m. Eastern Time on the applicable Survival Date, an Officer’s Certificate (as defined in Section 11.4(c)(i)) or a Claim Certificate (as defined in Section 11.4(c)(ii)) is delivered alleging Losses and a claim for recovery under Section )11.4c(, then the Survival Date shall extend automatically with respect to the specific claim asserted in such notice, and such claim shall survive the applicable Survival Date, in each case until such claim is fully and finally resolved and (ii) claims relating to fraud shall survive indefinitely.
(j)    The provisions of this Article XI shall be deemed to constitute a separate written legally binding agreement among the Parties in accordance with the provisions of Section 19 of the Israeli Limitation Law (5718-1958).
11.2    Indemnification.
(a)    From and after the Closing Date, each of the Securityholders (each a “Seller Indemnifying Person” and collectively the “Seller Indemnifying Persons”) shall (subject to the limitations set forth in this Agreement), severally and not jointly, indemnify and hold harmless Buyer and its officers, directors, employees, agents and Affiliates, including, after the Closing Date, the Company (the “Buyer Indemnified Persons”), against all losses, Liabilities, damages, Taxes, Tax deficiencies, costs and expenses, including reasonable accounting and auditors’ fees, attorneys’ fees and expenses of investigation and defense, interest, fines, penalties, or diminution in value, excluding Special Damages (each a “Loss” and collectively “Losses”) paid, incurred or sustained by any of the Buyer Indemnified Persons, directly or indirectly, arising out of or resulting from:
(i)    any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement, the Escrow Agreement, the Company Certificate, or the Company Approval Certificate, or in any certificate or instrument delivered in connection with this Agreement or the Acquisition;
(ii)    any breach by the Company, on or before the Closing Date, or any failure by the Company, before the Closing Date, to perform, fulfill or comply with, any covenant or obligation applicable to the Company contained in this Agreement;
(iii)    any Excess Third Party Transaction Expenses;

(iv)    any Seller Taxes (excluding any Loss arising from adverse tax consequences due to a reduction in net operating losses of the Company or the failure to receive the tax benefits of net operating losses of the Company);
(v)    any and all Excess Company Debt and Excess Adjustment Items;
(vi)    any claim of breach of fiduciary or other duties of any Employee or Securityholder (in each case, in such employee’s or Securityholder’s capacity as such), committed on or prior to the Closing Date, in connection with the transactions contemplated in this Agreement or any Related Agreement;
(vii)    any claims made by a Securityholder or a former securityholder of the Company in such Securityholder’s or former securityholder’s capacity as a current or former securityholder of the Company, or by any other Person, seeking to assert, or based upon: (A) ownership or rights to ownership of any securities of the Company; (B) any rights of a securityholder of the Company arising on or prior to the Closing Date (other than the right to receive any portion of the Acquisition Consideration or any other right pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (C) any rights under the Restated Articles on or prior to the Closing Date, including a claim that any distribution of proceeds pursuant to this Agreement, whether by Buyer, the Securityholder Representative or otherwise, violates the terms of the Restated Articles, the Consideration Schedule, or the Updated Consideration Schedule; (D) any claim that such Person’s securities were wrongfully redeemed or repurchased by the Company on or prior to the Closing Date; (E) any breach of any Contract between the Company and such Securityholder or former securityholder, in each case in his, her or its capacity as such, on or prior to the Closing Date; (F) any claim with respect to the conversion or cancellation of its Shares or Company Options held on or prior to the Closing Date; and (G) the purchase or sale of Company Securities by one or more Persons (other than Buyer) on or prior to the Closing Date;
(viii)    the matters described in Schedule 10 to this Agreement (the “Special Indemnification Matters”);
(ix)    fraud committed on or prior to the Closing Date by the Company, or its officers, directors, managers, employees, contractors (in connection with the Company Products), agents or Affiliates;
(x)    fraud committed on or prior to the Closing Date by such Securityholder;
(xi)    any breach or inaccuracy of any representation or warranty of such Securityholders contained in this Agreement, any of the Related Agreements or in any certificate or instrument delivered in connection with the transactions contemplated in this Agreement, including the Acquisition; or
(xii)    any breach by or any failure by such Securityholder to perform, fulfill or comply with, any covenant or obligation applicable to such Securityholder contained in this Agreement.
It is hereby clarified that Losses pursuant to clauses (x) through (xii) shall be recovered solely from the Seller Indemnifying Person or Seller Indemnifying Persons that are the subject of the claim.
(b)    From and after the Closing Date, Buyer shall (subject to the limitations set forth in this Agreement) to indemnify and hold harmless the Securityholders and their respective officers, directors, employees, agents and Affiliates (excluding, after the Closing, the Company) (the “Seller Indemnified Persons”), against all Losses paid, incurred or sustained by any of the Seller Indemnified Persons, directly or indirectly, arising out of, resulting from or related to:

(i)    any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement, any of the Related Agreements, or in any certificate or instrument delivered in connection with the transactions contemplated in this Agreement, including the Acquisition;
(ii)    any breach by Buyer of, or any failure by Buyer to perform, fulfill or comply with, any covenant or obligation applicable to Buyer contained in this Agreement; or
(iii)    fraud committed on or prior to the Closing Date by Buyer or its officers, directors, managers, employees, contractors, agents or Affiliates (excluding on or prior to the Closing Date, the Company) in connection with this Agreement or the transactions contemplated hereby.
11.3    Escrow Arrangements.
(a)    Escrow Funds.
(i)    Indemnity Escrow Fund. On or prior to the Closing Date, Buyer shall deposit with the Escrow Agent an amount in cash equal to $23,500,000, and on the Additional Consideration Payment Date, Buyer shall deposit with the Escrow Agent an amount in cash equal to the Additional Indemnity Escrow Amount, consisting of each Securityholder’s Pro Rata Portion of the Indemnity Escrow Amount and each Securityholder’s Pro Rata Portion of the Additional Indemnity Escrow Amount (which amounts shall be set forth in the Consideration Schedule or, if delivered pursuant to Section 4.2(c), the Updated Consideration Schedule) and shall confirm such deposit in writing with the Escrow Agent, which notice shall confirm the Closing Date or the Additional Consideration Payment Date, as applicable. Buyer shall pay fifty percent (50%) of the administrative fees and expenses of the Escrow Agent in connection with the Indemnity Escrow Amount, and the remainder of the administrative fees and expenses of the Escrow Agent in connection therewith will be treated as Excess Adjustment Items of the Company in accordance with Section 9.5(b) and Section 11.2(a)(v). The aggregate contributions of the Securityholders’ respective Pro Rata Portion of the Indemnity Escrow Amount shall equal (i) as of the Closing Date, $23,500,000 and (ii) as of the Additional Consideration Payment Date, the Indemnity Escrow Amount (including the Additional Consideration Escrow Amount). Such deposit of the Indemnity Escrow Amount as of the Closing Date and, following the Additional Consideration Payment Date, the Additional Indemnity Escrow Amount, together with all interest and earnings thereon, shall constitute an escrow fund (the “Indemnity Escrow Fund”) to be governed solely by the terms of the Escrow Agreement. The Indemnity Escrow Fund shall be partial security for the indemnity obligations provided for in Section 11.2(a) and for any other amounts due and payable to any Buyer Indemnified Person pursuant to Article IV or Article XI of this Agreement, subject to the limitations in this Agreement, including Section 11.6, and the Indemnity Escrow Fund shall be available to compensate the Buyer Indemnified Persons for any claims by such Buyer Indemnified Persons for any Losses for which they are entitled to recovery under this Article XI, subject to the limitations in this Agreement. Interest in the Indemnity Escrow Fund may not be sold, exchanged, transferred or otherwise disposed of, other than by the laws of descent and distribution or succession, and any transfer in violation of this Section 11.3(a) shall be null and void. Notwithstanding the foregoing, (x) if the Securityholder Representative fails or refuses to execute the Escrow Agreement or (y) if a Securityholder fails to deliver the documentation reasonably required by the Escrow Agent with respect to “Know-Your-Customer” requirements, Buyer may elect in its sole discretion to in the event described under clause (x), treat the Indemnity Escrow Amount, or, in the event described under clause (y), that portion of the Indemnity Escrow Amount that would otherwise be released to such Securityholder, as a holdback amount and retain the Indemnity Escrow Amount (or such portion thereof, as applicable), subject to disbursement to the Securityholders or relinquishment to Buyer consistent with the terms of this Agreement, in which case references herein to the Indemnity Escrow Amount shall refer to the amount so held back by Buyer, and references to the Indemnity Escrow Fund shall refer to the portion of the Indemnity Escrow Amount then remaining.

(ii)    Adjustment Escrow Fund. On the Closing Date, Buyer shall deposit with the Escrow Agent an amount in cash equal to the Adjustment Escrow Amount, consisting of each Securityholder’s Pro Rata Portion of the Adjustment Escrow Amount (which amounts shall be set forth in the Consideration Schedule (or, if delivered pursuant to Section 4.2(c), the Updated Consideration Schedule) and shall confirm such deposit in writing with the Escrow Agent, which notice shall confirm the Closing Date. Buyer shall pay fifty percent (50%) of the administrative fees and expenses of the Escrow Agent in connection with the Adjustment Escrow Amount, and the remainder of the administrative fees and expenses of the Escrow Agent in connection therewith will be treated as Adjustment Item of the Company in accordance with Section 9.5(b). The aggregate contributions of the Securityholders’ respective Pro Rata Portion of the Adjustment Escrow Amount shall equal the amount of the Adjustment Escrow Amount. Such deposit of the Adjustment Escrow Amount, together with all interest and earnings thereon, shall constitute an escrow fund (the “Adjustment Escrow Fund”) to be governed solely by the terms of the Escrow Agreement. The Adjustment Escrow Fund shall be partial security for the adjustments to the Closing Consideration provided for in Section 4.1 hereof. Interest in the Adjustment Escrow Fund may not be sold, exchanged, transferred or otherwise disposed of, other than by the laws of descent and distribution or succession, and any transfer in violation of this Section 11.3(a) shall be null and void. Notwithstanding the foregoing, if (x) the Securityholder Representative fails or refuses to execute the Escrow Agreement or (y) if a Securityholder fails to deliver the documentation reasonably required by the Escrow Agent with respect to “Know-Your-Customer” requirements, Buyer may elect in its sole discretion to treat in the event described under clause (x), the Adjustment Escrow Amount, or, in the event described under clause (y), that portion of the Adjustment Escrow Amount that would otherwise be released to such Securityholder, as a holdback amount and retain the Adjustment Escrow Amount (or such portion thereof, as applicable), subject to disbursement to the Securityholders or relinquishment to Buyer consistent with the terms of this Agreement, in which case references herein to the Adjustment Escrow Amount shall refer to the amount so held back by Buyer, and references to the Adjustment Escrow Fund shall refer to the portion of the Adjustment Escrow Amount then remaining.
(b)    Escrow Periods; Distribution upon Termination of Escrow Periods.
(i)    Subject to the following requirements, the Indemnity Escrow Fund shall be in existence immediately following the Closing and shall terminate at 12:01 a.m. Eastern Time on the Expiration Date (the “Indemnity Escrow Expiration Date” and “Indemnity Escrow Period” respectively); provided, however, that on the Indemnity Escrow Expiration Date such portion of the Indemnity Escrow Fund as may be necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate duly delivered to the Escrow Agent and the Securityholder Representative in accordance with the provisions of this Agreement prior to 12:01 a.m. Eastern Time on the Indemnity Escrow Expiration Date (each, an “Unsatisfied Claim”), and the Indemnity Escrow Fund shall not terminate with respect to such retained portion of the Indemnity Escrow Fund until such Unsatisfied Claim has been resolved.
(ii)    The Adjustment Escrow Fund shall be in existence immediately following the Closing and shall terminate upon the final determination and distribution of the Net Post-Closing Adjustment pursuant to Section 4.1.
(iii)    Any distribution of all or a portion of the cash in the Indemnity Escrow Fund or Adjustment Escrow Fund, if to Buyer (or Buyer’s Affiliate, if Buyer has in its discretion, elected to have the Buyer Option be exercised by an Affiliate of Buyer), shall be made by wire transfer of immediately available funds equal to the amount of cash being distributed, and if to the Securityholders, shall be made to the Paying Agent for further distribution to each of the Securityholders by delivery of payment by check or wire transfer of immediately available funds to each such Securityholder equal to the amount of cash being distributed.
(iv)    To the extent a Buyer Indemnified Person or the Securityholders are entitled to receive all or a portion of the Indemnity Escrow Fund or the Adjustment Escrow Fund, Buyer

and the Securityholder Representative shall instruct the Escrow Agent to release such amount from the Adjustment Escrow Fund or the Indemnity Escrow Fund to the applicable recipient.
(v)    The Paying Agent will be responsible for the allocation and delivery of cash amounts out of the Indemnity Escrow Fund or Adjustment Escrow Fund to the Securityholders pursuant to Section 11.3(b), if any, in proportion to the Securityholders’ respective Pro Rata Portion of the Indemnity Escrow Amount and Adjustment Escrow Amount, as set forth on the Consideration Schedule (or, if delivered pursuant to Section 4.2(c), the Updated Consideration Schedule), with the amount of cash delivered to each Securityholder rounded down to the nearest cent and mailed by first class mail or sent via wire transfer as requested by the Securityholder Representative (and, in the case of a wire transfer, at the expense of the Securityholder) to such Securityholders’ address as set forth on the Consideration Schedule (or if delivered pursuant to Section 4.2(c), the Updated Consideration Schedule) (or to such other address as any such Securityholder or the Securityholder Representative may have previously instructed the Securityholder Representative or Buyer in writing). The Parties agree to provide the Paying Agent with a certified Tax identification number by signing and returning the appropriate series of Form W-8, or Form W-9, in the case of U.S. Persons, to the Paying Agent, immediately upon completion of the Closing.
11.4    Indemnification Claims.
(a)    Threshold Amount. A Buyer Indemnified Person may not recover any Losses under Sections 11.2(a)(i) or 11.2(a)(xi) unless and until one or more Officer’s Certificates (as defined below) identifying Losses under Section 11.2(a)(i) or 11.2(a)(xi) in excess of $1,000,000 in the aggregate (the “Threshold Amount”) has or have been delivered to the Securityholder Representative and the Escrow Agent as provided in Section 11.4(b) hereof, in which case the Buyer Indemnified Persons shall be entitled to recover all Losses so identified without regard to the Threshold Amount from the first dollar of such Losses; provided, however, that a Buyer Indemnified Person shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to Losses paid, incurred or sustained arising out of or resulting from or related to (i) any breach or inaccuracy of a representation or warranty contained in any of the Fundamental Representations pursuant to Sections 11.2(a)(i) or 11.2(a)(xi) or (ii) clauses (ii) through (x) and (xii) of Section 11.2(a). A Seller Indemnified Person shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to Losses paid, incurred or sustained arising out of or resulting from or related to Section 11.2(b).
(b)    In determining the amount of Losses, all qualifications set forth in the representations, warranties and covenants referring to “material,” “in all material respects,” or “Company Material Adverse Effect” shall be disregarded.
(c)    Claims for Indemnification.
(i)    In order to seek indemnification pursuant to Section 11.2(a) (including with regard to a Third Party Claim (as defined below)), Buyer shall deliver an Officer’s Certificate to the Securityholder Representative and, if such claim involves a claim against the Indemnity Escrow Fund, the Escrow Agent, and such Officer’s Certificate must be delivered prior to 12:01 a.m. Eastern Time on the applicable Survival Date; Buyer shall deliver an Officer’s Certificate promptly upon Buyer concluding it intends to assert a claim for indemnification provided, however, the failure to promptly deliver an Officer’s Certificate shall not affect the Buyer Indemnified Persons’ right to recover Losses under Section 11.2(a), except to the extent the Seller Indemnifying Persons are prejudiced by such failure. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Buyer: (x) stating that a Buyer Indemnified Person has paid, sustained or incurred or reasonably anticipates that it will have to pay, sustain or incur Losses, (y) specifying in reasonable detail the individual items of Losses included in the amount so stated, the amount and date each such item was paid, sustained or incurred, or if the amount of a Loss is based on an estimation and\or is not determinable as of the date of delivery of an Officer’s Certificate, Buyer shall state so and specify the maximum amount of Loss that Buyer in good faith estimates that a Buyer Indemnified Person could reasonably be expected to pay, incur or sustain and describing in reasonable detail the basis for such anticipated liability, and (z) describing in reasonable detail the claim, including the basis thereof and a brief summary of the facts giving rise to the claim and the nature of the (1) misrepresentation, (2) breach or inaccuracy of a representation or warranty, (3) breach or failure to perform a covenant or other agreement, or (4) other basis for indemnity to which such item is related, but in each such case only to the extent such information is reasonably available to Buyer as of the date of such Officer’s Certificate.
(ii)    In order to seek indemnification pursuant to Section 11.2(b), the Securityholder Representative shall deliver a Claim Certificate to Buyer at any time before 12:01 a.m. Eastern Time on the applicable Survival Date. The Securityholder Representative shall deliver a Claim Certificate promptly upon the Securityholder Representative (on behalf of the Seller Indemnified Persons) concluding it intends to assert a claim for indemnification; provided, however, the failure to promptly deliver a Claim Certificate shall not affect the Seller Indemnified Persons’ right to recover Losses under Section 11.2(b), except to the extent the Buyer Indemnifying Persons are prejudiced by such failure. For the purposes hereof, “Claim Certificate” shall mean a certificate signed by the Securityholder Representative: (x) stating that a Seller Indemnified Person has paid, sustained or incurred or reasonably anticipates that it will have to pay, sustain or incur Losses, (y) specifying in reasonable detail the individual items of Losses included in the amount so stated, the amount and date each such item was paid, sustained or incurred, or the basis for such anticipated liability, and (z) describing in reasonable detail the claim, including the basis thereof and a brief summary of the facts giving rise to the claim and the nature of the (1) misrepresentation, (2) breach or inaccuracy of a representation or warranty, (3) breach or failure to perform a covenant or other agreement, or (4) other basis for indemnity to which such item is related, but in each case only to the extent such information is reasonably available to the Securityholder Representative as of the date of such Claim Certificate.
(iii)    If a Buyer Indemnified Person is entitled to recover a Loss pursuant to Sections 11.2(a)(i) or 11.2(a)(xi) (except for indemnification for fraud pursuant to Sections 11.2(a)(ix), 11.2(a)(x), or for a breach or inaccuracy of a Fundamental Representation), then, subject to the limitations set forth in Section 11.6 or otherwise in this Agreement, the Buyer Indemnified Person may recover such Loss only from the Indemnity Escrow Fund; provided, however, if (i) the Indemnity Escrow Fund is insufficient to cover a Loss under this Section 11.4(c)(iii) and (ii) a Buyer Indemnified Person recovered from the Indemnity Escrow Fund for a breach or inaccuracy of Tier II Fundamental Representations and/or Tier III Fundamental Representations pursuant to Sections 11.2(a)(i) or 11.2(a)(xi), each Securityholder shall be directly liable for the remaining amount of such Loss, according to its Pro Rata Portion up to the amount of Losses recovered by Buyer Indemnified Persons from the Indemnity Escrow Fund to the extent due to claims based on a breach or inaccuracy of Tier II Fundamental Representations and/or Tier III Fundamental Representations, and in each case, such Securityholder shall make payment directly to Buyer by wire transfer of immediately available cash funds to an account designated by Buyer.
(iv)    If a Buyer Indemnified Person is entitled to recover a Loss for breach or inaccuracy of a Tier III Fundamental Representation pursuant to Section 11.2(a)(i) (except for indemnification for fraud pursuant to Sections 11.2(a)(ix) and 11.2(a)(x)), then subject to the limitations set forth in Section 11.6 or otherwise in this Agreement, the Buyer Indemnified Person may recover Losses, first from the Indemnity Escrow Fund, and then, if the Indemnity Escrow Fund is insufficient to cover the Loss, each Securityholder shall be directly liable for the remaining excess amount of such Loss, according to its Pro Rata Portion, in each case up to its Pro Rata Portion of the Tier III Fundamental Representations Liability Cap, and in each case, such Securityholder shall make payment directly to Buyer by wire transfer of immediately available cash funds to an account designated by Buyer.

(v)    If a Buyer Indemnified Person is entitled to recover a Loss for breach or inaccuracy of a Tier II Fundamental Representation pursuant to Section 11.2(a)(i) (except for indemnification for fraud pursuant to Sections 11.2(a)(ix) and 11.2(a)(x)), then subject to the limitations set forth in Section 11.6 or otherwise in this Agreement, the Buyer Indemnified Person may recover Losses, first from the Indemnity Escrow Fund, and then, if the Indemnity Escrow Fund is insufficient to cover the Loss, each Securityholder shall be directly liable for the remaining excess amount of such Loss, according to its Pro Rata Portion, in each case up to its Pro Rata Portion of the Tier II Fundamental Representations Liability Cap, and in each case, such Securityholder shall make payment directly to Buyer by wire transfer of immediately available cash funds to an account designated by Buyer.
(vi)    If a Buyer Indemnified Person is entitled to recover a Loss (A) for breach or inaccuracy of a Tier I Fundamental Representation pursuant to Section 11.2(a)(i), or (B) under Sections 11.2(a)(ii) through Section 11.2(a)(ix), then subject to the limitations set forth in Section 11.6 or otherwise in this Agreement, such Buyer Indemnified Person, at its sole option and discretion, may recover such Loss from the Indemnity Escrow Fund or from the Securityholders, according to their Pro Rata Portion, or a combination of both, in each case up to the portion of the Acquisition Consideration paid or payable to such Securityholder (it being clarified that the portion of any indemnifiable amounts derived from the Additional Consideration, which have not been actually paid, shall be treated in the manner set out in Section 3.5(d)). To the extent such Buyer Indemnified Person elects to recover all or a portion of such Loss from the Indemnity Escrow Fund, Buyer and the Securityholder Representative shall instruct the Escrow Agent to release such amount from the Indemnity Escrow Fund to Buyer. To the extent such Buyer Indemnified Person elects to recover all or a portion of such Loss from the Securityholders, each Securityholder shall be directly liable for all or a portion of such Loss, as applicable, according to its Pro Rata Portion, up to the portion of the Acquisition Consideration paid or payable to such Securityholder (it being clarified that the portion of any indemnifiable amounts derived from the Additional Consideration, which have not been actually paid, shall be treated in the manner set out in Section 3.5(d)), and shall make payment of such amount directly to Buyer by wire transfer of immediately available cash funds to an account designated by Buyer.
(vii)    If a Buyer Indemnified Person is entitled to recover a Loss pursuant to or under Section 11.2(a)(x), then, subject to the limitations set forth in Section 11.6 or otherwise in this Agreement, the Buyer Indemnified Person may recover Losses, severally and not jointly, only from such Securityholder or Securityholders that are the subject of such claim as the Person or Persons that committed such fraud and then either (A) directly from such Securityholder or Securityholders, or (B) if the balance of the Indemnity Escrow Fund is to be released to the Securityholders pursuant to this Agreement and the Escrow Agreement, from the Indemnity Escrow Fund to the extent of the portion of the Indemnity Escrow Fund that would otherwise be released to such Securityholder or Securityholders, in the case of Securityholder or Securityholders that committed such fraud, up to the portion of the Acquisition Consideration paid or payable to such Securityholder or Securityholders. It is clarified that, in respect of Losses paid, incurred or sustained, arising out of, resulting from or related to the matters described in Section 11.2(a)(x), nothing in this Agreement shall limit the liability of the Securityholder or Securityholders that committed the fraud that is the subject of such claim.
(viii)    If a Buyer Indemnified Person is entitled to recover a Loss pursuant to or under Sections 11.2(a)(xi) or 11.2(a)(xii) (except for indemnification for fraud pursuant to Sections 11.2(a)(ix) and 11.2(a)(x)), then, subject to the limitations set forth in Section 11.6 or otherwise in this Agreement, the Buyer Indemnified Person may recover Losses only from the Securityholder that committed the breach of the representation, warranty, certification or covenant that is the subject of such claim, and then either (A) directly from such Securityholder, or (B) if the balance of the Indemnity Escrow Fund is to be released to the Securityholders pursuant to this Agreement and the Escrow Agreement, from the Indemnity Escrow Fund to the extent of the portion of the Indemnity Escrow Fund that would otherwise be released to such Securityholder; in each case, up to the portion of the Acquisition Consideration paid or payable to such Securityholder (it being clarified that the portion of any indemnifiable amounts derived from the Additional Consideration, which have not been actually paid, shall be treated in the manner set out in Section 3.5(d)).
(ix)    If a Seller Indemnified Person is entitled to recover a Loss pursuant to Section 11.2(b), then, subject to the limitations set forth in this Agreement, Buyer shall or shall cause Buyer to pay the amount of such Loss directly to such Seller Indemnified Person by wire transfer of immediately available cash funds to an account designated by such Seller Indemnified Person.
(d)    Objections to Claims for Indemnification. The payment of any amount under Section 11.4(b) shall be delayed pending resolution pursuant to Section 11.4(d) if (i) with respect to any claim for indemnification pursuant to Section 11.2(a), the Securityholder Representative shall object to the claim made in the Officer’s Certificate in a written statement labeled “Objection Notice” (an “Objection Notice”), and such Objection Notice shall have been received by Buyer prior to 12:01 a.m. Eastern Time on the thirtieth (30th) day after its receipt of the Officer’s Certificate, or (ii) with respect to any claim for indemnification pursuant to Section 11.2(b), Buyer shall object to the claim made in the Claim Certificate in an Objection Notice, and such Objection Notice shall have been received by the Securityholder Representative prior to 12:01 a.m. Eastern Time on the thirtieth (30th) day after its receipt of the Claim Certificate. If the Securityholder Representative (with respect to any claim for indemnification pursuant to Section 11.2(a)) or Buyer (with respect to any claim for indemnification pursuant to Section 11.2(b)) (as applicable, the “Responding Party”) does not object in writing within such 30-day period, such failure to so object shall be an irrevocable acknowledgment by the Responding Party that the Buyer Indemnified Person or Seller Indemnified Person, as applicable, is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate or Claim Certificate, and payment in respect of such Losses shall thereafter be made in accordance with Section 11.4(b).
(e)    Resolution of Conflicts.
(i)    In case the Responding Party delivers an Objection Notice in accordance with Section 11.4(c), the Securityholder Representative and Buyer shall attempt in good faith to agree upon the rights of the respective Persons with respect to each of such claims. If the Securityholder Representative and Buyer should so agree, a document setting forth such agreement shall be prepared and signed by both the Securityholder Representative and Buyer. To the extent such claim is recoverable from the Indemnity Escrow Fund pursuant to the terms of this Article XI, the Securityholder Representative and Buyer shall furnish a copy of such signed document to the Escrow Agent in accordance with the Escrow Agreement. Payment in respect of such Losses shall thereafter be made in accordance with Section 11.4(b).
(ii)    If no such agreement can be reached before the twentieth (20th) Business Day following delivery of an Objection Notice by the Responding Party or in the event of any dispute arising pursuant to this Article XI, either Buyer, on the one hand, or the Securityholder Representative, on the other hand, may pursue any and all legal remedies available to them under applicable Law in accordance with Section 13.7. Once a final resolution of any dispute in accordance with this Section 11.4(d) is obtained, payment in respect of such Losses shall thereafter be made in accordance with Section 11.4(b) and such final resolution, all subject to Section 11.6.
(f)    Third-Party Claims. If Buyer becomes aware of a third party claim (a “Third Party Claim”) that Buyer reasonably believes may result in a demand for indemnification pursuant to this Article XI, Buyer shall notify the Escrow Agent (if the Third Party Claim is made by Buyer or a Buyer Indemnified Person prior to the release of the Indemnity Escrow Fund and may result in a claim against the Indemnity Escrow Fund) and the Securityholder Representative in writing of such claim, describing in reasonable detail the basis for such Third Party Claim and a brief summary of such Third Party Claim and the amount of the claimed Losses. Buyer shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, that, in the event that any claim is settled without the written consent of the Securityholder Representative, such settlement shall not be determinative of the existence of an indemnifiable claim or the amount of Losses (if any) that a Buyer Indemnified Person may be entitled to as a result of such Third Party Claim. If the Third Party Claim may result in a claim for indemnification, the Securityholder Representative, on behalf of the Securityholders, shall be entitled, at the Securityholders’ expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim; provided, however, that the Securityholders agree and consent, as a condition of such entitlement of participation, that Buyer’s legal counsel in the Third Party Claim shall not be precluded from representing Buyer as against the Securityholders in the event that the Securityholders dispute the fact or amount of Buyer’s claim of a Loss related to such matter. In the event that the Securityholder Representative has consented in writing to any such settlement, the Securityholders shall have no power or authority to object to the amount of any Third Party Claim payable by Buyer pursuant to such settlement.
11.5    Securityholder Representative.
(a)    By virtue of the approval of the Buyer Option and the Acquisition and by virtue of each Securityholder’s execution of this Agreement, each of the Securityholders shall be deemed to have agreed to irrevocably appoint Shareholder Representative Services LLC as its true, exclusive, and lawful representative, agent and attorney-in-fact, as the Securityholder Representative for and on behalf of the Securityholders, to take all actions in connection with this Agreement and any agreements ancillary hereto that are to be taken by the Securityholder Representative, including to amend this Agreement, to waive any provision of this Agreement, to take actions necessary to give effect to the Acquisition, to negotiate payments due pursuant to this Article XI, to give and receive notices and communications, to authorize payment to any Buyer Indemnified Person from the Indemnity Escrow Fund in satisfaction of claims by any Buyer Indemnified Person, to authorize payment to Buyer from the Adjustment Escrow Fund, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Buyer Indemnified Person against any of the Securityholders or by any of the Securityholders against any Buyer Indemnified Person or any dispute between any Buyer Indemnified Person and any of the Securityholders, in each case relating to this Agreement or the transactions contemplated in this Agreement, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement, in each case subject to the limitation set forth in this Section 11.5 or otherwise in this Agreement and in accordance with the terms hereof, and Shareholder Representative Services LLC hereby accepts such appointment. This appointment shall survive the death, incapacity, adjudication of incompetence or insanity or dissolution or bankruptcy, of any Securityholder. Such agency may be changed by the Securityholders from time to time upon not less than thirty (30) days prior written notice to Buyer; provided, however, that the Securityholder Representative may not be removed unless Securityholders representing the holders of at least a two-thirds interest of the Indemnity Escrow Fund agree to such removal and to the identity of the substituted agent. In the event of a vacancy in the position of Securityholder Representative, the role shall be temporarily filled by the Securityholder holding a majority in interest of the Indemnity Escrow Fund. The Securityholder Representative may resign at any time upon the delivery of at least ten (10) days written notice to the Securityholders. In the event a vacancy in the position of Securityholder Representative exists for thirty (30) or more days or the Securityholder Representative breaches or fails to perform its obligations under this Agreement (after a 30 calendar day advance notice period to cure, which period shall not apply in exigent circumstances), Buyer shall have the right to petition a court of competent jurisdiction to appoint a replacement Securityholder Representative. The Securityholder Representative shall not receive any compensation for its services from Buyer. No bond shall be required of the Securityholder Representative. Notices or communications to or from the Securityholder Representative shall constitute notice to or from all the Securityholders.

(b)    Each of the Securityholders represents and warrants to Buyer and to the Escrow Agent that the Securityholder Representative has the irrevocable, absolute and unconditional right, power and authority (i) to bind such Securityholder pursuant to terms of this Agreement, (ii) to give and receive directions and notices hereunder on behalf of such Securityholder and (iii) to make all determinations on behalf of such Securityholder that may be required or that it deems appropriate under this Agreement; in each case in its capacity as the Securityholder Representative hereunder, all in accordance with the terms and conditions set forth herein.
(c)    Until notified in writing by the Securityholder Representative that it has resigned, or that it has been removed by the requisite majority in interest of the Indemnity Escrow Fund pursuant to the term of clause (a) above, Buyer and the Escrow Agent may rely conclusively and act upon the directions, instructions and notices of the Securityholder Representative named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by the requisite majority-in-interest of the Indemnity Escrow Fund pursuant to the term of clause (a) above, filed with the Escrow Agent or a successor appointed by a court of competent jurisdiction, which actions (or failures to act), directions, instructions and notices shall be conclusive and binding on all the Securityholders, in each case subject to the limitation set forth in this Section 11.5 or otherwise in this Agreement, and Buyer shall not have any liability of any kind or nature to any Securityholders in reliance thereon.
(d)    Without limiting the generality of the foregoing, the Securityholders each hereby authorize the Securityholder Representative to, in each case subject to the limitation set forth in this Section 11.5 or otherwise in this Agreement:
(i)    Receive all notices or documents given or to be given to the Securityholders pursuant hereto or in connection herewith and to receive and file pleadings on behalf of the Securityholders in connection with any suit or proceeding arising under this Agreement; provided, however, that the Securityholders acknowledge and agree that even if Securityholder Representative is unable, unwilling, refuses, resists or objects to receiving notice, notice with respect to each of the Securityholders shall be effective if made pursuant to Section 13.1;
(ii)    Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the transactions contemplated in this Agreement as the Securityholder Representative may in its sole discretion deem appropriate; and
(iii)    Take such action as the Securityholder Representative may in its sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of Buyer contained in this Agreement or in any document delivered by Buyer pursuant hereto; (B) taking such other action as the Securityholder Representative is authorized to take under this Agreement; (C) receiving all documents or certificates and making all determinations, in its capacity as Securityholder Representative, required under this Agreement; and (D) all such actions as may be necessary to carry out any of the transactions contemplated in this Agreement in its capacity as Securityholder Representative, including the prosecution, defense and/or settlement of all indemnification disputes (including hiring counsel and other litigation assistance), and any claims for which indemnification is sought pursuant to this Article XI;
(e)    A decision, act, consent or instruction of the Securityholder Representative, including an amendment, extension or waiver of this Agreement, in its capacity as Securityholder Representative pursuant to the terms of this Agreement, shall constitute a decision of all the Securityholders and shall be final, binding and conclusive upon the Securityholders, in each case subject to the limitation set forth in this Section 11.5 or otherwise in this Agreement; and the Escrow Agent and Buyer may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of all the Securityholders. The Escrow Agent and Buyer

are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Securityholder Representative.
(f)    The Securityholders shall, severally and not jointly, in accordance with each Securityholder’s ratable share, based on the Pro Rata Portion, indemnify, defend and hold harmless the Securityholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Securityholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred by the Securityholder Representative; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Securityholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, gross negligence or willful misconduct. If not paid directly to the Securityholder Representative by the Securityholders, any such Representative Losses may be recovered by the Securityholder Representative from (i) the funds in the Securityholder Representative’s Reserve Fund (ii) the amounts in the Indemnity Escrow Fund, but only if and when required to be distributed to the Securityholders, pursuant to the terms of this Agreement at the time of distribution in accordance with written instructions delivered by the Securityholder Representative to the Escrow Agent (the “Distributable Funds”); and (iii) from any Additional Consideration Amount at such time as any such amounts would otherwise be distributable to the Securityholders; provided, that while this Section 11.5 allows the Securityholder Representative to be paid from the aforementioned sources of funds, this Section 11.5 does not relieve the Securityholders from their obligation to promptly pay such remaining Representative Losses as they are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative under this Section 11.5. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholder Representative or the termination of this Agreement.
(g)    The Securityholder Representative’s Reserve Fund will be used for the purposes of paying directly, or reimbursing the Securityholder Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Securityholders will not receive any interest or earnings on the Securityholder Representative’s Reserve Fund and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholder Representative will not be liable for any loss of principal of the Securityholder Representative’s Reserve Fund other than as a result of its gross negligence or willful misconduct. The Securityholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not make these funds available to its creditors in the event of bankruptcy. For tax purposes, the Securityholder Representative’s Reserve Fund will be treated as having been received and voluntarily set aside by the Securityholders at the time of Closing. Any remaining funds in the Securityholder Representative’s Reserve Fund not used by the Securityholder Representative pursuant to this Agreement will be delivered to the Paying Agent for further distribution to the Securityholders in accordance with their respective Pro Rata Portions of the Acquisition Consideration. The Securityholder Representative shall have the right to retain the Securityholder Representative’s Reserve Fund for as long as the Securityholder Representative deems necessary to discharge its duties hereunder.

(h)    Notwithstanding any of the foregoing, the Securityholder Representative (in such capacity) shall not be liable to the Securityholders or the Company for any act done or omitted in connection with the Securityholder Representative’s services pursuant to this Agreement and any agreements ancillary hereto, unless caused by its, his or her willful misconduct or fraud; provided, that with respect to the Company, this sentence shall apply only with respect to services provided by the Securityholder Representative on or prior to the Closing; provided further, that in all questions arising in respect of any matter hereunder, the Securityholder Representative may rely on the advice of counsel and any action based upon such reliance shall relieve the Securityholder Representative of any Liabilities to the Securityholders hereunder.
11.6    Limitations on Indemnification; Maximum Payments; Remedy.
(a)    Except for indemnification for fraud pursuant to Sections 11.2(a)(ix) and 11.2(a)(x) or as otherwise provided in Sections 11.4(b), 11.6(b) and 11.6(c), the maximum amount of Losses a Buyer Indemnified Person may recover from the Securityholders pursuant to Sections 11.2(a)(i) or 11.2(a)(xi) shall be limited to the amounts comprising the Indemnity Escrow Fund plus the amount of the Indemnity Escrow Fund distributed to any Buyer Indemnified Person from the Indemnity Escrow Fund to satisfy Losses based on a breach or inaccuracy of a Tier II Fundamental Representation and/or Tier III Fundamental Representation pursuant to Sections 11.2(a)(i) or 11.2(a)(xi).
(b)    Notwithstanding Section 11.6(a) and except for indemnification for fraud pursuant to Sections 11.2(a)(ix) and 11.2(a)(x), (i) the maximum amount a Buyer Indemnified Person may recover from a Securityholder in respect of any breach or inaccuracy of the representations and warranties contained in the Tier II Fundamental Representations pursuant to Sections 11.2(a)(i) shall be limited in the aggregate, to its Pro Rata Portion of the Tier II Fundamental Representations Liability Cap, and (ii) the maximum amount a Buyer Indemnified Person may recover from a Securityholder in respect of any breach or inaccuracy of the representations and warranties contained in the Tier III Fundamental Representations pursuant to Section 11.2(a)(i) shall be limited, in the aggregate, to its Pro Rata Portion of the Tier III Fundamental Representations Liability Cap.
(c)    Notwithstanding Section 11.6(a) and except for indemnification for fraud pursuant to Section 11.2(a)(x), (i) the maximum amount a Buyer Indemnified Person may recover from a Securityholder in respect of (A) any breach or inaccuracy of the representations and warranties contained in the Tier I Fundamental Representations pursuant to Sections 11.2(a)(i) and 11.2(a)(xi) or (B) pursuant to Sections 11.2(a)(ii) through Section 11.2(a)(ix) and Section 11.2(a)(xi) through Section 11.2(a)(xii) shall be limited, in the aggregate, to the portion of Acquisition Consideration paid or payable to such Securityholder (it being clarified that the portion of any indemnifiable amounts derived from the Additional Consideration, which have not been actually paid, shall be treated in the manner set out in Section 3.5(d)), and (ii) the maximum amount Seller Indemnified Persons may recover from Buyer pursuant to Section 11.2(b)(i) in respect of any breach or inaccuracy of a representation or warranty contained in Article VIII, or pursuant to Section 11.2(b)(ii), shall be limited, in the aggregate, to the amount of the Acquisition Consideration actually paid to the Securityholders.
(d)    Except for indemnification for fraud pursuant to Section 11.2(a)(x), each Securityholder’s indemnification obligations pursuant to Sections 11.2(a)(i) through 11.2(a)(ix) shall be several and not joint, in accordance with such Securityholder’s Pro Rata Portion of the Acquisition Consideration paid or payable to such Securityholder (it being clarified that the portion of any indemnifiable amounts derived from the Additional Consideration, which have not been actually paid, shall be treated in the manner set out in Section 3.5(d)), subject to the limitations set forth in this Agreement, and not joint and several with respect to Losses. Except for indemnification for fraud pursuant to Section 11.2(a)(x) or indemnification with respect to Losses pursuant to Sections 11.2(a)(xi) or 11.2(a)(xii), a Buyer Indemnified Person’s right to recover Losses from the Securityholder or Securityholders shall be limited to such Securityholder’s or such Securityholders’ Pro Rata Portion of the amount of the Losses. Except for indemnification for fraud pursuant to Section 11.2(a)(x), a Buyer Indemnified Person’s right to recover Losses pursuant to Section 11.2(a)(xi) from a Securityholder or Securityholders whose breach or inaccuracy triggered the right to indemnification under such section shall be limited as specified in Section 11.6(a), 11.6(b), or 11.6(c), as applicable. Except for indemnification for fraud pursuant to Section 11.2(a)(x), the Securityholders’ indemnification obligations pursuant to Sections 11.2(a)(i) through 11.2(a)(ix) and Sections 11.2(a)(xi) and 11.2(a)(xii) shall not, in the aggregate, exceed the Acquisition Consideration paid or payable under this Agreement (it being clarified that the portion of any indemnifiable amounts derived from the Additional Consideration, which have not been actually paid, shall be treated in the manner set out in Section 3.5(d)). It is clarified that, in respect of Losses paid, incurred or sustained, arising out of, resulting from or related to the matters described in Section 11.2(a)(x), nothing in this Agreement shall limit the liability of the Securityholder or Securityholders that committed the fraud that is the subject of such claim.
(e)    Anything to the contrary notwithstanding, for purposes of determining the amount of any Losses subject to indemnification under this Article XI, the amount of such Losses will be determined (i) net of any amounts actually recovered by a Buyer Indemnified Person under insurance policies (the “Recovered Proceeds”) and (ii) so as to exclude a duplicative recovery of amounts reflected in the calculation of Initial Working Capital, Updated Working Capital and Post-Closing Working Capital Adjustment or Third Party Transaction Expenses, Excess Third Party Transaction Expenses, Adjustment Items, Excess Adjustment Items, Company Debt and Excess Company Debt. In the event that any Recovered Proceeds are received by a Buyer Indemnified Person after payment for the related indemnification claim has been made pursuant to this Article XI, then the Indemnified Person shall pay to the Paying Agent, for further distribution to the Securityholders in accordance with such Securityholder’s Pro Rata Portion of the Acquisition Consideration received by them, with respect to Recovered Proceeds that relate to Losses recovered out of the Indemnity Escrow Fund, or to the applicable Securityholder, to the extent relate to Losses recovered from it directly pursuant to Sections 11.2(a)(x), 11.2(a)(xi), and 11.2(a)(xii), an amount equal to the amount of the reduction in Losses that would have been applied pursuant to the first sentence of this Section 11.6(e) had such Recovered Proceeds been received at the time such indemnification claim was made. The Parties will use commercially reasonable efforts to mitigate any Losses that are indemnifiable hereunder.
(f)    In the event any claim for indemnification may be made under alternative subsections of the provisions of Section 11.2(a) or Section 11.2(b), the limitations applicable to one subsection shall not preclude or limit indemnification pursuant to an alternative subsection. For clarification and as an example, a Buyer Indemnified Person shall be entitled to indemnification pursuant to Section 11.2(a)(i) to recover Losses for a breach of a representation and warranty in Article VI and, if such breach is fraud, additional Losses pursuant to Section 11.2(a)(ix).
11.7    Purchase Price Adjustments. Amounts paid to or on behalf of any person as indemnification under this Agreement shall be treated for all purposes as adjustments to the Acquisition Consideration, except as otherwise required by applicable Law.
11.8    Sole Remedy. From the date of this Agreement through the Closing, the Parties agree that (a) their rights and remedies with respect to the Buyer Loan will be as provided pursuant to the Loan Agreement, the Debenture, and the Subordination Agreement, (b) their rights and remedies with respect to the rights granted under the Distribution Agreement shall be as provided pursuant to the Distribution Agreement, and (c) their rights and remedies with respect to this Agreement will be (i) injunctive or other equitable relief under this Agreement, (ii) contractual damages arising under this Agreement, (iii) remedies for fraud, and (iv) such other rights and remedies as may exist at law or in equity. For purposes of clarity, the sole remedy of the Distributor (as defined in the Distribution Agreement) with respect to termination of the Distribution Agreement by the Distributor under Section 10.2 (“Termination for Cause”) of the Distribution Agreement (except for a termination for uncured “Material Breach” under Section 10.2.1(a) of the Distribution Agreement or a “Force Majeure” under Section 10.2.1(d) of the

Distribution Agreement), shall be the Termination Fee (as defined in the Distribution Agreement) if paid pursuant to the Distribution Agreement, subject to the Distributor’s ability to obtain other remedies pursuant to Sections 2.3 (“Acceptance of Purchase Orders”), 2.9 (“Product Warranty”), and 8 (“Indemnification”) of the Distribution Agreement. From and following the Closing, the Parties agree that, except for (i) the availability of injunctive or other equitable relief, (ii) the provisions of Article IV and (iii) fraud, the rights to indemnification under this Article XI shall be the sole and exclusive remedy that any Buyer Indemnified Person or Seller Indemnified Person will have in connection with this Agreement.
11.9    Termination.
(a)    This Agreement and the Buyer Option may be terminated at any time prior to the Closing:
(i)    With the mutual written consent of each of the Company and Buyer;
(ii)    By the Company, if Buyer shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement or if any of Buyer’s representations and warranties in this Agreement are inaccurate, which breach, failure to perform, or inaccuracy (A) would give rise, if occurring or continuing on the Closing Date, to the failure of a condition set forth in Section 10.1 or Section 10.3 and (B) has not been or is incapable of being cured by such Party prior to the earlier of the (x) the expiration of the Option Period (the “Option Termination Date”) and (y) thirtieth (30th) calendar day after such Party’s receipt of written notice thereof from the Company;
(iii)    By Buyer, if the Company or the Securityholders shall have breached or failed to perform any of their respective covenants or other agreements contained in this Agreement or if any of the Company’s or the Securityholders’ respective representations and warranties in this Agreement are inaccurate, which breach, failure to perform, or inaccuracy (A) would give rise, if occurring or continuing on the Closing Date, to the failure of a condition set forth in Section 10.2 and (B) has not been or is incapable of being cured by the Company prior to the earlier of the (x) the date that is ninety (90) calendar days after Option Termination Date and (y) thirtieth (30th) calendar day after its receipt of written notice thereof from Buyer; or
(iv)    By either the Company or Buyer, if (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition; or (ii) any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall then be in effect, or any proceeding brought by any Governmental Authority, seeking any of the foregoing shall be then threatened or pending (a “Governmental Authority Restriction”); provided, however, that if such Governmental Authority Restriction pertains to the purchase of 100% of the Company Securities by Buyer, and Buyer elects to structure the Acquisition as a sale by the Company or its Affiliates and purchase by Buyer or its Affiliate of the Acquired Assets, and in such structure Governmental Authority Restriction does not apply, then the Company shall not be entitled to terminate this Agreement on the grounds of such Governmental Authority Restriction.
(v)    By Buyer, if the term of the Distribution Agreement has expired or the Distribution Agreement is otherwise terminated by JOTEC GmbH (or any other party defined as Distributor thereunder) as provided in Section 10.4.3 of the Distribution Agreement.
(vi)    By the Company, if Buyer has failed to make the Initial Loan Tranche and/or any other tranche of the Buyer Loan when due pursuant to the terms of the Loan Agreement.

(vii)    By the Company, if after Buyer’s delivery of the Exercise Notice, all conditions under Section 10.2 have been satisfied or waived, other than under Section 10.2(a) and/or Section 10.2(i) and Buyer has refused to close the Acquisition solely due to the existence of a breach of a representation or warranty which was not intentionally breached by the Company and/or the existence of Company Material Adverse Effect (as applicable), and a period of at least one hundred and twenty (120) days has lapsed since all other conditions to Closing of the Company and the Securityholders have been satisfied or waived and that the Company and the Securityholders are ready, willing and able to close the Acquisition; provided, however, that if the matters for which Buyer has refused to consummate the Acquisition are reasonably likely to be cured within thirty (30) days of the last day of such 120-day period, then the Company’s right to terminate the Agreement shall be delayed until five (5) Business Days after the date on which the Company demonstrates to Buyer’s reasonable satisfaction that such matter was cured.
ARTICLE XII
AMENDMENT AND WAIVER
12.1    Amendment. This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of the Parties; provided that none of this Section 12.1 (Amendment), Section 13.7 (Governing Law; Venue; Jury Trial Waiver), Section 13.9 (Third Party Beneficiaries), and Section 13.10 (No Recourse; Certain Limitations on Remedies), may be amended, modified or supplemented in any way that is adverse to the Financing Sources. For purposes of this Section 12.1, the Securityholders agree that any amendment of this Agreement signed by the Securityholder Representative shall be binding upon and effective against each of the Securityholders whether or not they have signed such amendment, subject to the limitations set forth under Section 11.5.
12.2    Extension; Waiver. Buyer, on the one hand, and the Company (until the Closing), and the Securityholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other Party, (b) waive any inaccuracies in the representations and warranties made by the other Party contained in this Agreement or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such Party contained in this Agreement; provided that no waiver or extension shall be valid with respect to Section 12.1 (Amendment), Section 13.7 (Governing Law; Venue; Jury Trial Waiver), Section 13.9 (Third Party Beneficiaries), and Section 13.10 (No Recourse; Certain Limitations on Remedies), without the prior written consent of the Financing Sources. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. For purposes of this Section 12.2, the Securityholders agree that any extension or waiver signed by the Company, if applicable, and the Securityholder Representative shall be binding upon and effective against each of the Securityholders whether or not they have signed such extension or waiver.
ARTICLE XIII GENERAL PROVISIONS
13.1    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (i) upon delivery, if delivered personally or by commercial messenger; (ii) one (1) Business Day after deposited with an overnight courier service of international reputation (including Federal Express); (iii) upon successful transmission of facsimile (with confirmation of complete transmission), during ordinary business hours of the recipient, or, if outside the recipient’s ordinary business hours, the next Business Day to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice); (iv) upon successful transmission of electronic mail (upon acknowledgment from recipient or reception of read receipt), during ordinary business hours of the recipient, or, if outside the recipient’s ordinary business hours, the next Business Day to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice); or (v) upon receipt, if sent by mail; in each case if addressed to:
(a)    if to Buyer (or to Buyer’s Affiliate, if Buyer elects in its discretion to have the Buyer Option exercised by such Affiliate), to:
CryoLife, Inc.
1655 Roberts Blvd.
Kennesaw, GA 30144
U.S.A.
Attention: General Counsel
Facsimile No. and email address: 770-429-5250;

with a copy (which shall not constitute notice) to:
Vinson & Elkins LLP
2801 Via Fortuna, Suite 100
Austin, TX 78746-7568
U.S.A.
Attention: Paul R. Tobias
Facsimile No. and email address: (512) 236.3266;
(b)    if to the Company (prior to Closing), to:
Endospan Ltd.
Maskit St. 4
Herzlia Business Park, Herzlia, Israel 46733
Attention: Kevin Mayberry, CEO
Facsimile No. and email address: +972 (9) 835-9877,
with a copy (which shall not constitute notice) to:
Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co.,
One Azrieli Center, Round Building, Tel- Aviv, 6701101, Israel
Attention: Danny Kleinhendler, Adv.
Facsimile No. and email address: +972 (3) 607-4566,
(c)    if to the Securityholder Representative or the Securityholders, to:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Facsimile No. and email address: (303) 623-0294,
with a copy (which shall not constitute notice) to:
Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co.,
One Azrieli Center, Round Building, Tel- Aviv, 6701101, Israel
Attention: Danny Kleinhendler, Adv.
Facsimile No. and email address: +972 (3) 607-4566,

(d)    if to an individual Securityholder and not to the Securityholders collectively, to the address for such Securityholder provided on Schedule 1 or in the Joinder signed by such Securityholder.
In the event delivery of notices or other communications hereunder under any of the methods described above is not effective as a result of a change of contact information for the applicable Party, which was not properly noticed to the Party seeking to deliver a notice or other communication, or as a result of the discontinuation of service at the applicable e-mail address of facsimile number, then the time period for delivering such notice or other communication shall automatically be extended as long as the Party seeking to provide such notice or other communication demonstrates that they attempted to use the methods set forth above to deliver notice to the Party to whom such notice or other communication was to be sent on a timely basis, with such extension to apply as long as the Party seeking to provide notice or other communications is using commercially reasonable efforts to obtain alternative contact information and provide such notice or other communication.
13.2    Interpretation. The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.” Except for the section references or headings in the Company Disclosure Schedule, the Supplemental Company Disclosure Schedule, or the Buyer Disclosure Schedule, the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any Law, shall include any amendments thereto from time to time, and/or any regulations or directives promulgated thereunder.
13.3    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Contract and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.
13.4    Entire Agreement; Assignment. This Agreement, the Related Agreements, the exhibits and schedules to this Agreement, the Company Disclosure Schedule, the Supplemental Company Disclosure Schedule, the Buyer Disclosure Schedule, the Confidentiality Agreement, the Distribution Agreement and the Loan Agreement: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the Parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise without the consent of the Parties; provided, however, Buyer may assign this Agreement and any of the Related Agreements to which Buyer is a party to an Affiliate of Buyer or provide a collateral assignment of this Agreement and any of the Related Agreements to the Financing Sources; provided further that no such assignment by Buyer will relieve Buyer of its obligations hereunder; and provided further that the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and such respective permitted successors and assigns.
13.5    Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
13.6    Other Remedies; Specific Performance. Any and all remedies in this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred in this Agreement, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled hereunder, at law or in equity, pursuant and subject to Section 11.8 (Sole Remedy).
13.7    Governing Law; Venue; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the Parties irrevocably and unconditionally consents to and submits, for itself and its assets and properties, to the exclusive jurisdiction (including personal jurisdiction) and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated in this Agreement, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process; provided, however, that each of the Parties irrevocably and unconditionally consents, submits and agrees that, at the sole discretion of Buyer, jurisdiction (including personal jurisdiction) and venue may be expanded to include any competent court within the district of Tel Aviv-Jaffa in the State of Israel in connection with any matter based upon or arising out of this Agreement or the matters contemplated in this Agreement so as to permit Buyer to bring any proceeding or other action in connection with this Agreement or the matters contemplated in this Agreement, or to enforce any judgment obtained in connection with this Agreement, within any competent court within the district of Tel Aviv-Jaffa in the State of Israel. Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 13.1. NOTWITHSTANDING THE FOREGOING, EACH PARTY AGREES THAT SUCH PARTY SHALL NOT BRING OR SUPPORT ANY DISPUTE, CONTROVERSY, CLAIM OR ACTION OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, AGAINST ANY MEMBER OF THE FINANCING GROUP IN ANY WAY RELATING TO THIS AGREEMENT, THE COMMITMENT LETTER OR THE FINANCING AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING THE FINANCING), INCLUDING ANY DISPUTE, CONTROVERSY, CLAIM OR ACTION ARISING OUT OF OR RELATING TO THE FINANCING OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR IF UNDER APPLICABLE LAWS EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND THE APPELLATE COURTS THEREOF). EACH OF THE PARTIES TO THIS AGREEMENT (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH DISPUTE, CONTROVERSY, CLAIM OR ACTION, (ii) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO VENUE OR TO AN INCONVENIENT FORUM, (iii) AGREES THAT ALL SUCH DISPUTES, CONTROVERSIES, CLAIMS AND ACTIONS SHALL BE HEARD AND DETERMINED ONLY IN SUCH COURTS AND (iv) WAIVES ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY SUCH DISPUTE, CONTROVERSY, CLAIM OR ACTION (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
13.8    Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in a Contract or other document will be construed against the Party drafting such Contract or document. Each of the Initial Company Disclosure Schedule, the Supplemental Company Disclosure Schedule, the Updated Company Disclosure

Schedule, and the Buyer Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in this Agreement, and the information disclosed in any numbered or lettered part of such disclosure schedule shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in this Agreement, and any other representation or warranty that is contained in the same Article of this Agreement to the extent the relevance of such disclosure is reasonably apparent on its face (without any independent knowledge on the part of the reader regarding the matter disclosed or any reference to any underlying document) to such other representation or warranty. A subsection of such disclosure schedule may qualify the corresponding numbered or lettered section or subsection in this Agreement even if this Agreement does not contain any reference to such section or subsection of a disclosure schedule. Nothing in the Initial Company Disclosure Schedule, the Supplemental Company Disclosure Schedule, the Updated Company Disclosure Schedule, or the Buyer Disclosure Schedule, as applicable, shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Initial Company Disclosure Schedule, the Supplemental Company Disclosure Schedule, the Updated Company Disclosure Schedule, or the Buyer Disclosure Schedule, as applicable, identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail unless reasonably apparent on the face of such disclosure, and such disclosure is true and correct. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty has to do with the existence of the document or other item itself or the relevance of such document or item is reasonably apparent on the face of such disclosure). The Supplemental Company Disclosure Schedule shall be solely for purposes of qualifying the Company’s representations and warranties in Article VII as of the Closing Date. Except to the extent in compliance with this Section 13.8 or disclosed in in the Initial Company Disclosure Schedule, the Updated Company Disclosure shall be limited to facts and circumstances arising after the date of this Agreement and shall not operate to cure any breach or inaccuracy based on incorrect or incomplete information provided in the Initial Company Disclosure Schedule); provided, however, that the Updated Company Disclosure Schedule may include disclosure of facts and circumstances that existed on the date of this Agreement solely for informational purposes and only with respect to information that should have been disclosed on the Initial Company Disclosure Schedule but the Company failed to do so. Buyer shall have the ability to update the Buyer Disclosure Schedule for purposes of disclosing any facts and circumstances arising after the date of this Agreement; provided, however, that any such update shall be limited to facts and circumstances arising after the date of this Agreement and shall not operate to cure any breach or inaccuracy based on incorrect or incomplete information provided in the Buyer Disclosure Schedule. For purposes of this Agreement, references to the terms “delivered to Buyer” or “made available to Buyer” or similar phrases will mean that the Company has posted true, complete and accurate copies of such materials to the electronic data room maintained by the Company at the folder titled “Project Epic”, located at https://datasiteone.merrillcorp.com/manda/project/5ce47ddf69765e0010c5e446/content/index/mode/index and has given Buyer and each of their representatives access to the materials so posted not less than (i) as to the materials referenced in the Initial Company Disclosure Schedule, two (2) Business Days prior to the execution and delivery of this Agreement, and (ii) as to the materials referenced in the Supplemental Company Disclosure Schedule or the Updated Company Disclosure Schedule, concurrently with the delivery of the Supplemental Company Disclosure Schedule or the Updated Company Disclosure Schedule. The Parties intend that each representation, warranty and covenant contained in this Agreement shall have independent significance. If any Party has breached any representation, warranty or covenant contained in this Agreement or any of the Related Agreements in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. In addition, except as explicitly stated in this Agreement, each of the Parties acknowledges and agrees that any purchase price adjustment as a result of the application of any provision of this Agreement, the Related Agreements or any of the other Contracts contemplated in this Agreement or the Related Agreements does not prejudice in any respect whatsoever any Person’s rights to indemnification under any other provision of this Agreement, the

Related Agreements or any other Contracts contemplated in this Agreement or the Related Agreements; provided, however, that any such Losses shall be net of any negative purchase price adjustments resulting from the calculation of (A) Initial Working Capital, Updated Working Capital and Post-Closing Working Capital Adjustment or (B) Third Party Transaction Expenses, Excess Third Party Transaction Expenses, Adjustment Items, Excess Adjustment Items, Company Debt, and Excess Company Debt. All references to dollars or “$” shall refer to United States Dollars unless otherwise indicated. All references to NIS shall refer to the Israeli new shekel unless otherwise indicated.    Unless otherwise specified in this Agreement, cash payments made by the Parties pursuant to this Agreement first will be calculated in United States Dollars. The Closing Consideration shall be paid to the Paying Agent in Dollars by wire transfer of immediately available funds.
13.9    Third Party Beneficiaries. Except for the provisions of Section 9.10(a) and Article XI relating to the Buyer Indemnified Persons, Seller Indemnified Persons and the Securityholders, and the immediately following proviso, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement; provided, however, that each agent, arranger, bookrunner, lender, letter of credit issuer or other financing party that is a party to the Commitment Letter (including the Financing Sources), any of their respective Affiliates or any of their respective officers, directors, employees, agents and representatives and their successors and assigns (collectively, the “Financing Group”) is an intended third-party beneficiary of (i) any liability cap or other limitation on remedies or damages in this Agreement that are for the benefit of Buyer, and (ii) the provisions of Section 13.4 (Entire Agreement; Assignment), Section 13.6 (Other Remedies; Specific Performance), Section 13.7 (Governing Law; Venue; Jury Trial Waiver), this Section 13.10 (Third Party Beneficiaries), and Section 13.11 (No Recourse; Certain Limitations on Remedies), and each such Section will be enforceable by each member of the Financing Group, and none of such Sections may be amended, modified or supplemented without the express written consent of a majority in interest of the Financing Sources.
13.10    No Recourse; Certain Limitations on Remedies.
(a)    Notwithstanding anything to the contrary in this Agreement, no member of the Financing Group shall have any liability to the Company or the Securityholders for any obligation or liability, or for any claim for any loss suffered as a result of Buyer’s breach of this Agreement or the Commitment Letter, or any document related thereto (including any willful breach thereof) or the failure of the transactions contemplated hereby or thereby to be consummated, or in respect of any oral or written representation made or alleged to have been made, in connection herewith or therewith, whether at equity, at law, in contract, in tort or otherwise. In no event shall any member of the Financing Group have liability to the Company or any Securityholder under this Agreement for any consequential, special, incidental, indirect or punitive damages or for any damages of a tortious nature.
(b)    Notwithstanding anything to the contrary contained in this Agreement, the Company and each of the Securityholders acknowledges and agrees that (i) neither the Company nor the Securityholders derive any contractual rights, whether as third party beneficiary or otherwise, under the Commitment Letter and will not be entitled to enforce the Commitment Letter against any member of the Financing Group, (ii) the Company and each Securityholder waives and agrees not to pursue any claim (including any claim under contracts, any claim in tort and any claim for specific performance) it may have against any member of the Financing Group with respect to the failure of the Financing to close, (iii) no member of the Financing Group shall have any liability to the Company or any of the Securityholders hereunder, and (iv) the members of the Financing Group will have no obligation to provide any Financing except in accordance with the terms and conditions of the Commitment Letter.
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IN WITNESS WHEREOF, the Parties have caused this Securities Purchase Option Agreement to be signed, all as of the date first written above.
CRYOLIFE, INC.

By:    /s/ J. Patrick Mackin
Name:    J. Patrick Mackin
Title:     Chairman, President and CEO

PROJECT EPIC
SECURITIES PURCHASE OPTION AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Securities Purchase Option Agreement to be signed, all as of the date first written above.
ENDOSPAN LTD.
By:    /s/ Kevin Mayberry
Name:    Kevin Mayberry
Title:     CEO

PROJECT EPIC
SECURITIES PURCHASE OPTION AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Securities Purchase Option Agreement to be signed, all as of the date first written above.
SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholder Representative
By:    /s/ Sam Riffe
Name:    Sam Riffe
Title:     Managing Director

PROJECT EPIC
SECURITIES PURCHASE OPTION AGREEMENT

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Securities Purchase Option Agreement to be signed, all as of the date first written above.

SEQUOIA CAPITAL ISRAEL IV HOLDINGS L.P.
By:    SC ISRAEL IV MANAGEMENT, L.P., a Cayman Islands exempted limited partnership, its General Partner
By:    SC ISRAEL IV GENPAR, LTD., a Cayman Islands company, its General Partner
By:     /s/ Shmuel Levy
Name: Shmuel Levy
Title: Managing Director

PROJECT EPIC
SECURITIES PURCHASE OPTION AGREEMENT

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Securities Purchase Option Agreement to be signed, all as of the date first written above.

ESOP MANAGEMENT & TRUST SERVICES LTD.
By:    /s/ Odelia Pollak /s/ Sarit Foox
Name:    Odelia Pollak; Sarit Foox
Title:     CEO; VP

On Behalf of Sharon Sax
Ori Nissan
Kevin Mayberry
Ami Katz
Eli Gendler
Ian McDougall
Orly Schwartz
Asher Zilberstein

PROJECT EPIC
SECURITIES PURCHASE OPTION AGREEMENT

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Securities Purchase Option Agreement to be signed, all as of the date first written above.
SCP VITALIFE PARTNERS II, L.P.

By:    SCP Vitalife II Associates, L.P.,
its General Partner
By:    SCP Vitalife II GP, Ltd.,
its General Partner
By:    /s/ Abraham Ludomirski
Name:    Abraham Ludomirski
Title:     Managing Partner

SCP VITALIFE PARTNERS (ISRAEL) II, L.P.

By:    SCP Vitalife II Associates, L.P.,
its General Partner
By:    SCP Vitalife II GP, Ltd.,
its General Partner
By:    /s/ Abraham Ludomirski
Name:    Abraham Ludomirski
Title:     Managing Partner

PROJECT EPIC
SECURITIES PURCHASE OPTION AGREEMENT

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Securities Purchase Option Agreement to be signed, all as of the date first written above.

U.M. ACCELMED MEDICAL PARTNERS L.P.
By:    /s/ Uri Geiger
Name:    Uri Geiger
Title:    Managing Partner

PROJECT EPIC
SECURITIES PURCHASE OPTION AGREEMENT

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Securities Purchase Option Agreement to be signed, all as of the date first written above.
HAISTHERA SCIENTIFIC FUND I, L.P.
By:    /s/ Wang Junmin
Name:    Wang Junmin
Title:     CEO

PROJECT EPIC
SECURITIES PURCHASE OPTION AGREEMENT

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Securities Purchase Option Agreement to be signed, all as of the date first written above.
HADASIT MEDICAL RESEARCH SERVICES AND DEVELOPMENT LTD.
By:        /s/ Dr. Tamar Raz
Name:    Dr. Tamar Raz
Title:     CEO

By:        /s/ Aviv Reisfeld
Name:    Aviv Reisfeld, Adv.
Title:     General Counsel

PROJECT EPIC
SECURITIES PURCHASE OPTION AGREEMENT

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Securities Purchase Option Agreement to be signed, all as of the date first written above.
Z.A.G. TRUST COMPANY LTD.
By:        /s/ Shmulik Zysman
Name:    Shmulik Zysman
Title:     Director

PROJECT EPIC
SECURITIES PURCHASE OPTION AGREEMENT

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Securities Purchase Option Agreement to be signed, all as of the date first written above.
B.D.B. TECHNOLOGIES & HI-TECH INVESTMENTS LTD
By:     /s/ Avi Broder
Name:     Avi Broder
Title:      CEO

PROJECT EPIC
SECURITIES PURCHASE OPTION AGREEMENT

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Securities Purchase Option Agreement to be signed, all as of the date first written above.

/s/ Alon Shalev
Alon Shalev

/s/ Sigalit Shalev
Sigalit Shalev

PROJECT EPIC
SECURITIES PURCHASE OPTION AGREEMENT

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Securities Purchase Option Agreement to be signed, all as of the date first written above.

/s/ Udi Gilboa
Udi Gilboa

PROJECT EPIC
SECURITIES PURCHASE OPTION AGREEMENT

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Securities Purchase Option Agreement to be signed, all as of the date first written above.

/s/ Raphael Benary
Raphael Benary

By:    /s/ Raphael Benary
Name: Raphael Benary
Title:    Trustee for Erez Golan

PROJECT EPIC
SECURITIES PURCHASE OPTION AGREEMENT

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Securities Purchase Option Agreement to be signed, all as of the date first written above.

/s/ Erez Golan
Erez Golan

PROJECT EPIC
SECURITIES PURCHASE OPTION AGREEMENT

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Securities Purchase Option Agreement to be signed, all as of the date first written above.
/s/ Kevin Mayberry
Kevin Mayberry

/s/ Ami Katz
Ami Katz

/s/ Asher Zilberstein
Asher Zilberstein

/s/ Ian McDougall
Ian McDougall

/s/ Peter Buyl
Peter Buyl

/s/ Orly Schwartz
Orly Schwartz

/s/ Eli Gendler
Eli Gendler

/s/ Ori Nissan
Ori Nissan

/s/ Sharon Sax
Sharon Sax

PROJECT EPIC
SECURITIES PURCHASE OPTION AGREEMENT

Schedule 4

Defined Terms
“$” shall have the meaning set forth in Section 13.8.
“102 Options” shall mean the Company Options granted pursuant to Section 102 of the ITO.
“Accounts Payable” shall mean each of the accounts payable and notes payable generated in connection with the business of the Company.
“Accounts Receivable” shall mean each of the accounts receivable and notes receivable generated in connection with the business of the Company.
“Accepted Accounting Principles” shall mean using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) determined in a manner consistent with the Company’s past practices consistently applied, whether or not in accordance with U.S. GAAP, and used and applied by the Company in the preparation of the Initial Working Capital Statement and the Working Capital Statement.
“Acquired Assets” shall have the meaning set forth in Section )9.13b(.
“Acquisition” shall have the meaning set forth in the Recitals.
“Acquisition Consideration” shall mean the sum of (i) the Closing Consideration, which will be payable upon the Closing pursuant to the terms and conditions of this Agreement plus (ii) the Indemnity Escrow Amount, plus (iii) the Adjustment Escrow Amount, plus (iv) the Securityholder Representative’s Reserve Fund, plus (iv) the Additional Consideration Amount.
“Additional Consideration Amount” shall mean an amount of cash in U.S. Dollars equal to the greater of (a) the Additional Consideration Minimum Amount; or (b) an amount (the “Additional Consideration Base Amount”) equal to five (5) times the amount by which (A) the worldwide revenue recognized by the Company, Buyer or any of their respective Affiliates, without duplication, pursuant to U.S. GAAP (consistently applied) in U.S. Dollars from the sale of Nexus Products or any improvement thereof during the twelve (12) months ending on the first anniversary of the date of the Exercise Notice (excluding amounts paid as Acquisition Consideration (whether for the Acquisition as contemplated in this Agreement or an alternative structure as contemplated in Section 9.13(b)), and other amounts paid by Buyer or an Affiliate of Buyer to the Company or an Affiliate of the Company), exceeds (B) the worldwide revenue generated by the Company, Buyer or any of their respective Affiliates, without duplication, pursuant to U.S. GAAP (consistently applied) in U.S. Dollars from the sale of Nexus Products or any improvement thereof during the twelve (12) months prior to the date of the Exercise Notice (excluding amounts paid by Buyer or an Affiliate of Buyer to the Company or an Affiliate of the

Schedule 4

Company); provided, however, that neither the Additional Consideration Base Amount nor the Additional Consideration Amount shall be greater than $200,000,000.
“Additional Consideration Minimum Amount” shall mean $100,000,000.
“Additional Consideration Objection Notice” shall have the meaning set forth in Section 4.2(b).
“Additional Consideration Payment Date” shall have the meaning set forth in Section 4.2(c).
“Additional Consideration Statement” shall have the meaning set forth in Section 4.2(a).
“Additional Indemnity Escrow Amount” shall have the meaning set forth in Section 3.5(d).
“Adjusted Additional Consideration Amount” shall have the meaning set forth in Section 4.2(c).
“Adjustment Escrow Amount” shall mean an amount in cash equal to $1,000,000.
“Adjustment Escrow Fund” shall have the meaning set forth in Section 11.3(a)(i).
“Adjustment Items” shall mean, without duplication, the following: (i) Liabilities for recorded net current Tax Liabilities related to corporate income Taxes; (ii) Liabilities related to unpaid commissions or compensation arising from arrangements with the Company; (iii) fees and expenses to be incurred in connection with the audit of the Financials in accordance with U.S. GAAP and the review of the interim period financials of the Company at and for the three, six or nine month periods covered by the Required Interim Financials, as applicable; (iv) half of the administrative fees and expenses of the Escrow Agent pursuant to the Escrow Agreement; (v) the Paying Agent’s fees and expenses; (vi) Liabilities for capital expenditures due and payable; (vii) all costs incurred by the Company or Buyer in obtaining and attempting to obtain third party consents from Persons required to be obtained by the Company in connection with the Acquisition, including consent fees; (viii) all costs incurred by the Company or Buyer pursuant to any Contract entered into by the Company after the Effective Time that provides for “profit sharing” payments, increased rent payments, or any similar costs or consideration, in each case, in connection with the Acquisition; (ix) to the extent not paid by the Company prior to Closing, the cost of the premiums and all other costs of the D&O Tail Policy obtained by the Company as contemplated in Section 9.11; (x) all reasonable costs and expenses incurred by the Company or the Buyer in connection with Buyer acquiring the Acquired Assets, if Buyer elects to acquire the Acquired Assets pursuant to Section )9.13b(; and (xi) in the event that the Horizon Disposition does not occur, any payments made by Buyer or its Affiliates (including the Company) to the IIA as a result of the exercise of the Buyer Option or the consummation of the Acquisition. Notwithstanding the foregoing, “Adjustment Items” shall not include any amount, if applicable, (1) reflected in the calculation of Initial Working Capital, Updated Working Capital and Post-Closing Working Capital Adjustment, and (2) included in the calculation of Third Party Transaction Expenses, Excess Third Party Transaction Expenses, Company Debt and Excess Company Debt.

Schedule 4

“Affiliate” shall mean any Person that is controlled by, controls, or is under common control with a Party. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract or otherwise).
“Agreement” shall have the meaning set forth in the first sentence of this Agreement.
“Anti-Corruption and Anti-Bribery Laws” shall mean any anti-corruption or anti-bribery Law, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, Sections 290-297 of the Israeli Penal Law 1977 (Bribery Transactions), and the Israeli Prohibition on Money Laundering Law, 2000.
“Applicable Tax Law” shall have the meaning set forth in Section 7.19(a)(ii).
“Application” shall have the meaning set forth in Section 3.7.
“Arbitration Firm” shall mean PricewaterhouseCoopers LLP.
“Audited Annual Financials” shall have the meaning set forth in Section )9.9c(.
“Balance Sheet Date” shall have the meaning set forth in Section )7.3a(.
“Base Amount” shall mean an amount equal to $250,000,000 in cash.
“Board” shall have the meaning set forth in Section 3.10(e).
“Business” shall have the meaning set forth in the Recitals.
“Business Day(s)” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in Atlanta, Georgia, or Hechingen, Germany, Israel, or New York, New York are closed; provided, however, that, for calculating Business Days with respect to any action to be taken by the Company hereunder, Friday shall not be considered a Business Day.
“Buyer” shall have the meaning set forth in the first sentence of this Agreement.
“Buyer Certificate” shall have the meaning set forth in Section 10.3(c).
“Buyer Disclosure Schedule” shall have the meaning set forth in Article VIII.
“Buyer Indemnified Persons” shall have the meaning set forth in Section )11.2a(.
“Buyer Loan” shall have the meaning set forth in the Recitals.
“Buyer Option” shall have the meaning set forth in the Recitals.

Schedule 4

“Buyer Material Adverse Effect” shall mean any change, event or effect that is or could reasonably be expected to be materially adverse to Buyer’s ability to pay the Acquisition Consideration.
“Buyer Released Person” shall have the meaning set forth in Section 9.12.
“Buyer’s Portion” shall mean the principal and accrued and unpaid interest outstanding under the Buyer Loan and any related Company obligations, in each case, as of 12:01 a.m. Eastern Time on the Closing Date.
“Claim Certificate” shall have the meaning set forth in Section 11.4(c)(ii).
“Closing” shall have the meaning set forth in Section 3.4.
“Closing Adjustment Statement” shall have the meaning set forth in Section )4.1b(.
“Closing Consideration” shall mean, subject to adjustment pursuant to Section 4.1.
(a)    the sum of: (i) the Base Amount, (ii) the Excess Working Capital, and (iii) the Company Cash, minus
(b)    the sum of: (i) any Working Capital Shortfall, (ii) the Company Debt as of the Closing, (iii) the Adjustment Items as of the Closing, (iv) the unpaid amount of Third Party Transaction Expenses as of the Closing, minus
(c)    the sum of: (i) the Indemnity Escrow Amount, (ii) the Adjustment Escrow Amount and (iii) the Securityholder Representative’s Reserve Fund, minus
(d)    an amount equal to the Buyer’s Portion.
“Closing Consideration Objection Notice” shall have the meaning set forth in Section 4.1(c)
“Closing Date” shall have the meaning set forth in Section 3.4.
“Closing Statement” shall have the meaning set forth in Section 4.1(a).
“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Company” shall have the meaning set forth in the first sentence of this Agreement, and any reference to Company shall include any current or future Subsidiary of the Company unless the context clearly requires otherwise.
“Company Approval Certificate” shall have the meaning set forth in Section )10.2l(.
“Company Authorizations” shall have the meaning set forth in Section 7.9.

Schedule 4

“Company Certificate” shall have the meaning set forth in Section )10.2k(.
“Company Cash” shall mean the amount of cash and cash equivalents in the accounts of the Company as of 12:01 a.m. Eastern Time on the Closing Date, excluding the amount of issued but uncleared checks and ACH and excluding restricted cash.
“Company Debt” shall mean any Indebtedness of the Company, which for purposes of Section 4.1 shall be determined as of 12:01 a.m., Eastern Time on the Closing Date, and for all other purposes shall be determined as of the date of determination described in this Agreement, including the JLL Loan, to the extent then outstanding, but excluding the Buyer Loan and any related liabilities.
“Company Disclosure Schedule” shall mean the Initial Company Disclosure Schedule and/or the Updated Company Disclosure Schedule, as applicable.
“Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe, retirement, death, disability, welfare or medical benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Employee, or with respect to which the Company has or may have any liability or obligation. For clarity, the term Company Employee Plan does not include any Employee Agreements.
“Company Intellectual Property” shall have the meaning set forth in Section 6.9(a).
“Company IP Contract” shall mean any Contract to which the Company is a party or by which the Company is bound, that contains any assignment, authorization, immunity, covenant not to sue, access to, or some other license, right or covenant with respect to any Company Intellectual Property owned by the Company.
“Company Material Adverse Effect” shall mean any change, event or effect that is or could reasonably be expected to be materially adverse to (a) Buyer’s ability to acquire all of the Company Securities upon the Closing, or the Company’s or the Securityholders’ ability to satisfy their obligations under this Agreement, or (b) the business, prospects, assets (whether tangible or intangible), liabilities, condition (financial or otherwise), or operations of the Company, taken as a whole; provided, however, that any effect to the extent resulting or arising from any of the following shall not be considered when determining whether a Company Material Adverse Effect shall have occurred pursuant to the foregoing clause (b): (i) any change or development in general economic conditions in the industries or markets in which the Company operates, (ii) any change in financing, banking or securities markets generally, (iii) changes in Law or changes in U.S. GAAP, (iv) any acts of God, act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto, or (v) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; provided, in the case of clause (i), (ii), (iii) above, that such effects do

Schedule 4

not, individually or in the aggregate, have a materially disproportionate adverse impact on the Company relative to other Persons in the industries or markets in which the Company operates; and provided that in the case of clause (v) the facts and circumstances causing or contributing to such failure shall be considered when determining whether a Company Material Adverse Effect shall have occurred.
“Company Options” shall have the meaning set forth in Section 3.2.
“Company Patents” shall have the meaning set forth in Section 6.9(c).
“Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company, including any policy relating to: (a) the privacy of users of the properties, products and services of the Company; (b) the collection, storage, disclosure, and transfer of any User Data or Personal Information; and (c) any employee information.
“Company Products” shall mean the Nexus™ Aortic Arch Stent Graft System indicated for the endovascular treatment of thoracic aortic diseases involving the aortic arch with proximal landing zone in ascending aorta (Zone 0), the Brachiocephalic artery and a distal landing zone in the descending thoracic aorta (Zone 3), and all other medical devices, products, services and Technology offerings designed, developed, distributed, sold, marketed, licensed, supplied, or otherwise provided, made available, under development, planned or conceived, or otherwise, by or for the Company (including all versions and releases of those products, services and Technology offerings, which were already distributed, provided or made available), together with any related documentation, materials, or information.
“Company Registered Intellectual Property Rights” shall have the meaning set forth in Section )6.9b(.
“Company Securities” shall mean, collectively, the Shares, the Option Shares, and the Convertible Securities.
“Competing Transaction” shall have the meaning set forth in Section 9.2.
“Confidentiality Agreement” shall have the meaning set forth in Section 9.3(a).
“Conflict” shall have the meaning set forth in Section )6.5a(.
“Consideration Schedule” shall have the meaning set forth in Section 3.8, as corrected by the Company if applicable pursuant to Section 3.8.
“Contract” shall mean any written, oral, express, implied or other agreement, contract, subcontract, lease, license, covenant, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or commitment or undertaking of any nature, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

Schedule 4

“Convertible Securities” shall mean one or more of any of the following securities of the Company: the Company Options; and any other convertible securities of the Company or instruments exercisable for Company Securities.
“Copyrights” shall mean any copyrights, license rights and all other rights with respect to Works of Authorship, and all registrations thereof and applications therefor and renewals, extensions and reversions thereof, and all other rights corresponding thereto throughout the world (including moral and economic rights, however denominated).
“Current Balance Sheet” shall have the meaning set forth in Section )7.3a(.
“Current Employee” shall mean any Employee that, as of the date of this Agreement, is providing services to the Company.
“Customers” shall have the meaning set forth in Section )7.15a(.
“Databases” shall mean databases and other compilations and collections of data or information.
“D&O Indemnified Persons” shall have the meaning set forth in Section 9.11.
“D&O Tail Policy” shall have the meaning set forth in Section 9.11.
“Debenture” shall have the meaning set forth in the Recitals.
“Disposition” shall have the meaning set forth in Section 9.14.
“Distributable Funds” shall have the meaning set forth in Section 11.5(f).
“Distribution Agreement” shall have the meaning set forth in the Recitals.
“Domain Names” shall mean domain names, uniform resource locators and other names and locators associated with the internet.
“Due Diligence Materials” shall have the meaning set forth in Section 9.9(b).
“Due Diligence Period” shall mean the seventy-five (75) day period following the delivery of the Exercise Notice; provided, however, that the Due Diligence Period shall be extended in accordance with the terms and conditions of Section 9.9(b).
“Effective Time” shall have the meaning set forth in the preamble hereof.
“Employee” shall mean any current or, if applicable, former employee (whether full time or part time), intern, consultant, independent contractor, director, officer or manager of the Company.
“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, internship, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit, Company Option or other Contract or

Schedule 4

understanding (including any offer letter or any Contract providing for acceleration of Company Options that is unvested, or any other Contract providing for compensation or benefits) between the Company and any Employee, and pursuant to which the Company has or may have any liability or obligation. For clarity, the term Employee Agreement does not include any Company Employee Plans and rights and obligations pursuant to an applicable Law, such as a pension Law or occupational injury insurance Law.
“Environmental Claim” shall have the meaning set forth in Section 7.11.
“Environmental Laws” shall mean all Laws relating to: (i) pollution; (ii) protection of human health or safety or the environment, including any natural resources; (iii) the presence, Release or threatened Release of, or exposure of any Person or property to, Hazardous Materials; and (iv) the generation, manufacture, processing, registration, distribution, labeling, sale, or the exposure of others to, recycling, use, treatment, storage, disposal, or transport, arrangement for disposal or transport or handling of Hazardous Materials or any product containing or mixed with any Hazardous Material, including the Hazardous Substances Law (1993).
“EPO” shall have the meaning set forth in Section )6.9b(.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974.
“Escrow Agent” shall have the meaning set forth in the Recitals.
“Escrow Agreement” shall have the meaning set forth in the Recitals.
“EU General Data Protection Regulations” shall mean the General Data Protection Regulation (Regulation (EU) 2016/679).
“Excess Adjustment Items” shall have the meaning set forth in Section )9.5b(.
“Excess Company Debt” shall have the meaning set forth in Section )9.5a(.
“Excess Third Party Transaction Expenses” shall have the meaning set forth in Section 9.4.
“Excess Working Capital” shall have the meaning set forth in Section 4.1(a).
“Exercise Notice” shall have the meaning set forth in Section 3.1(b).
“Expiration Date” shall have the meaning set forth in Section 11.1(b)(iv).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Authority, that are required for compliance with applicable Export and Import Control Laws.

Schedule 4

“Export and Import Control Laws” shall mean any regulation or law governing (i) imports, exports, reexports, or transfers of products, services, software, or technologies from or to Germany, from or to Israel, or from or to another country or jurisdiction; (ii) economic sanctions or embargoes; or (iii) compliance with unsanctioned boycotts, including the Control of Products and Services Order (Engagement in Encryption), 1974, the Israeli Defense Export Control Law, 2007 and the Import and Export Order (Control of the Export of Dual Use Goods, Services and Technologies), 2006.
“Fee” shall have the meaning set forth in Section 3.1(a).
“FDA” shall have the meaning set forth in the Recitals.
“FDA Approval” shall have the meaning set forth in the Recitals.
“FDA Steering Committee” shall have the meaning set forth in Section )9.8a(.
“Filing Party” shall have the meaning set forth in Section 9.10(a)(v).
“Financials” shall have the meaning set forth in Section )7.3a(.
“Financing” shall mean the debt financing, if any, to be obtained by Buyer for the purpose of, among other things, funding the Closing Consideration contemplated in this Agreement.
“Financing Group” shall have the meaning set forth in Section 13.9.
“Financing Sources” shall mean the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Financing, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto.
“Foreign Benefit Plan” shall have the meaning set forth in Section )7.12b(
“Fundamental Representations” shall have the meaning set forth in Section 11.1(b)(iii).
“Gain Recognition Agreement” shall have the meaning set forth in Section 7.19(b)(xxxiii).
“Governmental Authority” shall have the meaning set forth in Section 6.6.
“Governmental Authority Restriction” shall have the meaning set forth in Section 11.9(a)(iv).
“Hazardous Materials” shall mean any substance, whether by its nature or its use, that is regulated, or as to which Liability might arise, under or pursuant to any Environmental Law or due to a requirement of a Governmental Authority, including (i) any waste (including any infectious, biological, pathological, pharmaceutical or medical waste), pollutant or contaminant; and (ii) any chemical, product, material, or substance that has been designated under Environmental Law or by a Governmental Authority to be hazardous, toxic, radioactive, noxious,

Schedule 4

flammable, corrosive, caustic or otherwise a danger to health, reproduction or the environment (including asbestos-containing materials, mold, or sharps).
“Health Care Legal Requirement” shall mean all applicable Laws relating to health care, including health care industry regulation, third-party reimbursement, and compliance matters and programs.
“Horizon APA” shall mean the Asset Purchase Agreement, by and between the Company and JLL, dated as of July 31, 2019, entered into in connection with the sale of the Horizon Assets.
“Horizon Assets” shall mean the assets set forth on Schedule 11(1) and/or Schedule 11(2) to this Agreement, as applicable.
“Horizon Disposition” shall mean the Company’s sale or license of the Horizon Assets to JLL pursuant to the terms and conditions of the Horizon Documentation.
“Horizon Documentation” shall have the meaning set forth in Section 6.16.
“Horizon License Agreement” shall mean the License Agreement included in the Horizon Documentation.
“IIA” shall have the meaning set forth in Section 6.6.
“Immediate Family Member” shall mean, with respect to any Person, a spouse or domestic partner, child, sibling, parent, grandparent, grandchild, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and includes step-parents, step-children, step-siblings, and adoptive relationships.
“Indebtedness” shall mean, without duplication, all Liabilities, including any applicable principal, fees, penalties (including with respect to any prepayment thereof), interest, premiums and any other costs and expenses, whether or not contingent, (a) for borrowed money or other debt as reflected on the Company’s Financials as updated through the Closing, including as evidenced by notes, bonds, debentures or similar obligations (excluding the Buyer Loan), (b) indebtedness in the forms of surety bonds or performance bonds, (c) all Liabilities in respect of “earn-out” or contingent payment obligations and other obligations (including “seller notes”) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business of the Company), (d) letters of credit and bankers’ acceptances, (e) deferred rent, (f) all lease obligations that are required to be classified as capitalized lease obligations in accordance with U.S. GAAP, (g) obligations arising out of interest rate and currency swap arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates, (h) accrued but unpaid obligations with respect to annual bonuses, commissions, severance and/or deferred compensation payable to Employees, directors, consultants or other service providers accrued as of the Closing Date and the employer portion of any Taxes related thereto to the extent not included in Transaction Payroll Taxes, (i) dollar value attributable to vacation pay, sick pay, holiday pay or other similar payments or paid time off benefits, which any Employee of the Company has accrued or become

Schedule 4

entitled to prior to the Closing, or (j) guarantees of any of the foregoing. Notwithstanding the foregoing, with respect to the Company, “Indebtedness” shall not include (i) any letters of credit to the extent not drawn, (ii) the Buyer Loan and any liabilities in connection therewith, or (iii) any amount actually taking into account in the determination of Net Working Capital, the Company Debt, Adjustment Items or the Third Party Transaction Expenses.
“Indemnity Escrow Amount” shall mean an amount in cash equal to $23,500,000 plus, following the Additional Consideration Payment Date, the Additional Indemnity Escrow Amount deposited by Buyer with the Escrow Agent pursuant to Section 4.2(c).
“Indemnity Escrow Expiration Date” shall have the meaning set forth in Section 11.3(b)(i).
“Indemnity Escrow Fund” shall have the meaning set forth in Section )11.3a(.
“Indemnity Escrow Period” shall have the meaning set forth in Section 11.3(b)(i).
“Initial Company Disclosure Schedule” shall mean the disclosure schedule supplied by the Company to Buyer on the date of this Agreement to the extent it complies with the requirements of Section 13.8.
“Initial Loan Tranche” shall have the meaning set forth in Section 2.1.
“Initial Working Capital” shall have the meaning set forth in Section )4.1a(.
“Initial Working Capital Statement” shall have the meaning set forth in Section 4.1(a).
“In-Licensed Intellectual Property” shall have the meaning set forth in Section )6.9g(.
“Intellectual Property” shall mean Intellectual Property Rights and Technology.
“Intellectual Property Rights” shall mean any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Technology, including (a) Patents, (b) Copyrights, (c) other rights with respect to Software, including registrations thereof and applications therefor, (d)    rights with respect to Trademarks, and all registrations thereof and applications therefor, (e) rights with respect to Domain Names, including registrations thereof and applications therefor, (f) rights with respect to Know-How, Trade Secrets or propriety information, including rights to limit the use or disclosure thereof by any Person, (g) rights with respect to Databases, including registrations thereof and applications therefor, (h) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials and (i) any rights equivalent or similar to any of the foregoing. Without limiting the foregoing, this includes rights to derivatives, improvements, modifications, enhancements, revisions, and releases relating to any of the foregoing, claims and causes of action arising out of or related to infringement, misappropriation, violation or unlawful use of any of the foregoing and other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

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“Interim Financials” shall have the meaning set forth in Section )7.3a(.
“Interim Option Tax Ruling” shall have the meaning set forth in Section )3.7c(.
“Interim Period” shall mean the period beginning with the Effective Time and ending on (i) the expiration of the Option Period, if Buyer does not deliver the Exercise Notice prior to the expiration of the Option Period or (ii) the earlier to occur of the Closing or the termination of this Agreement, if Buyer delivers the Exercise Notice prior to the expiration of the Option Period.
“Israeli Land Taxation Law” shall have the meaning set forth in Section 7.19(b)(xvii).
“Israeli Securities Laws” shall have the meaning set forth in Section 8.5.
“Invention Assignment Agreements” shall have the meaning set forth in Section )6.9n(.
“IT Systems” shall mean all computer systems, servers, network equipment and other computer hardware owned, leased, licensed or used by the Company.
“ITA” shall mean the Israel Tax Authority.
“ITO” shall have the meaning set forth in Section 7.19(a)(ii).
“JLL” shall mean Japan Lifeline Co., Ltd.
“JLL Loan” shall mean the Indebtedness incurred by the Company and all other Liabilities of the Company arising under that certain Loan Agreement between the Company and JLL, dated October 24, 2018, and the Loan Documents (as defined therein), including the Security Agreement between the Company and JLL dated October 24, 2018, as each such Loan Document exists as of the date of this Agreement; provided, however, that no Indebtedness under a future amendment or modification of the Loan Documents or any new loan document that permits or provides for an increase in the maximum principal amount of Indebtedness to JLL or any of its Affiliates above $10 million thereunder, including amounts drawn and available to be drawn thereunder, shall be the JLL Loan.
“Joinder” shall have the meaning set forth in Section )9.13a(.
“Know-How” shall mean any and all proprietary know-how, inventions, discoveries, trade secrets, information, data and materials, including ideas, concepts, formulas, methods, assays, practices, processes, software, sequences, devices, techniques, procedures, designs, compositions, constructs, compounds, plans, applications, research, preclinical and clinical data, regulatory information, manufacturing process, scale-up and other technical data, reports, documentation and samples, including: biological, chemical, toxicological, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, in each case whether or not patentable and that is not generally known. Know-How excludes Patents.

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“Knowledge of the Company” shall mean, with respect to the Company, the actual knowledge of the Executive Officers of the Company as of the date applicable to or otherwise specified in such representation, warranty or covenant after reviewing the applicable representation, warranty or covenant qualified by Knowledge of the Company with the Employees of the Company responsible for managing the subject matter covered in the representation, warranty or covenant as of the date applicable to or otherwise specified in such representation, warranty, or covenant. “Executive Officers” shall mean the Chief Executive Officer, the Chief Financial Officer, any Vice President, and any Manager of the Company.
“Law” shall mean any law, statute, regulation, constitution, ordinance, code, edict, rule, requirement, order, injunction, judgment, doctrine, decree, directive, ruling, writ, requirement, assessment, award (including arbitration award) or Company Authorization, in each case, which is enacted, promulgated, entered into, imposed or enforced by, any Governmental Authority (including, for the sake of clarity, common law), including any settlement or Contract with any Governmental Authority.
“Lease Agreements” shall have the meaning set forth in Section )7.7a(.
“Leased Real Property” shall have the meaning set forth in Section )7.7a(.
“Liability” shall mean liability, indebtedness, obligation, claim, loss, damage, cost, expense, deficiency, Taxes, guaranty or endorsement of any type, in each case whether accrued, absolute, contingent, matured, unmatured or otherwise. More than one Liability is referred to in this Agreement as “Liabilities”.
“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort, excluding non-exclusive licenses of Company Intellectual Property.
“Loan Agreement” shall have the meaning set forth in the Recitals.
“Loss” and collectively “Losses” shall have the meaning set forth in Section )11.2a(.
“Material Contract” shall mean any of the following, in each case by which the Company is bound:
(i)    any (A) employment, contractor or consulting Contract with an Employee, or (B) consulting Contract with a firm or organization (excluding, in each of (A) and (B), (i) the Invention Assignment Agreements, (ii) any Contract or offer letter that is terminable at-will or upon the notice period required by applicable Law or does not provide severance or termination payments, other than continuation coverage or payments as required by applicable Law), in each such case, resulted in payments in excess of $75,000 individually or $250,000 in the aggregate, within, as of the date of this Agreement, the past twelve (12) months from the Balance Sheet Date;
(ii)    other than as contemplated in this Agreement, any Contract, contract or commitment to grant a severance or termination pay or benefits (in cash or otherwise) to any Employee, or any

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consulting or sales Contract, contract, or commitment with a firm or other organization (excluding any applicable severance or termination pay or benefits to Employees pursuant to applicable Law) in excess of $75,000 individually or $250,000 in the aggregate;
(iii)    any Contract or plan (including any stock option plan, stock appreciation rights plan or stock purchase plan), any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated in this Agreement (either alone or upon the occurrence of any additional subsequent events);
(iv)    any fidelity or surety bond or completion bond;
(v)    any lease of personal property or equipment having a value in excess of $75,000 individually or $250,000 in the aggregate;
(vi)    any Contract of indemnification or guaranty, but excluding (i) Contracts of indemnification or guaranty with respect to the infringement by the Company Products of the Intellectual Property Rights of third parties that are contained in the Company’s written Contracts with their customers that have been entered into in the ordinary course of business of the Company, substantially on the Company’s standard forms of customer Contract, and (ii) other Contracts that have been entered into in the ordinary course of business of the Company, substantially on the Company’s standard forms of customer Contract;
(vii)    any Contract relating to capital expenditures involving future payments in excess of $75,000 individually or $250,000 in the aggregate;
(viii)    any Contract relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of business of the Company;
(ix)    any mortgages, indentures, guarantees, loans or credit Contracts, security Contracts or other Contracts or instruments relating to the borrowing of money or extension of credit at a cost in excess of $75,000 individually or $250,000 in the aggregate;
(x)    any purchase order or Contract obligating the Company to purchase materials or services after the date of this Agreement at a cost in excess of $75,000 individually or $250,000 in the aggregate;
(xi)    any Contract containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, “most favored nations,” or material restriction on the operation or scope of its businesses or operations, or similar terms;
(xii)    any Contract providing a customer with refund rights other than those offered in the ordinary course of business;
(xiii)    any Contract with a customer, distributor, or other party allowing for inventory returns;

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(xiv)    any supply Contract requiring notice or consent, or providing termination, acceleration, or other rights, in connection with a change of control of the Company;
(xv)    any Contract for the use, distribution or integration of the Company Products, other than by the consumer end-user, including dealer, distribution, marketing, development, sales representative, original equipment manufacturer, manufacturing, supply, value added, remarketer, reseller, vendor, business partner, service provider and joint venture Contracts;
(xvi)    any Contract with health care providers or health care organizations other than any Contract involving sales of the Company Products;
(xvii)    any Contract pursuant to which the Company has received revenue or other payments or benefits (including any Tax or other Governmental Authority subsidy), in excess of $75,000 individually or $250,000 in the aggregate within, as of the date of this Agreement, the past twelve (12) months from the Balance Sheet Date;
(xviii)    any Contracts and licenses to which the Company is a party with respect to any Technology or Intellectual Property Rights, including any in-bound licenses, out-bound licenses and cross-licenses (other than commercially available, “off-the-shelf” licenses used in the ordinary course of business of the Company and involving payments not in excess of $75,000 individually or $250,000 in the aggregate); or
(xix)    any other Contract or commitment that involves $100,000 individually or $250,000 in the aggregate or more and is not cancelable by the Company without penalty within one hundred and twenty (120) days.
“Net Post-Closing Adjustment” shall have the meaning set forth in Section )4.1h(.
“Net Working Capital” shall mean the amount, as of 12:01 a.m. Eastern Time on the Closing Date, by which (A) the sum of the Company’s consolidated current assets (determined in accordance with the Accepted Accounting Principles, and excluding deferred Tax assets, other Tax assets, and cash and cash equivalents), exceeds (B) the sum of the Company’s consolidated current liabilities (determined in accordance with the Accepted Accounting Principles, and a good faith reasonable estimate of the Seller Taxes, and excluding deferred Tax liabilities), current and long term deferred revenue, accrued payroll, vacation, bonus and other employee benefit Liabilities but excluding Company Debt, Adjustment Items and the Third Party Transaction Expenses, and excluding the Buyer Loan and any related liabilities.
“Nexus Assets” shall mean all assets (tangible or intangible), derived from or necessary or useful in connection with the Business or the development and commercialization of the Nexus Products and any derivatives, improvements, modifications, enhancements, revisions, and releases relating thereto, including Company Intellectual Property.
“Nexus Product” shall mean the Company’s Nexus™ Aortic Arch Stent Graft System indicated for the endovascular treatment of thoracic aortic diseases involving the aortic arch with proximal landing zone in ascending aorta and the Brachiocephalic artery.

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“NIS” shall have the meaning set forth in Section 13.8.
“Objection Notice” shall have the meaning set forth in Section 11.4(d).
“Officer’s Certificate” shall have the meaning set forth in Section 11.4(c)(i).
“Option Period” shall mean the period beginning as of the Effective Time and ending on the date that is ninety (90) days following the Company’s receipt of FDA Approval; provided, however, that the Buyer Option will cease to be exercisable and the Option Period shall end ninety (90) days after Buyer receives from the Company a termination notice after (i) the Company has undertaken a process required to obtain FDA Approval that would be regarded as adequate for approval by an objective third-party expert in the field, (ii) after undertaking that process, FDA Approval could not reasonably be expected to be obtained as determined by an objective, third-party expert in the field upon reviewing the applicable facts and circumstances, and (iii) the Company permanently ceases all efforts to obtain FDA Approval; provided further, that if the Company resumes their efforts to obtain FDA Approval, the Option Period shall revive automatically as if it had never terminated.
“Option Plan” shall have the meaning set forth in Section 6.2(a).
“Option Shares” shall have the meaning set forth in Section 9.14.
“Option Tax Ruling” shall have the meaning set forth in Section 3.7.
“Option Termination Date” shall have the meaning set forth in Section 11.9(a)(ii).
“ordinary course of business” means an action taken by any Person in the ordinary course of such Person’s business, consistent with past practices (including with respect to frequency, timing and magnitude).
“Overlapping Claim” shall have the meaning set forth in Section 9.12.
“Party” and “Parties”, respectively, shall have the meaning given to each such term in the second sentence of this Agreement.
“Patents” shall mean (a) any national, regional and international issued patents and pending patent applications, including provisional patent applications, (b) any patent applications filed either from the foregoing or from an application claiming priority to the foregoing, including all provisional applications, converted provisionals, substitutions, continuations, continuations-in-part, divisional, renewals, and continued prosecution applications, and all patents granted thereon, (c) patents-of-addition, revalidations, reissues, reexaminations and extensions or restorations (including any supplementary protection certificates and the like) by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, utility models, petty patents, innovation patents and design patents, (e) other forms of government-issued rights comparable in scope to any of the foregoing, including so-called

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pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing and (f) United States and foreign counterparts of any of the foregoing.
“Payee” shall have the meaning set forth in Section )3.6b(.
“Paying Agent” shall mean the Trustee as long as the Trustee is ESOP Management & Trust Services Ltd. or a reputable Israeli paying agent that performs substantially similar services as selected by Buyer if the ESOP Management & Trust Services Ltd. ceases to serve as Trustee.
“Paying Agent Undertaking” shall have the meaning set forth in Section 3.6(b).
“Paying Party” shall have the meaning set forth in Section 9.10(a)(v).
“Payor” shall have the meaning set forth in Section )3.6a(.
“Person” shall mean any individual or entity, including any company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other entity, unincorporated association, organization or enterprise, or any Governmental Authority.
“Personal Information” shall mean, in addition to any definition provided by the Company for any similar term (e.g., “personally identifiable information” or “PII”) in any privacy policy of the Company or other public-facing statement, all information regarding or capable of being associated with an individual person or device, including (a) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) Internet Protocol addresses, unique device identifiers or other persistent identifiers, and (c) any other data which constitutes “personal data” under applicable Laws, including but not limited to the European Data Protection Directive 95/46, its local law implementations and/or any EU directive (including local implementations) or regulation succeeding the European Data Protection Directive 95/46, Israel’s Protection of Privacy Law (1981) and the Privacy Protection Regulations (Data Protection) (2017). Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes information in any form, including paper, electronic and other forms.
“Post-Closing Working Capital Adjustment” shall have the meaning set forth in Section )4.1d(.
“Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or prior to the Closing Date, including the portion of any Straddle Period ending on and including the Closing Date.

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“Privacy Obligations” shall have the meaning set forth in Section )6.9r(.
“Proposed Additional Consideration Amount” shall have the meaning set forth in Section 4.2(a).
“Pro Rata Portion” shall mean with respect to each Securityholder, the quotient obtained by dividing (a) the portion of the Acquisition Consideration payable to such Securityholder with respect of such Securityholder’s Company Securities divided by (b) the portion of the Acquisition Consideration payable to all Securityholders with respect to the Company Securities held by all Securityholders, in each case in accordance with the Company’s articles of association, as determined in the Consideration Schedule (or, if delivered pursuant to Section 4.2(c), the Updated Consideration Schedule); provided, however, that with respect to the Indemnity Escrow Amount, the Additional Indemnity Escrow Amount, the Adjustment Escrow Amount, the Indemnity Escrow Fund and the Adjustment Escrow Fund, references to Securityholder and Securityholders shall include a holder or the holders, as applicable, of Company Options and Option Shares that would otherwise not be included as Securityholders but for this proviso.
“PTO” shall have the meaning set forth in Section 6.9(b).
“Quarterly Financials” shall have the meaning set forth in Section 9.9(c).
“Recovered Proceeds” shall have the meaning set forth in Section 11.6(e).
“Registered Intellectual Property Rights” shall mean any and all Intellectual Property Rights that have been registered, applied for, filed, approved, granted, certified or otherwise requested, perfected, issued, or recorded with or by any Governmental Authority.
“Related Agreements” shall mean the Loan Agreement, the Debenture, the Subordination Agreement, the Securityholder Non-Competition Agreements, the Escrow Agreement, the Company Certificate, the Company Approval Certificate, and the Buyer Certificate.
“Related Party” shall have the meaning set forth in Section 6.10.
“Released Holder Claims” shall have the meaning set forth in Section 9.12.
“Releasing Person” shall have the meaning set forth in Section 9.12.
“Representative Losses” shall have the meaning set forth in Section 11.5(f).
“Representatives” shall have the meaning set forth in Section 9.9(b).
“Responding Party” shall have the meaning set forth in Section )11.4d(.
“Restated Articles” shall have the meaning set forth in the Recitals.
“SEC” shall have the meaning set forth in Section 6.6.

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“Securities Act” shall mean the Securities Act of 1933, as amended.
“Securities Laws” shall have the meaning set forth in Section 8.5.
“Securityholder Arbitration Fees” shall have the meaning set forth in Section 4.1(h)(i).
“Securityholder Expenses” shall have the meaning set forth in Section 9.4.
“Securityholder Non-Competition Agreements” shall have the meaning set forth in the Recitals.
“Securityholder Release” shall have the meaning set forth in Section 9.12.
“Securityholder Representative” shall have the meaning set forth in the first sentence of this Agreement.
“Securityholder Representative’s Reserve Fund” shall mean an amount in cash equal to $100,000.
“Securityholders” shall have the meaning set forth in the first sentence of this Agreement.
“Securityholder” shall mean each of the Securityholders, individually.
“Seller Indemnified Persons” shall have the meaning set forth in Section )11.2b(.
“Seller Indemnifying Person” and “Seller Indemnifying Persons”, respectively, shall have the ascribed to each such term in Section )11.2a(.
“Seller Taxes” shall mean, without duplication, any and all Losses with respect to (i) Taxes of the Company relating or attributable to any Pre-Closing Tax Period (including any such Taxes with respect to deferred revenues arising in any Pre-Closing Tax Period and for the portion of any Straddle Period ending on and including the Closing Date (determined in accordance with Section )9.10a(), regardless of when recognized for income tax purposes) that have not been paid as of the Closing Date, including any Taxes that are not yet due and payable, determined as if the Company used the accrual method of Tax accounting throughout such periods, (ii) Taxes of the Company or the Securityholders (including withholding Taxes) attributable to or arising from the transactions contemplated in this Agreement, (iii) any breach or inaccuracy in any representation or warranty set forth in Section )7.19b( that would occur if the materiality qualifiers and the disclosures set forth in the Company Disclosure Schedule and the Supplemental Company Disclosure Schedule were disregarded, (iv) Transaction Payroll Taxes (except to the extent included in Third Party Transaction Expenses that are reflected on the face of the Statement of Expenses or the Updated Statement of Expenses), (v) any Transfer Taxes, and (vi) Taxes of or with respect to the Securityholders for any Tax period or portion thereof. Notwithstanding the foregoing, Seller Taxes shall not include and the Securityholders shall not be required to indemnify the Buyer Indemnified Persons pursuant to Section 11.2(a)(iv) for any Taxes to the extent (1) such Taxes were reflected as a Liability in the calculation of Initial

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Working Capital, Updated Working Capital and Post-Closing Working Capital Adjustment or (2) such Taxes were included in the calculation of Third Party Transaction Expenses, Adjustment Items or Company Debt and reflected on the face of the applicable statement delivered by the Company to Buyer and\or by Buyer to the Company.
“Share” shall mean a share of the share capital of the Company, excluding the Veto Share, and “Shares” shall mean more than one share of the share capital of the Company, whether acquired from the Company or any of the Securityholders.
“Share Transfer Instruments” shall have the meaning set forth in Section 3.10(c).
“Social Media Account” shall mean any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any: (a) social media or social networking website or online service; (b) blog or microblog; (c) mobile application; (d) photo, video or other content-sharing website; (e) virtual game world or virtual social world; (f) rating and review website; (g) wiki or similar collaborative content website; or (h) message board, bulletin board, or similar forum.
“Software” shall mean all (a) computer programs and other software, including firmware and microcode, and including software implementations of algorithms, models, and methodologies, whether in Source Code, object code or other form, including libraries, frameworks, software development kits and tools, application programming interfaces, subroutines and other components thereof; (b) computerized Databases and other computerized compilations and collections of data or information, including all data and information included in such Databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons related to any of the foregoing; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize, or develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.
“Special Damages” means any (a) punitive damages and (b) any consequential damages that are not the reasonably foreseeable consequence of the events, actions or circumstances giving rise to the applicable indemnification claim; provided, however, that any punitive damages or consequential damages, in each case, paid or due and payable pursuant to a Third Party Claim shall not constitute “Special Damages”.
“Special Indemnification Matters” shall have the meaning set forth in Section 11.2(a)(viii).
“Statement of Adjustment Items” shall have the meaning set forth in Section )9.5b(.
“Statement of Debt and Cash” shall have the meaning set forth in Section 9.5(a).
“Statement of Expenses” shall have the meaning set forth in Section 9.4.
“Straddle Period” shall have the meaning set forth in Section 9.10(a)(ii).

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“Straddle Period Tax Returns” shall have the meaning set forth in Section 9.10(a)(ii).
“Subordination Agreement” shall have the meaning set forth in Section 3.10(g).
“Subsidiary” shall mean, with respect to any Person, any corporation of which a majority of the capital stock or total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest or voting power is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director, manager or general partner of such partnership, limited liability company, association or other business entity.
“Supplemental Company Disclosure Schedule” shall mean a disclosure schedule with respect to the representations and warranties contained in Article VII supplied by the Company to Buyer to the extent it complies with Section 13.8.
“Suppliers” shall have the meaning set forth in Section )7.15b(.
“Survival Date” shall have the meaning set forth in Section )11.1h(.
“Target Working Capital” shall equal to the arithmetic mean of the Net Working Capital as of the last day of each of the full twelve (12) calendar months immediately preceding the Closing Date, provided that for such purpose Net Working Capital shall exclude any inventory manufactured for commercialization under the Distribution Agreement.
“Tax” or collectively, “Taxes” shall have the meaning set forth in Section 7.19(a)(i).
“Tax Contest” shall have the meaning set forth in Section 9.10(c).
“Tax Group” shall have the meaning set forth in Section 7.19(b)(xxiii).
“Tax Incentive” shall have the meaning set forth in Section 7.19(b)(xxviii).
“Tax Returns” shall have the meaning set forth in Section 7.19(b)(ii).
“Technology” shall mean any and all: (a) technology, formulae, algorithms, procedures, processes, methods, techniques, systems, models, compositions, Know-How, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing,

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servicing, financial, supplier, personnel, and other information, research, and materials; (c) specifications, designs, models, devices; prototypes, schematics, manuals and development tools; (d) Software, content, and other Works of Authorship; (e) Databases; (f) Trademarks; (g) Domain Names; (h) Trade Secrets; and (i) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.
“Third Party Claim” shall have the meaning set forth in Section )11.4f(.
“Third Party Transaction Expenses” shall have the meaning set forth in Section 9.4.
“Threshold Amount” shall have the meaning set forth in Section )11.4a(.
“Tier I Fundamental Representations” shall have the meaning set forth in Section 11.1(b)(i).
“Tier II Fundamental Representations” shall have the meaning set forth in Section 11.1(b)(iii).
“Tier III Fundamental Representations” shall have the meaning set forth in Section 11.1(b)(iii).
“Tier II Fundamental Representations Liability Cap” shall mean an amount in cash equal to (i) with respect to any claims for indemnification under Section 11.2(a)(i) made prior to 12:01 a.m. Eastern Time on the first (1st) anniversary of the Closing Date for a breach or inaccuracy of the Tier II Fundamental Representations, an amount equal to the Acquisition Consideration paid or payable by Buyer hereunder (it being clarified that the portion of any indemnifiable amounts derived from the Additional Consideration, which have not been actually paid, shall be treated in the manner set out in Section 3.5(d)), or (ii) with respect to any claims for indemnification under Section 11.2(a)(i) made after 12:01 a.m. Eastern Time on the first (1st) anniversary of the Closing Date until 12:01 a.m. on the third (3rd) anniversary of the Closing Date under Section 11.2(a)(i) for a breach or inaccuracy of the Tier II Fundamental Representations, the amount equal to fifty percent (50%) of the Acquisition Consideration paid or payable under this Agreement.
“Tier III Fundamental Representations Liability Cap” shall mean an amount in cash equal to $67,000,000, $20,000,000 of which shall be derived from the Additional Consideration.
“Trade Secrets” shall mean any confidential and proprietary information, whether oral or written, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable, of any nature in any form, including all writings, memoranda, copies, reports, papers, surveys, analyses, drawings, letters, computer printouts, computer programs, computer applications, specifications, business methods, business processes, business techniques, business plans, data (including customer data), graphs, charts, sound recordings and/or pictorial reproductions that (a) derive independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

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“Trademarks” shall mean any domestic or foreign unregistered and registered trademarks and service marks, trademark and service mark applications, common law trademarks and service marks, trade dress, symbols, logos, trade names, business names, corporate names, product names and other source or business identifiers and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing.
“Transaction Payroll Taxes” shall mean the employer portion of any payroll or employment Taxes incurred with respect to any bonuses, option exercises and cash-outs, and other compensatory payments in connection with the transactions contemplated in this Agreement.
“Transfer Taxes” shall have the meaning set forth in Section 9.10(a)(vi).
“Trustee” shall mean the trustee appointed by the Company for the 102 Options, in accordance with the provisions of the ITO and approved by the ITA.
“Unsatisfied Claim” shall have the meaning set forth in Section 11.3(b)(i).
“Updated Adjustment Items Statement” shall have the meaning set forth in Section 4.1(b).
“Updated Company Disclosure Schedule” shall mean an update to the Initial Company Disclosure Schedule supplied by the Company to Buyer to the extent it complies with Section 13.8.
“Updated Company Debt and Cash Statement” shall have the meaning as set forth in Section 4.1(b).
“Updated Consideration Schedule” shall have the meaning set forth in Section 4.2(c), as corrected by Buyer if applicable.
“Updated Third Party Transaction Expenses Statement” shall have the meaning set forth in Section 4.1(b).
“Updated Working Capital” shall have the meaning set forth in Section 4.1(b).
“U.S. GAAP” shall mean U.S. generally accepted accounting principles.
“User Data” shall mean any Personal Information or other data or information collected by or on behalf of the Company from users of the Company Products and services.
“Valid Withholding Certificate” shall mean a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to Buyer that is applicable to the payments to be made to any Person pursuant to this Agreement: (i) exempting Buyer from withholding Israeli Taxes with respect to payments made to the Securityholders, (ii) determining the applicable rate of Israeli Taxes to be withheld from the payment made to Securityholders, or (iii) providing any other instructions regarding the withholding of any payment made to the Securityholders under this Agreement. For the avoidance of doubt, a standard form “services and assets” withholding

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confirmation issued by the ITA will constitute a valid Withholding Certificate for the purposes hereof.
“VAT” shall have the meaning set forth in Section 7.19(b)(ix).
“VAT Law” shall have the meaning set forth in Section 7.19(b)(ix).
“Veto Share” a new class of preferred share entitling Buyer to certain veto rights as further set forth in the Restated Articles.
“Withholding Drop Date” shall have the meaning set forth in Section )3.6b(.
“Working Capital Shortfall” shall have the meaning set forth in Section )4.1a(.
“Working Capital Statement” shall have the meaning set forth in Section )4.1b(.
“Works of Authorship” shall mean any computer programs, source code, and executable code, whether embodied in Software, firmware or otherwise, architecture, documentation, designs, files, records, databases, data, documentation, scripts, verification components, test suites, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter.
“Year-End Financials” shall have the meaning set forth in Section 7.3.

Schedule 4